Exhibit 1.1

EXPLORATION AGREEMENT

By and Between

URI, Inc.

And

Cameco Texas Inc.

May      10     , 2011

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1
1.1	Defined Terms	1
1.2	Construction	4
1.3	Headings	5

ARTICLE 2	GRANT OF RIGHTS AND REQUIREMENTS FOR VESTING	5
2.1	Rights Granted	5
2.2	Initial Reimbursement	5
2.3	Exploration Expenses	5
2.4	Phase One Minimum Work Requirement	6
2.5	Phase Two Option to Acquire 50% Interest	7
2.6	Phase Three Option to Acquire 70% Interest	7
2.7	Additional Expenditures; Other Joint Expenditures	7
2.8	In Lieu Payments	7
2.9	Exercise of Lease Option	8
2.10	Joint Venture	8
2.11	Default in Funding	9
2.12	Cameco Termination Rights During Phases	9
2.13	Geological and Other Data	10

ARTICLE 3	OTHER ARRANGEMENTS DURING THE EARN-IN PERIOD	10
3.1	Exploration Activities	10
3.2	Elections at Phase Ends; Termination	13
3.3	Operations Carried Out by Exploration Operator	14
3.4	Radioactive Materials Licenses	14
3.5	Toll Milling Arrangements	14

ARTICLE 4	OBLIGATIONS OF EXPLORATION OPERATOR	15
4.1	Conduct of Operations	15
4.2	Insurance	15
4.3	Compliance with Laws	15

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4.4	Inspection	15
4.5	Taxes	15
4.6	Liens and Encumbrances	16
4.7	Reclamation and Restoration	16
4.8	Independent Contractor	16
4.9	Access for Reclamation	17
4.10	Data	17
4.11	Proof of Expenditures	17
4.12	Transfer of Permits	17

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF URI	18
5.1	Representations and Warranties	18

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF CAMECO	19
6.1	Representations and Warranties of Cameco	19

ARTICLE 7	NOTICES	20
7.1	Notices	20

ARTICLE 8	INDEMNIFICATION	21
8.1	By URI	21
8.2	By Cameco	21
8.3	Notification	21

ARTICLE 9	TERM AND TERMINATION	22
9.1	Term and Termination	22
9.2	Termination Generally	22
9.3	Termination for Default	22
9.4	Return of Data	23
9.5	Release	23
9.6	Surrender of Possession and Removal of Equipment	23

ARTICLE 10	PREEMPTIVE RIGHTS	24
10.1	Preemptive Rights in this Agreement	24
10.2	Exceptions to Preemptive Right	25
10.3	Preemptive Rights in Other Properties	25

ARTICLE 11	ENTIRE AGREEMENT/AMENDMENT	27
11.1	Entire Agreement	27
11.2	No Implied Covenants	27

ARTICLE 12	FORCE MAJEURE	27
12.1	Effect of Occurrence	27
12.2	Definition of Force Majeure	27

ARTICLE 13	GENERAL PROVISIONS	28
13.1	Governing Law	28
13.2	Parties in Interest; Assignment	28
13.3	Other Business Opportunities	28
13.4	No Partnership	29
13.5	Confidentiality	29
13.6	Memorandum for Recording	29
13.7	Public Announcements; Technical Reports	29
13.8	Waiver; Amendment	30
13.9	Severability	30
13.10	No Tax Partnership	31
13.11	Attorneys’ Fees	31
13.12	Further Documents	31
13.13	Dispute Resolution; Arbitration	31
13.14	Guarantees	33
13.15	Counterparts	33
13.16	Rule Against Perpetuities	33
13.17	No Third Party Beneficiaries	33
13.18	Remedies	33
13.19	Limitation on Damages	34

EXHIBITS

Exhibit A	KMF Option Agreement
Exhibit B	Joint Venture Agreement Form
Exhibit C	Initial Program and Budget
Exhibit D	Short Form Memorandum for Recording
Exhibit E	Toll Processing Agreement
Exhibit F	Guaranty Form
Exhibit G	Joint Venture Ownership, Contribution, Management
Exhbit H	South Texas Preemptive Right Counties

EXPLORATION AGREEMENT

THIS EXPLORATION AGREEMENT is made and entered into effective as of May ___, 2011, by and between URI, Inc., a Delaware corporation, whose address for purposes hereof is 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067 (hereinafter referred to as “URI”), and Cameco Texas Inc., a Texas corporation, whose address for purposes hereof is 2020 Carey Avenue, Suite 600, Cheyenne, Wyoming 82001 (hereinafter referred to as “Cameco”).  URI and Cameco will be collectively referred to hereinafter as the “Parties,” and individually referred to as a “Party.”

RECITALS

A.           Pursuant to the terms and conditions of that Uranium Mining Lease Option dated effective December 1, 2010, between the Kenedy Memorial Foundation (“KMF”) and URI, a copy of which, as amended, is attached hereto as Exhibit A (the “KMF Option Agreement”), URI has the right (i) to conduct exploration and development activities on certain fee lands comprising a portion of the Kenedy Ranch in Kenedy County, Texas (the “Kenedy Ranch”), specifically, all of the Rita Division and part of the Jaboncillos Division of the Kenedy Ranch, as more particularly described in the KMF Option Agreement (the “Exploration Lands”), and (ii) the right to exercise an option to enter into one or more in-situ uranium mining leases (“Lease(s)”) with KMF covering a portion or portions of the Exploration Lands (the “Lease Option”).

B.           URI and Cameco now desire to enter into this Agreement, pursuant to which URI grants to Cameco (i) the right to participate with URI in exploring, evaluating and developing the Exploration Lands and (ii) an option to earn an undivided 40%, 50% or 70% interest in and to the Leases.  If Cameco acquires that interest, the Parties shall enter into a joint venture agreement for the joint exploration, development and, if warranted, mining, production and marketing of Valuable Minerals from the Exploration Lands covered by each of the Leases, all for the consideration and upon the terms and conditions described herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of Cameco’s firm commitment to (i) reimburse URI for 30% of the $1,000,000 bonus payment made by URI to KMF upon execution of the KMF Option Agreement (the “Bonus Payment”), and (ii) expend not less than $1,000,000 in Exploration Expenses during Phase One, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby confirm and acknowledge, and the mutual promises, covenants, and conditions herein contained and recited, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings assigned to them in this ARTICLE 1.

“Acquisition Right” shall mean Cameco’s exclusive and irrevocable right to acquire an undivided 40%, 50% or 70% interest in the Leases simultaneously with the exercise of the Lease Option.  The term “Vested Acquisition Right” refers to a right earned by Cameco to acquire either the 40% or 50% or 70% Acquisition Right as a result of having fully funded Phase One, Phase Two or Phase Three, as set forth in Sections 2.4 through 2.6.  The term “Fixed Acquisition Right” refers to the Vested Acquisition Right at which Cameco has elected to fix its Acquisition Right at less than 70% pursuant to Sections 2.5(a) or 2.6(a).

“Affiliate” shall mean any person, partnership, joint venture, company, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, and as used elsewhere in this Agreement, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting rights; provided that members of the board of directors of a Party hereto or of any Affiliate of a Party, and shareholders owning less than 20% of the publicly held ultimate parent companies of the Parties shall not be deemed to be an Affiliate hereunder.

“Agreement” shall mean this Exploration Agreement, the recitals and all exhibits attached hereto and by this reference incorporated herein.

“Anniversary Date” shall mean the date falling one or more years after the Effective Date.

“Annual Period” shall mean each period of one year under the KMF Option Agreement which commences on the effective date of the KMF Option Agreement and ends on the anniversary of that date during each following calendar year.

“Earn-In Period” shall mean, unless extended pursuant to Section 12.1, the period of time commencing on the Effective Date and continuing until the later of (i) the date upon which Cameco has fulfilled the Minimum Work Requirement set forth in Section 2.4, (ii) the date upon which Cameco has made an election of a Fixed Acquisition Right, (iii) November 30, 2013 and (iv) the date Cameco has otherwise relinquished its rights hereunder.

“Effective Date” shall mean May ___, 2011.

“Environmental Compliance” shall mean actions taken in connection with activities or operations on the Exploration Lands to avoid, mitigate or remediate an Adverse Environmental Event, as defined in the KMF Option Agreement, or to otherwise comply with the requirements of all Environmental Laws or contractual commitments related to reclamation or restoration of the Exploration Lands.

“Environmental Laws” shall mean Environmental Protection Laws, as defined in the KMF Option Agreement.

“Environmental Liabilities” shall mean any liability arising out of, based on or resulting from (i) an Adverse Environmental Event, as defined in the KMF Option Agreement; or (ii) disposal or treatment of or the arrangement for the disposal or treatment of Polluting Substances originating or transported from the Exploration Lands to an off-site treatment, storage or disposal facility.

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“Exploration” shall mean all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Valuable Minerals, and all related Environmental Compliance.

“Exploration and Related Work” shall mean and include all operations conducted by the Exploration Operator on or relating to the conduct of an Exploration Program or Programs, or otherwise for purposes of exploration for Valuable Minerals from the Exploration Lands including, without limitation, all of the activities described in Sections 2 and 8.11 of the KMF Option Agreement.

“Exploration Expenses” are defined in Section 2.3.

“Exploration Operator” shall mean the Party actually conducting on-the-ground Exploration and Related Work from time to time under this Agreement, as more particularly described in Section 3.3 and ARTICLE 4.

“Exploration Program” shall mean a staged drilling program designed to evaluate a property for the presence of an economically recoverable uranium ore body, which may encompass drilling, logging, access, reclamation and restoration work, data analysis, geological and engineering evaluation, permitting and any other associated activities necessary for evaluation of the Exploration Lands.

“Exploration Well” shall mean any well drilled for the purposes of determining the existence of favorable geologic environments for the formation of uranium ore bodies or the existence of the ore bodies themselves.

“Joint Venture Agreement” shall have the meaning set forth in Section 2.10.

“KMF Option Agreement” shall have the meaning set forth in Recital A.

“KMF Option Agreement Exploration Obligations” shall mean the obligations to timely perform the minimum Exploration Program required during each Annual Period under the KMF Option Agreement either by expenditure of the minimum exploration amounts required to be incurred or completion of the minimum number of Exploration Wells required to be drilled.

“Lease” or “Leases” shall have the meaning set forth in Recital A.

“Minimum Work Requirement” shall mean expenditure by Cameco for Exploration and Related Work (as set forth in Sections 2.4-2.6, inclusive, below) of a minimum of (i) $1 million during Phase One, (ii) an additional $1 million during Phase Two and (iii) an additional $1.5 million during Phase Three.

“Phase” means a period during which Cameco must meet the Minimum Work Requirement under Section 2.4, 2.5(b) or 2.6(b).

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“Phase One” means the period running from the Effective Date until Cameo has expended $ 1 million in Exploration Expenses in accordance with the Initial Program and Budget described in Section 3.1(a).

“Phase Two” means the period running from the last day of Phase One through the date Cameco expends an additional $1 Million in Exploration Expenses in accordance with a Program and Budget approved pursuant to Section 3.1(b).

“Phase Three” means the period running from the last day of Phase Two through the date Cameco expends an additional $1.5 Million in Exploration Expenses in accordance with a Program and Budget approved pursuant to Section 3.1(c).

“Polluting Substance” shall have the same meaning as ascribed in the KMF Option Agreement.

“Qualified Person” means an individual who (a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project and of the Technical Report the individual is to prepare; and (c) is a member in good standing of a professional association.  The parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the National Instrument 43-101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange.

“Senior Management” shall mean corporate executive officers such as the CEO, President, Executive Vice President or Vice President of Operations, or other corporate officer of a Party or its parent Affiliate with full authority to negotiate on behalf of the Party.  “Senior Management” shall not include the project manager or other personnel whose primary responsibilities relate to management of operations under this Agreement or on or concerning the Exploration Lands.

“Technical Report” means a report prepared, filed and certified in accordance with this Agreement and National Instrument 43-101F, applicable to all companies listed on a Canadian stock exchange, any technical information or report required to be filed with the United States Securities and Exchange Commission or any comparable report required by any other regulatory authority or other stock exchange.

“Valuable Minerals” shall mean Leased Substances, as defined in the KMF Option Agreement.

“Venture” means the business relationship of the Parties under the Joint Venture Agreement.

“$” shall mean United States currency.

1.2           Construction.  Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.  Use of the word “including” in this Agreement means “including without limitation.”  Each of the Exhibits and schedules attached to this Agreement is incorporated into the Agreement by this reference.  Any reference to Cameco earning an interest in the Leases, where the Leases have not yet been executed, are intended to mean earning an exclusive and irrevocable right to acquire an undivided interest in the Leases upon their execution.

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1.3           Headings.  Any heading, caption or index contained herein will not be used in any way in construing or interpreting any provision hereof.

ARTICLE 2
GRANT OF RIGHTS AND REQUIREMENTS FOR VESTING

2.1           Rights Granted.  URI hereby grants to Cameco (exclusively) the right to enter upon the Exploration Lands during the Earn-In Period for the purpose of participating with URI in Exploration Programs as contemplated under the KMF Option Agreement, and the right to earn an undivided 40%, 50% or 70% interest in the Leases (the “Acquisition Right”) by (a) making the payments referred to in Section 2.2; and (b) incurring certain required amounts of Exploration Expenses as set forth in Sections 2.4, 2.5 and 2.6.

2.2           Initial Reimbursement.  Simultaneous with the execution and delivery of this Agreement, or, if URI has not paid the Bonus Payment to KMF pursuant to the KMF Option Agreement as of the Effective Date, then promptly after URI makes that Bonus Payment to KMF, Cameco shall pay URI the sum of $300,000, as described in the first paragraph of this Agreement.  Also simultaneous with the execution and delivery of this Agreement, Cameco shall reimburse URI for all funds expended by URI for matters qualifying as Exploration Expenses pursuant to Section 2.3 prior to such execution and delivery, as set forth in Exhibit C hereto, such amount not to exceed $200,000, and shall receive credit for such reimbursement toward fulfillment of the Phase One Minimum Work Requirement.  The Parties shall also determine the costs each has incurred for expenditures in connection with the Exploration Lands that do not qualify as Exploration Expenses but which the Parties have agreed to share equally (such as due diligence and title costs) and any imbalance shall be reimbursed to the Party who has incurred such costs by the other Party.

2.3           Exploration Expenses.  Qualifying Exploration Expenses are defined and described in this Section 2.3.  To the extent, if any, that any such allowed Exploration Expenses do not qualify toward fulfillment of the KMF Option Agreement Exploration Obligations under the KMF Option Agreement, they shall be accounted for as provided in Section 3.1(g).

(a)           “Exploration Expenses” that satisfy Cameco’s Minimum Work Requirement to earn the Vested Acquisition Rights shall mean the following costs or fees, expenses, liabilities and charges paid or incurred by Cameco:

(i)           All costs and expenses for activities included in an Exploration Program that qualify toward fulfilling the KMF Option Agreement Exploration Obligations set forth in Section 3 of the KMF Option Agreement;

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(ii)           Surface damage and other payments required under the KMF Option Agreement (other than taxes) and costs incurred in performing any reclamation or other restoration or clean-up work, if any, required by any federal, state or local agency or authority or the KMF Option Agreement that do not qualify toward fulfilling the KMF Option Agreement Exploration Obligations, but have been authorized by an approved Program and Budget or otherwise unanimously agreed to by the Parties.

(b)           Actual salaries, wages, expenses and benefits (other than any equity-based compensation or bonuses) paid or provided to employees or consultants of the Exploration Operator for operations directly relating to the Exploration Lands, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Exploration Lands for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Exploration Lands (for clarity, the amount of salary, wages, expenses and benefits of an employee that shall be deemed to be “Exploration Expenses” shall be that portion of the employee’s total compensation that is proportionate to such employee’s time spent engaged in activities related to the Exploration Lands relative to the time spent by such employee on other business of the Party being credited with such Exploration Expenses.)

(c)           To the extent that the Party other than the Exploration Operator supplies employees to perform any activities approved in the Program and Budget for a particular Phase, the costs enumerated in Section 2.3(b) related to any such employees shall be chargeable as an Exploration Expense.

(d)           Equipment owned and supplied by the Exploration Operator shall be chargeable as an Exploration Expense at rates no greater than comparable market rental rates available in the area of the Exploration Lands.

(e)           Insurance carried by the Exploration Operator shall be charged as an Exploration Expense only to the extent it is separately attributable to operations on the Exploration Lands and qualifies as an expense chargeable to the KMF Option Agreement Exploration Obligations.

(f)           Deficiencies in Exploration Expenses by Cameco that are rectified by the payment of funds pursuant to Section 2.8 shall qualify as Exploration Expenses.

(g)           Taxes paid by Cameco pursuant to Section 4.5 are included in Exploration Expenses.

(h)           The management fee charged pursuant to Section 3.3 and any charges for overhead, general and administrative expenses that do not qualify as KMF Option Agreement Exploration Obligations are excluded from qualifying Exploration Expenses.

2.4           Phase One Minimum Work Requirement.  Cameco shall fund at least $1,000,000 in Exploration Expenses during Phase One and, upon timely funding such Exploration Expenses, shall earn a 40% Vested Acquisition Right.

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2.5           Phase Two Option to Acquire 50% Interest.  Upon fulfilling its obligation to fund Phase One, Cameco may elect, in accordance with the provisions of Section 3.2(a), either of the following alternatives:

(a)           Cameco may elect to fix its interest at a 40% Fixed Acquisition Right, in which case Sections 2.7, 2.9(a)(i), 3.1(d) and 3.1(e) and 3.3 shall apply.

(b)           Cameco may elect to fund an Exploration Program for Phase Two by funding at least $1,000,000 in additional Exploration Expenses pursuant to the approved Program and Budget agreed to by the Parties pursuant to Section 3.1(b) and thereby, upon timely completing such Exploration Expenses, earn an additional 10% Vested Acquisition Right (for a total 50% Vested Acquisition Right).  Once Cameco elects to fund Phase Two, the obligation shall be unconditional, subject to Sections 2.8 and 2.12(a).

2.6           Phase Three Option to Acquire 70% Interest.  If Cameco has elected to fund Phase Two, upon completion of that funding, Cameco may elect, in accordance with the provisions of Section 3.2(a), either of the following alternatives:

(a)           Cameco may elect to fix its interest at a 50% Fixed Acquisition Right, in which case Sections 2.7, 2.9(a), 3.1(d) and 3.1(e),  and 3.3 shall apply.

(b)           Cameco may elect to incur at least $1,500,000 in additional Exploration Expenses pursuant to the approved Program and Budget adopted pursuant to Section 3.1(c) and thereby, upon timely completing the funding of such Exploration Expenses, earn an additional 20% Vested Acquisition Right (for a total 70% Vested Acquisition Right).  Once Cameco elects to fund Phase Three, the obligation shall be unconditional, subject to Sections 2.8 and 2.12(b).

2.7           Additional Expenditures; Other Joint Expenditures.  The Parties anticipate that the $3,500,000 in Exploration Expenses described in Sections 2.4, 2.5(b) and 2.6(b), above, will allow them to make a decision as to whether to exercise the Lease Option.  If Cameco elects a 40% or 50% Fixed Acquisition Right, or if Cameco has a 70% Vested Acquisition Right and if neither Party elects to terminate the Agreement within 15 days after the final percentage interests are fixed, each Party shall be responsible, going forward, for funding, in accordance with the provisions of Section 3.1(d), its proportionate share (70/30, 40/60 or 50/50) of the remaining required amounts of Exploration Expenses under the KMF Option Agreement until such time as the Lease Option is exercised, unless the Party gives notice of termination pursuant to Section 2.11 or 3.2.

2.8           In Lieu Payments.

(a)           If at any time it is determined  that Cameco has failed to fund the Minimum Work Requirement during either Phase One or Phase Two (after Cameco has elected to fund expenditures during Phase Two), and if such failure is not excused by force majeure, Cameco shall nevertheless have the right and duty to cure such failure by  making a payment to URI which shall equal the Minimum Work Requirement for the Phase in question less the Exploration Expenses actually funded by Cameco and attributable to that Phase, within 30 days after a deficiency is determined to exist.  Any such payment shall satisfy the Minimum Work Requirement for the Phase to which the payment relates and such payment shall constitute a qualifying Exploration Expense pursuant to Section 2.3(f).

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(b)           The foregoing shall also apply to expenditures by Cameco as Exploration Operator in Phase Three under Section 4.11 after any reported expenditure has later been determined not to be a valid Exploration Expense, or if the amount of required Exploration Expenses has been determined to be deficient, provided Cameco has expended at least $1,400,000 (or such lesser amount as is mutually agreed to by the Parties) in connection with Phase Three.

(c)           This Section 2.8 shall not apply to a failure of a Party to meet a cash call by the Exploration Operator pursuant to Section 3.3, and any such cash call failure, or a failure by Cameco to cure any deficiency under this Section 2.8, within ten (10) business days shall constitute a default pursuant to Section 2.11.

2.9           Exercise of Lease Option.

(a)           Either Party may propose exercise of the Lease Option at any time prior to the Election Date under the KMF Option Agreement.  If there is any disagreement whether to exercise the Lease Option, each Party shall provide to the other the data and analysis on which it bases its position, and representatives of the Parties shall meet and engage in good faith discussions whether to exercise the Lease Option.  Except as set forth in the following subsections, exercise of the Lease Option requires the unanimous approval of the Parties, subject to the rights of the Parties to terminate this Agreement prior to exercise of the Lease Option pursuant to Section 3.2(e):

(i)           If Cameco has elected a 40% Fixed Acquisition Right, then URI shall have the unilateral right to exercise the Lease Option; and

(ii)           If Cameco has earned a 70% Vested Acquisition Right, Cameco shall have the unilateral right to require URI to exercise the Lease Option.

(b)           If the Lease Option is exercised after Phase One and at a time that Cameco has not elected a Fixed Acquisition Right (that is to stop funding 100% of the Exploration Expenses), Cameco can earn a 70% Vested Acquisition Right immediately prior to the  time of exercise of the Lease Option by committing irrevocably to fund 100% of the initial Program and Budget under the Joint Venture Agreement described in Section 2.10 to the extent of any amount not yet funded by Cameco as Exploration Expenses under Phase Two and Phase Three of this Agreement.

2.10           Joint Venture.  If neither Party has elected to terminate the Agreement and the Parties decide to exercise the Lease Option pursuant to Section 2.9, URI and Cameco shall, simultaneous with the exercise of the Lease Option, enter into a joint venture agreement (the “Joint Venture Agreement”) governing ongoing activities on the Exploration Lands under the Leases, as attached hereto as Exhibit B.  The terms of the Joint Venture Agreement are subject to any adjustment required by Sections 2.5(a), 2.6(b) or 2.9(b), and as set forth in the chart attached hereto as Exhibit G.

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2.11           Default in Funding.  If the Parties have made the elections that result in each of them being responsible for funding their proportionate shares of Exploration Expenses through the date of exercise of the Lease Option under either Section 2.5(a), 2.6(a) or 2.7, and then subsequently either Party fails to timely fund its share of such expenses and fails to either cure that default or contest in good faith the existence of any default within ten business days after receiving notice of such default from the other Party, the non-defaulting Party, if it chooses to fund the defaulting Party’s share of such Exploration Expenses, shall have the right to recover amounts due and unpaid and other damages, if any, including interest at the maximum rate authorized by law and all reasonable attorneys’ fees and costs and other costs of collection, whether or not a formal collection action is initiated.  In addition, in the event of such a failure, if the non-defaulting Party has not recovered the amounts due, if the Parties enter into the Joint Venture Agreement, the amount of the Parties’ Initial Contributions under Section 5.1 thereof (as reflected on Exhibit G to this Agreement) shall be adjusted, and the defaulting Party’s initial Participating Interest (as set forth in Section 6.1 thereof and reflected on Exhibit G to this Agreement) shall be reduced pursuant to Section 6.4 thereof as if there had been a failure in contributing to a Program and Budget (and the other Party’s initial Participating Interest shall be increased proportionately).  The non-defaulting Party shall have no obligation to fund the defaulting Party’s share of such Exploration Expenses, however, but may instead elect to terminate this Agreement, with no obligation or liability to the defaulting Party, including without limitation no obligation or liability to the defaulting Party if as a result the defaulting Party is unable fulfill the KMF Option Agreement Exploration Obligations.

2.12           Cameco Termination Rights During Phases.  In addition to its termination rights under Section 3.2, Cameco may terminate this Agreement as follows:

(a)           During either Phase One or Phase Two, by giving URI notice of such termination and by paying to URI the Shortfall.

(b)           During Phase Three, if the Minimum Work Requirement for that Phase has been substantially completed and Cameco pays to URI the Shortfall.  Notice of any such termination shall be given by Cameco and the termination shall be effective no later than May 31, 2013.  If Cameco terminates the Agreement after May 31, 2013, then, in addition to payment of the Shortfall, Cameco must pay its proportionate share of any KMF Option Agreement Exploration Obligations for the Annual Period in which termination becomes effective that have become unconditional obligations under the KMF Option Agreement.  For purposes of this Section and Section 2.12(d), “substantially completed” means less than $100,000 (or such greater amount as the parties unanimously agree) of the Minimum Work Requirement for Phase Three has not been expended.

(c)           “Shortfall” means the difference between the Exploration Expenses actually incurred by Cameco prior to such termination (including carryover amounts, if any, from previous Phases) and the required amount of Exploration Expenses for the Phase in which the termination occurs.

(d)           After the Parties become obligated for joint expenditures as described in Section 3.1(d), if the KMF Option Agreement Exploration Obligations for the Annual Period in which the termination becomes effective have been substantially completed and Cameco pays to URI Cameco’s proportionate share of the  difference between the amount in the Program and Budget approved for such joint operations and the Exploration Expenses actually incurred by Cameco prior to such termination (including carryover amounts, if any, from previous Phases).

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2.13           Geological and Other Data.  Upon execution of this Agreement, URI shall make available to Cameco all records, information and data in its possession or reasonably available to it relating to title to the Exploration Lands or environmental conditions at or pertaining to the Exploration Lands, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Exploration Lands, and Cameco, at its expense, may copy any such records, information and data that Cameco desires.  URI makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and Cameco shall rely on the same at its sole risk.

ARTICLE 3
OTHER ARRANGEMENTS DURING THE EARN-IN PERIOD

3.1           Exploration Activities.

(a)           Phase One.  The Phase One Exploration and Related Work described in Exhibit C attached hereto (the “Initial Program and Budget”) shall be performed by URI as the Exploration Operator in accordance with the provisions of ARTICLE 4.

(b)           Phase Two.  If Cameco elects to fund Phase Two, 100% of Exploration Expenditures during Phase Two shall be funded by Cameco and the Exploration Program shall be performed by URI as Exploration Operator pursuant to a program and budget jointly approved by the Parties (“Program and Budget”), as follows:

(i)           At least 30 days prior to the end of Phase One, Cameco shall provide to URI a proposed Exploration Program and Budget for Phase Two.  Within 15 days after its receipt of the proposed Program and Budget for Phase Two, URI shall provide to Cameco any comments on or proposed changes to that proposed Program and Budget.  If Cameco has any objections to any of URI’s comments or proposed changes, it shall notify URI, and representatives of the Parties shall arrange for a meeting or conference call to attempt to resolve their differences and, upon resolution of such differences, the Phase Two Program and Budget shall be deemed adopted.

(ii)           If a Program and Budget is not agreed to within 30 days after first conferring, the Senior Management of the Parties shall meet at a mutually agreeable location, in an endeavor to resolve the matter.  If the Senior Management are not able to agree on a Program and Budget within 30 days after first conferring, the Parties shall be deemed deadlocked, the Exploration Operator shall perform only such operations as are necessary to maintain the KMF Option Agreement in effect, any expenses incurred shall be joint expenses pursuant to Section 2.7, in accordance with the interests of the Parties after Phase One (although Cameco shall not be deemed to have elected a Fixed Acquisition Right), and either Party may elect to terminate the Agreement and surrender its interest in the KMF Option Agreement and Leases pursuant to Sections 3.2(a), 3.2(b) or 3.2(e).

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(iii)           Presentation by Cameco of a proposed Program and Budget pursuant to this Section 3.1(b) shall not be deemed an election by Cameco to fund Phase Two; that election shall be made in accordance with the provisions of Section 3.2(a).

(c)           Phase Three.  If Cameco makes the election under Section 2.6(b) to earn an additional 20% Vested Acquisition Right:

(i)           Phase Three shall be funded by Cameco pursuant to a Program and Budget adopted as follows:  At least 30 days prior to the end of Phase Two, Cameco shall provide to URI a proposed Program and Budget for Phase Three.  Within 15 days after its receipt of the proposed Program and Budget for Phase Three, URI shall provide any comments on or proposed changes to that proposed Program and Budget.  Cameco shall consider those comments and proposed changes in good faith, but ultimately shall have the authority to determine the final Program and Budget for Phase Three in its sole discretion.

(ii)           Exploration and Related Work set forth in the adopted Program and Budget for Phase Three shall be performed by Cameco as Exploration Operator (unless Cameco has elected to retain URI as the Exploration Operator during Phase Three).

(iii)           Presentation by Cameco of a proposed Program and Budget pursuant to this Section 3.1(c) shall not be deemed an election by Cameco to fund Phase Three; that election shall be made in accordance with the provisions of Section 3.2(a).

(d)           Joint Funding Phase.

(i)           If Exploration Expenses beyond those Cameco agrees to exclusively fund (whether after Phase Three or after an earlier Phase due to an election to acquire a Fixed Acquisition Right under Section 2.5(a) or 2.6(a)) are agreed to be incurred by the Parties, they shall be incurred pursuant to a Program and Budget adopted and approved as follows:  At least 30 days after Cameco’s interest has become fixed, the Proposing Party, as defined in Section 3.1(d)(iii) below, shall provide to the other Party a proposed Program and Budget for the period running from the end of the Earn-In Period to the end of the third Annual Period under the KMF Option Agreement (the “Additional Phase”).  Within 15 days after its receipt of that proposed Program and Budget, the other Party shall provide any comments or proposed changes to that Program and Budget.  The Proposing Party shall consider those comments and proposed changes in good faith, but ultimately shall have the authority to determine the final Program and Budget for the Additional Phase in its sole discretion.

(ii)           During the Additional Phase, the Parties agree that they shall fund the Exploration and Related Work described in the approved Program and Budget for the Additional Phase on a joint basis, in proportion to their percentage interests in the right to acquire the Leases.

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(iii)           If the Additional Phase commences because Cameco elects not to proceed with exclusive funding beyond Phase One, URI shall be the Proposing Party and the Exploration Operator.  If the Additional Phase commences because Cameco elects not to proceed with exclusive funding beyond Phase Two, Cameco shall become the Exploration Operator, neither party shall be deemed a Proposing Party and the provisions of Section 3.1(b) shall govern selection of the Program and Budget for the Additional Phase.  If the Additional Phase commences after Cameco has acquired a 70% Vested Acquisition Right because the Parties determine that additional work beyond the Phase Three Program and Budget is necessary in order to determine whether to exercise the Lease Option, Cameco shall be the Exploration Operator during the Additional Phase (unless Cameco has elected to retain URI as the exploration operator during the Additional Phase) and shall be the Proposing Party as to the Program and Budget, provided that no such Program and Budget shall require Exploration Work beyond that required to maintain the KMF Option Agreement in effect unless the Parties unanimously agree otherwise.

(e)           Budget Revision.  If a Program and Budget for Phase Two or Phase Three proposed by Cameco is agreed upon, and Cameco thereafter makes the election pursuant to Section 2.5(a) or 2.6(a) not to fund the Phase, URI shall then have the right to propose a revised Program and Budget to be adopted and agreed to in the same manner as set forth in Sections 3.1(b) or 3.1(d).

(f)           KMF Option Agreement.  The Parties recognize that KMF Option Agreement Exploration Obligations for an Annual Period under the KMF Option Agreement may exceed the required Minimum Work Requirement for the Phases and that certain costs that qualify under Section 2.3 as Exploration Expenses may not necessarily meet the requirements under the KMF Option Agreement for KMF Option Agreement Exploration Obligations.  As a result, the Parties agree as follows:

(i)           The Parties shall be jointly responsible for ensuring that (A) each approved Program and Budget for each Phase and for jointly-funded Exploration operations includes an Exploration Program that will be in compliance with the KMF Option Agreement Exploration Obligations, and (B) the KMF Option Agreement Exploration Obligations are timely met.

(ii)           Any divergence between Exploration Expenses qualifying toward the Minimum Work Requirement and KMF Option Agreement Exploration Obligations that have become unconditional during Phase One, Phase Two or Phase Three shall be accounted for pursuant to Section 3.1(g).

(g)           Excess Expenditures.  During Phases One and Two, URI shall not spend more than the amounts set forth in either the Initial Program and Budget or any subsequently approved Program and Budget without Cameco’s prior written approval.  With respect to any such approved Exploration Expenses in excess of the approved budgeted amount or which do not qualify as KMF Option Agreement Exploration Obligation expenses, Cameco may elect either to (i) fund 100% of the excess or non-qualifying Exploration Expenses, in which case all such expenditures shall count toward the Minimum Work Requirements in Phases Two or Three, or (ii) fund only its percentage share as of end of the Phase in which the excess or non-qualifying Exploration Expense occurred, in which case such expenditures shall not count toward the Minimum Work Requirements in Phases Two or Three, and with respect to which URI shall be obligated to fund (or reimburse Cameco for) its percentage share as of end of the Phase in which the excess or non-qualifying Exploration Expenses were incurred.  Cameco shall not incur Exploration Expenditures in excess of $3,500,000, except as provided in this Section 3.1(g) or pursuant to a Program and Budget adopted for operations after Phase Three, as provided in Section 3.1(d), which excess shall be jointly funded pursuant to that Section.    Any authorized Exploration Expenses in excess of $3,500,000 or as to which Cameco has made the election in clause (ii) of this Section 3.1(g) shall be funded as a joint expense pursuant to Section 3.1(d).

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3.2           Elections at Phase Ends; Termination.

(a)           Phase One and Two End.

(i)           Within 60 days after the end of each of Phase One and Phase Two, Cameco shall notify URI in writing whether it elects to:

(A)           Fund the next Phase or not or fix its interest at either a 40% or 50% Fixed Acquisition Right, as the case may be; or

(B)           Terminate this Agreement;

(ii)           If Cameco does not elect to terminate this Agreement and does elect to fund the next Phase, the next Phase shall be undertaken as provided in Section 3.3 pursuant to a Program and Budget approved pursuant to Section 3.1(b) or (c).

(iii)           If Cameco does not elect to terminate this Agreement and does elect its Fixed Acquisition Right, the subsequent Exploration and Related Work shall be undertaken as provided in Section 3.1(d).

(b)           URI Election.  If Cameco does not give notice of termination of the Agreement pursuant to Section 3.2(a), then, within 15 days after receipt of the notice or 75 days after the end of the applicable Phase in the absence of any notice, URI may elect to terminate the Agreement by providing written notice to Cameco and Section 3.2(d) shall apply.

(c)           Phase Three End.  Within fifteen days after completion of the Phase Three Program and Budget, the Parties will determine whether or not to terminate this Agreement, exercise the Lease Option or incur additional Exploration Expenses.  If the Parties jointly determine that they need to incur Exploration Expenses in excess of $3,500,000 prior to exercising the Lease Option, either Cameco or URI may elect to terminate the Agreement, Section 3.1(d) shall apply as to KMF Option Agreement Exploration Obligations and other Exploration Expenses that cannot be avoided by such termination, and Sections 3.2(d) and (e) shall apply as to termination.

(d)           Surrender Elections and Obligations.  If URI elects to terminate the Agreement, Cameco may elect to acquire a 100% interest in the KMF Option Agreement, including the option to acquire the Leases, for no additional consideration.  If Cameco elects to terminate the Agreement, URI shall have the right to retain the KMF Option Agreement, free and clear of any claim of Cameco in or to the Leases.  Upon receipt of notice of election by a Party to terminate the Agreement, the other Party shall give written notice as to its election for acquiring a 100% interest in the KMF Option Agreement, and the terminating Party shall promptly assign or release its interest in the KMF Option Agreement to the electing Party.  If one Party surrenders its interest to the other pursuant to this paragraph, the Parties shall promptly notify KMF.  If this Agreement is terminated without one party acquiring the entire interest in the KMF Option Agreement pursuant to this paragraph, URI shall promptly terminate the KMF Option Agreement by notice to KMF.

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(e)           Condition as to Termination.  At any time prior to the Election Date under the KMF Option Agreement, either Party may, upon payment of its share of Exploration Expenditures required under the KMF Option Agreement that have then become unconditional, terminate this Agreement, and Section 3.2(d) shall apply.  Without limitation, this provision applies to terminations under Sections 2.9, 3.1(b)(ii) or  3.2(c).

3.3           Operations Carried Out by Exploration Operator.  During Phase One, URI will serve as the Exploration Operator and carry out the performance of Exploration and Related Work in accordance with the provisions of the Initial Program and Budget.  If this Agreement is not terminated after Phase One, URI will also serve as the Exploration Operator during Phase Two and carry out the performance of Exploration and Related Work in accordance with the approved Program and Budget for Phase Two.  At the end of Phase Two, Cameco will become the Exploration Operator unless it gives notice to URI at least 15 days prior to the end of Phase Two that it desires to retain URI as the Exploration Operator for Phase Three.  At the end of Phase Three, Cameco will become or remain Exploration Operator unless URI was designated as the Phase Three Exploration Operator and Cameco gives notice to URI at least 15 days prior to the end of Phase Three that it desires for URI to remain as the Exploration Operator for the Additional Phase.  The Exploration Operator shall be entitled to make cash calls on a monthly basis upon the other Party for amounts due from the other Party pursuant to Sections 2.4, 2.5(b), 2.6(b) and 2.7 as required in order conduct the Exploration and Related Work set forth in the Initial Program and Budget or the approved Program and Budget then in effect.  The Exploration Operator shall promptly disclose and deliver to the other Party, whenever requested by the other Party, all records, information and data concerning the Exploration Lands derived from its conduct of Exploration and Related Work.  As compensation for the performance of Exploration and Related Work carried out as Exploration Operator, and in lieu of any charges for overhead, general and administrative expenses, URI shall receive a fee equivalent to 8% of the Exploration Expenses incurred each month; such fee to be reduced to 5% for (a) any Exploration Expenses in excess of the Minimum Work Requirement incurred during either Phase One or Phase Two, and (b) any Exploration Expenses in excess of $1,500,000 incurred if URI is acting as the Exploration Operator during Phase Three.

3.4           Radioactive Materials Licenses.  During the Earn-In Period, URI shall use its commercially reasonable efforts, at its sole expense, to arrange for the amendment of its existing radioactive materials licenses at its Rosita and Kingsville Dome processing facilities to allow for the processing of uranium ores from the Exploration Lands.

3.5           Toll Milling Arrangements.  Simultaneous with the execution and delivery of the Joint Venture Agreement pursuant to Section 2.10, Cameco and URI agree to enter into a toll milling agreement substantially in the form of the attached Exhibit E.

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ARTICLE 4
OBLIGATIONS OF EXPLORATION OPERATOR

4.1           Conduct of Operations.  All of the Exploration and Related Work which may be performed by the Exploration Operator hereunder shall be performed in accordance with all of the terms and provisions of the KMF Option Agreement, good industry practices and in a good and worker-like manner.

4.2           Insurance.  The Exploration Operator agrees to carry such insurance, covering all persons working at or on the Exploration Lands for Exploration Operator, as will fully comply with the requirements of the laws of the State of Texas pertaining to worker’s compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted.  In addition, so long as it is carrying out activities on the Exploration Lands, Exploration Operator agrees to carry liability insurance as required under the KMF Option Agreement with respect to such operations in amounts not less than those required under the KMF Option Agreement, and otherwise in accordance with the applicable provisions of the KMF Option Agreement.  Exploration Operator shall require that each of its consultants or contractors who perform any Exploration and Related Work comply with the provisions of this Section 4.2.

4.3           Compliance with Laws.  Exploration Operator agrees to conduct and perform all Exploration and Related Work on or for the benefit of the Exploration Lands under this Agreement in compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, such laws, rules and regulations pertaining to social security, unemployment compensation, wages and hours and conditions of labor, and Environmental Laws, and Exploration Operator shall defend, indemnify and hold the other Party, its officers, directors, employees, Affiliates, successors and assigns, harmless from and against payment of any damages or penalties occasioned by Exploration Operator’s failure to comply with said laws.

4.4           Inspection.  The non-Exploration Operator Party, if it is not performing Exploration and Related Work, and its authorized agents, at such Party’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with the Exploration Operator’s safety rules and regulations, and in a reasonable manner so as not to interfere with the Exploration Operator’s operations, to go upon the Exploration Lands for the purpose of confirming that the Exploration Operator is conducting its operations in the manner required by this Agreement.  Such other Party shall defend, indemnify and hold the Exploration Operator, its officers, directors, employees, Affiliates, successors and assigns, harmless from all claims for damages arising out of any death, personal injury or property damage sustained by the other Party, its agents or employees, while in or upon the Exploration Lands, whether or not such other Party, its agents or employees are in or upon the Exploration Lands pursuant to this Section 4.4, unless such death, injury or damage is due to Exploration Operator’s gross negligence or willful misconduct.  If requested by Exploration Operator, the other Party, its agents and employees will confirm in writing their waiver of claims against the Exploration of Operator pursuant to this Section.

4.5           Taxes.  During the Earn-In Period, the Exploration Operator (pursuant to an approved Program and Budget) shall be responsible for payment of all taxes levied or assessed upon or against the Exploration Lands and any facilities or improvements located thereon to the extent, but only to the extent, that the Optionee (as defined in the KMF Option Agreement) is responsible for such taxes under the KMF Option Agreement; provided, however, that the Party acting as Exploration Operator shall not be responsible for any interest, late fees or penalties associated with such payments for which the other Party receives notices of due dates and fails to timely forward copies of such notices to the Exploration Operator.

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4.6           Liens and Encumbrances.  Exploration Operator shall keep the title to the Exploration Lands free and clear of all liens and encumbrances resulting from its performance of Exploration and Related Work; provided, however, that, to the extent allowed under the KMF Option Agreement, the Exploration Operator may refuse to pay any claims asserted against it which it disputes in good faith.  At its sole cost and expense, Exploration Operator shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Exploration Operator or the Exploration Lands, Exploration Operator shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Exploration Lands or any part thereof.

4.7           Reclamation and Restoration.  The Exploration Operator shall reclaim the surface and restore the Exploration Lands, to the extent disturbed by the Exploration Operator during the term of this Agreement, as required under the KMF Option Agreement and in accordance with applicable federal and state laws, rules and regulations.  Costs of reclamation are chargeable as Exploration Expenses under approved Programs and Budgets.  The Exploration Operator’s reclamation and remediation obligations shall survive the termination of this Agreement, provided, however, that if the Parties enter into the Joint Venture Agreement, the reclamation and restoration obligations associated with any disturbances of the Exploration Lands made by either Party as Exploration Operator during the term of this Agreement shall become obligations of the Venture.

4.8           Independent Contractor.  Notwithstanding exclusive funding by Cameco or joint funding by the Parties of  Exploration and Related Work, all Exploration and Related Work conducted hereunder shall be performed by Exploration Operator as an independent contractor, and Exploration Operator’s employees shall at all times be under Exploration Operator’s sole direction and control.  The purpose of Programs and Budgets is to set forth the desired results of Exploration and Related Work, and Exploration Operator shall be responsible for directing its employees as to the means for accomplishing such results.  Neither Exploration Operator nor anyone contracted with or employed by Exploration Operator  shall be deemed for any purpose to be the agent, servant, employee, or representative of the other Party in the performance of such Exploration and Related Work.  Nothing in this Section 4.8 shall be construed to mean that Exploration Operator is a partner of the other Party.  Neither Exploration Operator nor its employees or agents is entitled to worker’s compensation benefits from or through the other Party.  Exploration Operator shall be responsible for and shall withhold or pay, or both, as may be require by law, all taxes pertaining to the employment of its personnel and/or performance of Exploration and Related Work.  All fines, penalties or other charges imposed or assessed against Exploration Operator by reason of its violation of, or failure to comply with, any provisions of such law, together with all expenses of defending litigation in respect thereto, shall be paid by Exploration Operator.  Exploration Operator also assumes full responsibility for the payment of all payroll burdens, fringe benefits and payroll taxes, whether federal, state, municipal or otherwise, as to its employees, servants or agents engaged in the performance of the Exploration and Related Work.  Further, Exploration Operator shall make all contributions to pension funds that may be required to be made on behalf of its employees, servants or agents under any collective bargaining agreement to which they are subject, and shall defend, indemnify and hold the other Party, its officers, directors, employees, Affiliates, successors and assigns, harmless from any claims arising as a result of its failure to do so.  Such indemnity obligation shall survive the termination of this Agreement.

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4.9           Access for Reclamation.  If this Agreement is terminated and the KMF Option Agreement is surrendered to one Party pursuant to the terms hereof, the Party holding the KMF Option Agreement hereby agrees to grant to the other such access to the Exploration Lands following termination as is reasonably necessary to complete reclamation and restoration work related to work performed by the surrendering party while acting as the Exploration Operator.  The surrendering Party shall not be liable for its failure to perform or complete any reclamation and restoration work required under this Section 4.9 if such failure arises out of other Party’s unwillingness or inability to provide the surrendering Party with the access to the Exploration Lands necessary to complete such work.

4.10           Data.  The Exploration Operator shall provide to the other Party (a) a progress report on a weekly basis, (b) monthly progress reports, and (c) a comprehensive summary report twice during each Annual Period.  The semi-annual comprehensive report, which shall be delivered by the Exploration Operator to the other Party not later than July 31st and February 1st of each year (beginning July 31, 2011), shall include information relating to title to the Exploration Lands, environmental conditions at or pertaining to the Exploration Lands, and all maps, assays, surveys, drill logs, samples, and metallurgical, geological, geophysical, geochemical and engineering data (and interpretive reports derived therefrom), developed by the Exploration Operator with respect to the Exploration Lands during the immediately previous six-month period.  Neither Party makes any representation or warranty as to the accuracy, reliability or completeness of any data and information provided to the other Party pursuant to this Section 4.10, and the other Party shall rely on the same at its sole risk.

4.11           Proof of Expenditures.  The Exploration Operator for each Phase shall provide the other Party with a written statement of Exploration Expenses, within 20 days after the end of that Phase, and shall make available for review by the other Party during normal business hours, after providing such a written statement, backup invoices, statements and the like verifying such expenditures promptly upon the other Party’s written request.  Any dispute as to whether Exploration Expenses are valid or whether the required amount of Exploration Expenses has been incurred shall be resolved in accordance with the provisions of Section 13.13.

4.12           Transfer of Permits.  If at any time during the Earn-in Period Cameco replaces URI as the Exploration Operator, URI agrees that it shall use commercially reasonable efforts to transfer to Cameco all Permits (as defined in Section 5.1(d)), other than URI’s Radioactive Materials License from the State of Texas, which it has obtained which pertain to its activities on the Exploration Lands.  With respect to any Permit for which a consent to transfer to Cameco is required but has not been obtained, URI agrees to allow Cameco, to the extent not prohibited under applicable laws, rules and regulations, to operate under each such Permit until the date upon which the transfer of such Permit to Cameco has been approved by the appropriate governmental authority or Cameco notifies URI that Cameco has obtained such Permit in its own name.  URI shall use commercially reasonable efforts to facilitate the transfer of all such Permits to Cameco.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF URI

5.1           Representations and Warranties.  URI represents and warrants to Cameco as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Earn-In Period and until the date of execution of the Joint Venture Agreement:

(a)           Organization and Standing.  URI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to conduct business as a foreign corporation under the laws of the State of Texas.

(b)           Corporate Power.  URI has the requisite power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)           Authorization.  All requisite corporate action on the part of URI, and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of URI contemplated hereby, have been taken.  This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by URI (assuming valid execution and delivery by Cameco), will be, legal, valid, and binding obligations of URI enforceable against URI in accordance with their respective terms.  The execution, delivery and performance of this Agreement will not violate any order of any court or other agency of government; or any provision of any indenture, agreement (oral or written) or other instrument to which URI is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is to URI’s knowledge no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on URI which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder.  Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability.  Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)           Permits and Licenses.  Prior to commencement by it of Exploration and Related Work on the Exploration Property, URI will obtain all permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities required for it to carry on its operations at or on the Exploration Lands (collectively, “Permits”).  To the best of its knowledge, URI is not in violation of and has no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Exploration Lands.

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(e)           Consents.  To the best of its knowledge, URI has obtained all consents, approvals, authorizations, declarations, or filings required by or under any federal, state, local, or other authority, stock exchange or any other third party whether by way of a contract with Cameco or otherwise, in connection with the valid execution, delivery, and performance by Cameco of this Agreement and the consummation of the transactions contemplated hereby.

(f)           Brokerage or Finder’s Fee.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by URI in such manner as not to give rise to any valid claim against Cameco or any other third party for a brokerage commission, finder’s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(g)           Representations.  No statements, warranties, or representations made by URI herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CAMECO

6.1           Representations and Warranties of Cameco.  Cameco represents and warrants to URI as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Earn-In Period and until the date of execution of the Joint Venture Agreement:

(a)           Organization and Standing.  Cameco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

(b)           Corporate Power.  Cameco has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)           Authorization.  All requisite corporate action on the part of Cameco, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Cameco contemplated hereby have been taken.  This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Cameco (assuming valid execution and delivery by URI), will be the legal, valid, and binding obligations of Cameco enforceable against Cameco in accordance with their terms.  The execution, delivery and performance of this Agreement will not violate any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Cameco is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is to Cameco’s knowledge no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Cameco which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.  Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability.  Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

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(d)           Consents.  To the best of its knowledge, Cameco has obtained all consents, approvals, authorizations, declarations, or filings required by or under any federal, state, local, or other authority, stock exchange or any other third party whether by way of a contract with Cameco or otherwise, in connection with the valid execution, delivery, and performance by Cameco of this Agreement and the consummation of the transactions contemplated hereby.

(e)           Brokerage or Finder’s Fee.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Cameco in such manner as not to give rise to any valid claim against URI or any third party for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(f)           Representations.  No statements, warranties or representations made by Cameco herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

ARTICLE 7
NOTICES

7.1           Notices.  All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt.  Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours), on the next business day following the date they are sent by courier, or three business days after registered or certified mailing when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

(a)           If to Cameco:

Cameco Texas Inc.
2020 Carey Avenue, Suite 600
Cheyenne, Wyoming  82001
Attention:  President
Telephone No.:  (307) 316-7600
Facsimile No.:  (307) 635-2749

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(b)           If to URI:

URI, Inc.
641 East FM 1118
Kingsville, Texas  78363
Attn:  Richard A. Van Horn
Senior Vice President – Operations
Telephone No.: (361) 595-5731
Facsimile No.:   (361) 595-0403

With a copy to:

URI, Inc.
405 State Highway 121 Bypass, Building A, Suite 110,
Lewisville, Texas 75067
Attention:  President
Telephone No.:  (972) 219-3330
Facsimile No.:  (972) 219-3311

ARTICLE 8
INDEMNIFICATION

8.1           By URI.  URI agrees to defend, indemnify and hold harmless Cameco, its successors, Affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses (including reasonable attorneys’ fees) and the costs of defending the same, arising out of or related to (i) any breach by URI of any representation, covenant or warranty set forth herein, or (ii) the failure to comply with its obligations pursuant to ARTICLE 4 on or in connection with the Exploration Lands while it is serving as the Exploration Operator to the extent caused by URI’s  gross negligence or willful misconduct and not covered by insurance.

8.2           By Cameco.  Cameco agrees to defend, indemnify and hold harmless URI, its successors, Affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses (including reasonable attorneys’ fees) and the costs of defending the same, arising out of or related to (i) any breach by Cameco of any representation, covenant or warranty set forth herein, or (ii) the failure to comply with its obligations under ARTICLE 4 on or in connection with the Exploration Lands while it is serving as the Exploration Operator to the extent caused by Cameco’s gross negligence or willful misconduct and not covered by insurance.

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8.3           Notification.  If any claim or demand is asserted against a Party (the “Indemnified Party”) in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, or if an Indemnified Party otherwise believes it may be entitled to indemnification under this Agreement, written notice of such claim or demand (together with a reasonable description thereof) shall promptly be given to the other Party (the “Indemnifying Party”).  Failure to provide such notice promptly shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within 30 days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice.  Any damages suffered by the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which has arisen out of the indemnified claim or demand, and shall be made only with the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.  The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party.  If the Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

ARTICLE 9
TERM AND TERMINATION

9.1           Term and Termination.  This Agreement will remain in effect during the Earn-In Period, after which (if Cameco does not acquire an undivided 40%, 50% or 70% interest in the Leases pursuant to Sections 2.4, 2.5 or 2.6) it will terminate automatically, unless it is sooner terminated as a result of the exercise of the Acquisition Right by Cameco or pursuant to the provisions of this ARTICLE 9.

9.2           Termination Generally.  Either Party may terminate this Agreement pursuant to Section 2.11 or Section 3.2.  In addition, Cameco may terminate this Agreement as provided in Section 2.12.  Upon termination of this Agreement pursuant to this Section 9.2, neither party shall have any further obligations or liabilities under this Agreement to the other or with respect to the Exploration Lands, except with respect to obligations under Sections 4.3, and 4.5-4.8 arising from a Party acting as Exploration Operator prior to termination, the indemnity obligations set forth in Section 4.4 and ARTICLE 8, the obligations set forth in Sections 3.2(d), 9.4, 9.5 and 9.6 and any funding by Cameco required pursuant to Section 2.12.

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9.3           Termination for Default.  In the event of a material default hereunder on the part of a Party, the non-defaulting Party shall give to the defaulting Party written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, the defaulting Party shall have 30 days after the receipt of said notice (or in the event alleged defaulting Party disputes the existence of such a material default, 30 days after the entry by a court of competent jurisdiction of a final, non-appealable judgment finding such a default) within which either to cure such specified defaults, or to undertake diligent efforts to cure the same.  In the event of such a cure (or the commencement of diligent efforts to cure) by the defaulting Party, this Agreement shall continue in full force and effect as though no default had occurred.  In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, the non-defaulting Party may elect to terminate this Agreement by notice to the defaulting Party as provided in Section 7.1.  In the case of a default relating to the payment of any funds to any third party as required under this Agreement, the defaulting Party shall have ten business days after receipt of notice of such default to rectify the same (or in the event the alleged defaulting Party disputes its obligation to pay such funds, ten days after the entry by a court of competent jurisdiction of a final, non-appealable judgment determining that defaulting Party has such an obligation), failing which the non-defaulting Party may elect to terminate this Agreement by written notice to the defaulting Party as provided in Section 7.1.   Termination pursuant to this Section shall not constitute an election of remedies or waiver of any other rights or remedies available to the non-defaulting Party at law or in equity.

9.4           Return of Data.  As soon as practicable upon the termination of this Agreement, if Cameco has not exercised the Acquisition Right, Cameco shall return to URI copies of all title, environmental, metallurgical, geological, geophysical, milling and other data furnished to Cameco by URI.  At such time, Cameco shall make available to URI for examination and copying all information relating to title to the Exploration Lands or environmental conditions at or pertaining to the Exploration Lands, and all maps, assays, surveys drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical and engineering data and interpretive reports derived therefrom, developed by Cameco with respect to the Exploration Lands during the term of this Agreement and not previously made available to URI.  Cameco makes no representation or warranty as to the accuracy, reliability or completeness of any such information made available to URI, and URI shall rely on the same at its sole risk.  URI shall indemnify, defend and hold Cameco, its officers, directors, employees, Affiliates, successors and assigns, harmless from and against any and all costs, liabilities, expenses (including reasonable attorneys’ fees), claims or damages Cameco may incur as a result of any such reliance by URI or any third party.

9.5           Release.  Upon termination of this Agreement during the Earn-In Period, if Cameco has not exercised the Acquisition Right, Cameco will, at the written request of URI, provide URI with a written release, in the nature of a quitclaim deed or similar document in recordable form, of its rights hereunder with respect to the Exploration Lands.

9.6           Surrender of Possession and Removal of Equipment.  Upon termination of this Agreement, if Cameco has not exercised the Acquisition Right, Cameco shall surrender possession of the Exploration Lands, subject to the condition that Cameco shall have the right at any time within one year after such surrender or termination of this Agreement, and subject to the KMF Option Agreement, to remove all Cameco owned tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Cameco.  Title to such property not removed within the time period set forth above shall, at the election of URI, pass to URI.  Alternatively, at the end of the time period set forth above, URI may remove any such property from the Exploration Lands and dispose of the same in a commercially reasonable manner, all at the expense of Cameco.

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ARTICLE 10
PREEMPTIVE RIGHTS

10.1           Preemptive Rights in this Agreement.  If either Party intends to assign its interest in this Agreement to any third party, or an Affiliate of either Party intends to transfer control of such Party (but not in the event of a transfer of control of the publicly-traded company which is the direct or indirect parent of either Party), the other Party shall have a preemptive right to acquire all of the interest in this Agreement of the Party intending to transfer such interest or control of which is being transferred (the “Transferring Party”), as provided in this Section 10.1.  The Transferring Party shall promptly notify the other Party of such intentions.  The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and if such intended transfer is the result of an offer from a third party, it shall be accompanied by a copy of the offer or the proposed contract for sale.  If the intended transfer is based upon a third party offer and if the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  The other Party shall have 30 days from the date such notice is delivered (or, if the notice indicates that a Party’s Affiliate intends to transfer control of the Party, 30 days after the date the fair market value of the Transferring Party’s Participating Interest is determined pursuant to Section 10.1(c)) to notify the Transferring Party whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice.  If it does so elect, the acquisition by the other Party shall be consummated promptly after notice of such election is delivered.

(a)           Right to Close.  If the other Party fails to so elect within the period provided for above, the Transferring Party (or its Affiliate) shall have 120 days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to the Transferring Party (or its Affiliate) than those offered by the Transferring Party (or its Affiliate) to the other Party in the aforementioned notice.

(b)           Failure to Close.  If the Transferring Party (or its Affiliate) fails to consummate the transfer to a third party within the period set forth above, the preemptive right of the other Party in such offered interest shall be deemed to be revived.  Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 10.1.

(c)           Fair Market Value.  If a Party’s Affiliate intends to transfer control of that Party, the Parties acknowledge that the preemptive right provided for herein shall apply only to the Transferring Party’s interest in this Agreement and not to ownership or control of the Transferring Party itself.  In such an event, the Parties also agree that the Transferring Party’s interest in this Agreement shall be offered to the other Party at its then current fair market value.  The Transferring Party shall provide its determination as to the fair market value of its interest in this Agreement in the notice to the other Party referred to in Section 10.1 above.  If the other Party disagrees with the Transferring Party’s calculation of the fair market value of its interest in this Agreement, then the fair market value of that interest will be determined by a qualified independent appraiser designated by the other Party.  If the Transferring Party conveys notice of objection to the person so appointed within five days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the other Party and a qualified independent appraiser appointed by the Transferring Party; provided, however, that if the Transferring Party fails to designate a qualified independent appraiser for such purpose within five days after giving notice of such objection, then the person originally designated by the other Party shall serve as the appraiser.  The appraiser shall make a determination as to the fair market value of the Transferring Party’s interest in this Agreement not later than 30 days after the effective date of his or her appointment.  The fees and expenses of the appraiser shall be split equally between the Parties.

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10.2           Exceptions to Preemptive Right.  Section 10.1 above shall not apply to the following:

(a)           Transfer by either Party of all or any part of its interest in this Agreement to an Affiliate, except that this exception will no longer apply and the preemptive right set forth in Section 10.1 will be triggered in the event that the party to whom a Party transfers its Participating Interest ceases being an Affiliate of the Transferring Party;

(b)           Incorporation of either Party, or corporate consolidation or reorganization of either Party by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party;

(c)           Transfer of control of either Party by an Affiliate to another Affiliate; or

(d)           Creation by any Affiliate of either Party of an encumbrance affecting its control of such Party.

10.3           Preemptive Rights in Other Properties.  If either Cameco or an Affiliate of Cameco (other than a shareholder of Cameco’s publicly traded parent company) intends to acquire a majority or greater interest in any fee or leasehold interest in any real property to be used for the purpose of exploring for, developing or producing uranium, but which is not producing at the time Cameco or an Affiliate makes such an acquisition decision, and all related personal property utilized in connection with the foregoing in any of the counties in Texas listed on the attached Exhibit H (a “Property Interest”), URI shall have a preemptive right to acquire up to 40% of that Property Interest as provided in this Section 10.3.  Cameco shall promptly initially notify URI of such intentions by identifying to URI only the Property Interest Cameco is considering for acquisition.  URI shall then, within 10 days after receipt of notice from Cameco identifying the Property Interest, advise Cameco in writing if URI is presently actively considering acquisition of or engaged in negotiations for the acquisition of such Property Interest for its own account.  Failure of URI to timely respond shall constitute a determination that URI is not pursuing such Property Interest for its own account.  If URI identifies the Property Interest as one it is actively considering acquisition of or engaged in negotiations for acquisition, the Parties may, but shall not be obligated to confer regarding a possible joint acquisition on terms mutually acceptable.  If the Parties do not reach agreement within 30 days on a joint acquisition proposal, then either shall be free to separately accept any offer it has received or make its own offer to the third party for the Property Interest.  With respect to all other Property Interests, Cameco’s  notice shall state the price and all other pertinent terms and conditions of the intended acquisition, and if such intended acquisition is the result of an offer from a third party, it shall be accompanied by a copy of the offer or the proposed contract for sale.  If the intended acquisition is based upon a third party offer and if the consideration for the intended acquisition is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  URI shall have 30 days from the date such notice is delivered to notify Cameco whether it elects to acquire up to 40% of the offered interest (and to identify the actual percentage it desires to acquire), and its willingness to fund that same percentage share of the purchase price for that Property Interest.  If URI does so elect, the Parties shall use good faith efforts to negotiate within 60 days an agreement of the kind described in Section 2.10 which would govern their relationship with respect to that Property Interest.  For purposes of this Section 10.3, (i) any proposed acquisition of a 50% or less interest in a Property Interest that includes an option or other conditional right to acquire a majority interest, whether or not the acquisition of the majority interest occurs or is intended to occur before or after expiration of the Applicable Period, or (ii) any series of transactions that collectively cause acquisition of a majority interest in the Property Interest within the Applicable Period shall be subject to the preemptive right set forth herein at the time Cameco obtains or has the right to acquire a majority interest.

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(a)           If URI fails to so elect within the period provided for above, or if the Parties fail to execute and deliver an agreement within the 60-day period described above, Cameco (or its Affiliate) shall have 120 days following the expiration of the applicable period to consummate the acquisition at a price and on terms no more favorable to Cameco (or its Affiliate) than those offered by Cameco (or its Affiliate) to URI in the aforementioned notice.  During such 120-day period, unless URI previously gave notice that it intended to pursue a separate acquisition pursuant to the initial paragraph of this Section 10.3, URI shall not make any competing offer or proposal or accept any offer from the third party for the Property Interest, or otherwise engage in any discussions with the third party concerning the Property Interest.

(b)           If Cameco (or its Affiliate) fails to consummate the acquisition within the period set forth above, the preemptive right of URI in such Property Interest shall be deemed to be revived.  Any subsequent proposal to acquire such interest during the Earn-In Period shall be conducted in accordance with all of the procedures set forth in this Section 10.3.

(c)           In the event of  any proposed acquisition by Cameco or an Affiliate of an equity interest in any third party who owns or holds Property Interests described in this Section 10.3, the preemptive right herein described shall apply only to the Property Interests otherwise subject to this Section, and not to the equity interest in the third party being acquired.  In such an event, Cameco’s notice shall state the market or other value reasonably assigned by Cameco to the Property Interest(s) and shall set forth the basis for such valuation.  Any dispute as to value shall be resolved pursuant to Section 13.13 and the time limit for URI to elect to exercise its rights hereunder shall not run until the value ascribed to the Property Interest(s) has been determined by agreement or pursuant to Section 13.13.

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(d)           The Parties agree that the provisions of this Section 10.3 shall not apply to those Property Interests specifically described in a separate letter agreement of even date between the Parties executed and delivered simultaneous with execution and delivery of this Agreement.

ARTICLE 11
ENTIRE AGREEMENT/AMENDMENT

11.1           Entire Agreement.  This Agreement is the complete expression of all agreements, contracts, covenants, and promises between the Parties, and all negotiations, understandings, and agreements between the Parties are set forth in this Agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements.

11.2           No Implied Covenants.  No implied term, covenant, condition or provision of any kind whatsoever shall affect either Party’s rights and obligations hereunder, including, without limitation, rights and obligations with respect to Exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.  The covenants of good faith and fair dealing generally implied in agreements are hereby expressly incorporated into this Agreement.

ARTICLE 12
FORCE MAJEURE

12.1           Effect of Occurrence.  In the event the Exploration Operator is rendered unable, wholly or in part, by force majeure applying to it, to timely achieve the Minimum Work Requirement during any Phase, or to carry out any of its obligations under this Agreement, it is agreed that such obligations of the Exploration Operator, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure; and that such cause shall, so far as possible, be remedied with all reasonable dispatch.  The Exploration Operator will promptly notify the Other Party of the commencement and termination of any event of force majeure.

12.2           Definition of Force Majeure.  The term “force majeure,” as employed herein, shall mean acts of God, natural disasters, strikes, lockouts or other industrial disturbances, accidents, uncontrollable delays in transportation, inability to obtain necessary materials in the open market, the unavailability of qualified drilling contractors, any state or federal laws, regulations or requirements (expressly including inability to timely obtain, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to Exploration Operator or the imposition of material new requirements for approvals, licenses or permits that did not exist on the Effective Date), action taken by non-governmental organizations, or other matters beyond the reasonable control of Exploration Operator, whether similar to matters herein specifically enumerated or not and whether or not reasonably foreseeable; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that Exploration Operator shall not be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any state or federal order, regulation or law.

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ARTICLE 13
GENERAL PROVISIONS

13.1           Governing Law.  This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas, other than any such laws which would require the imposition of the laws of another jurisdiction.

13.2           Parties in Interest; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and permitted assigns.  Subject to the provisions of Section 10.1, the rights, powers, privileges, and interests hereunder shall not be assignable by either Party without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed, except no such consent shall be required for assignments (i) to Affiliates, (ii) as part of a pledge for financing purposes, (iii) in connection with a corporate merger or reorganization, or (iv) as part of a sale of all or substantially all of a Party’s assets.  Any Affiliate or third party to whom any rights, powers, privileges or interests hereunder or in the Exploration Lands are assigned or conveyed shall agree in writing to be bound by all the terms and conditions of this Agreement.   In connection with any consent to assignment, the Party whose consent is sought may reasonably condition such consent on review and approval of the technical and financial capability of the proposed assignee (and any guarantors of the assignee) to perform its obligations under this Agreement or under the Joint Venture Agreement, based upon financial and other documentary evidence supplied by the assignee.  If the proposed assignee has financial and technical capabilities comparable to those of the assignor, the assignee shall be presumed to have sufficient capability to mandate consent to assignment unless the non-consenting Party provides a specific objectively reasonable objection in writing to the assignee’s capabilities.  The purchase price or other structure of any agreement for assignment shall not be a basis to withhold consent unless the non-consenting Party establishes by specific documentary evidence that such agreement will materially hinder performance of this Agreement or of the Joint Venture Agreement or will materially injure the legitimate business interests of the non-consenting Party.

13.3           Other Business Opportunities.  This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein.  Each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Exploration Lands, and except as otherwise set forth in Section 10.3, neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Exploration Lands at any time, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

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13.4           No Partnership.  Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them.  It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial, or other partnership.  Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.

13.5           Confidentiality.  Except as set forth in Section 13.7, the Parties hereto agree to treat all data, reports, records and other information developed or made available to them by the other Party under this Agreement and applicable to the Exploration Lands as confidential, and unless any Party is required by any law, rule, regulation, or order to disclose any of such information, information shall not be disclosed to any person without the prior written consent of the non-disclosing Party, which consent shall not be unreasonably withheld.

13.6           Memorandum for Recording.  Simultaneous with the execution of this Agreement, the Parties agree to execute for recording purposes a written Short Form of Exploration and Development Agreement, in the form attached hereto as Exhibit D (the “Short Form”), setting forth the basic terms and conditions of this Agreement as necessitated by Texas law.  Either Party shall be entitled to record the Short Form in the official records of Kenedy County, Texas.  This Agreement shall not be recorded.

13.7           Public Announcements; Technical Reports.

(a)           Disclosures Generally.  Disclosure of information relating to this Agreement or the Exploration Lands may be made by either Party if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced.  Otherwise, public announcements or reports by either Party of information relating to this Agreement or the Exploration Lands shall be made only in accordance with the remainder of this Section 13.7(a).  Each of URI and Cameco agrees that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentences, give the other Party written notice of the text of the proposed disclosure and provide that Party with the opportunity to comment on the form and content thereof before the same is issued.

(b)           National Instrument 43-101.  Where any Party hereto or any Affiliate (collectively, the “Discloser”) desires or is required by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects, as amended from time to time (“NI 43-101”), to file a Technical Report (as defined in NI 43-101) with respect to the Exploration Lands, (i) the Discloser shall be entitled to prepare and file that Technical Report, and may include in that Technical Report all information concerning the Exploration Lands that is required by applicable law or stock exchange rule; (ii) neither the non-disclosing Party nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person (as defined in NI 43-101) to the Discloser; (iii) the Discloser shall not designate the other Party or any associate, Affiliate or employee of or retained by the other Party, or any Qualified Person of the other Party, as the Qualified Person of the Discloser, without the prior written consent of the other Party; (iv) the Discloser shall be responsible for the cost of preparing or providing the Technical Report; and (v) the non-disclosing Party shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Exploration Lands and shall be afforded a reasonable opportunity to review and the opportunity (but not the obligation) to require reasonable changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

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(c)           Other Technical Reports.  If either party is required or desires to file a Technical Report or other technical information concerning the Exploration Lands with the United States Securities and Exchange Commission or any other governmental agency or securities exchange, other than pursuant to Section 13.7(b), the same rights and obligations as those of the Discloser and the same rights and limitations as to duties of the other party as are set forth in Section 13.7(b) shall apply pro tanto to supply or compilation of such information and preparation of any Technical Report.

(d)           Joint Report.  If either Party determines that it is necessary or desirable to prepare a Technical Report pursuant to Sections 13.7(b) or (c), it shall so notify the other Party prior to engagement of any Qualified Expert or other professional to prepare such a report or compilation of data for the purpose of such a report.  If the other Party has need for the same or a comparable or similar report, the Parties shall endeavor, as an amendment to the existing Program and Budget, to identify a Qualified Expert and to define the scope of the Technical Report that will allow the preparation of a Technical Report, jointly funded in accordance with the Vested Acquisition Rights of the Parties, meeting the requirements of both Parties.  If a Party does not wish to participate in preparation of a Technical Report or if the Parties cannot agree on the Qualified Expert or scope of the Technical Report, or if either Party makes a determination that it needs to complete a Technical Report within a time frame that does not allow for consideration and preparation of a jointly funded Technical Report pursuant to this Section 13.7(d), either Party may proceed, at its sole cost, to prepare a Technical Report pursuant to Sections 13.7(b) or (c).

(e)           Limits on Discloser.  The provisions of Section 13.7(b) shall apply pro tanto to any disclosure of any technical information regarding the Properties required under any applicable law, regulation of any regulatory agency (including without limitation the United States Securities and Exchange Commission ) or stock exchange requirement other than those specifically identified in Section13.7(b) and (c).

13.8           Waiver; Amendment.  Any of the terms or conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance, or satisfaction of any other term or condition hereof.  Any of the terms of provisions of this Agreement may be amended or modified at any time by agreement in writing.

13.9           Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

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13.10           No Tax Partnership.  The Parties agree that their relationship shall not constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended, and that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

13.11           Attorneys’ Fees.  In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, and costs.

13.12           Further Documents.  At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this Agreement and the transactions contemplated hereby.

13.13           Dispute Resolution; Arbitration.  The Parties hereby agree that any dispute arising under this Agreement shall be subject to the dispute resolution procedure set forth in this Section 13.13.

(a)           The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute.  Within seven business days of receipt of such notice, Bill Salisbury (for Cameco) and Richard A. Van Horn (for URI), or their designated successors, shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute.  If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven business days after their conference, circulate to the Senior Management of the respective Parties a memorandum outlining in reasonable detail the nature of the dispute.  Within five business days after  receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute.  Senior Management may within the five-day period engage the services of an independent mediator to assist them in attempting to resolve the dispute or may determine that arbitration should be undertaken.  The Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 13.13(a) shall not be used in any legal proceeding against the Party that made such statement.

(b)           If the Parties have been unable to resolve a Dispute pursuant to Section 13.13(a), then upon notice by either to the other Party, the disputes, claims, controversies, questions or differences shall be finally settled by arbitration (rather than by judicial resolution) in accordance with the arbitration provisions set forth in the remainder of this Section 13.13.

(c)           The following procedural rules shall apply to any arbitration conducted pursuant to this Agreement:

(i)           Any controversy or claim arising out of or related to this Agreement shall be settled by final and binding arbitration conducted expeditiously in accordance with the AAA Commercial Arbitration Rules, the Optional Procedures for Large, Complex Commercial Disputes, and the Optional Rules for Emergency Measures of Protection (the “Rules”). In the event of a conflict between this Section 13.13 and the Rules, this Section 13.13 shall govern.  The attorney-client and work product privileges will be honored in the arbitration as though the case was being determined in a Texas court.

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(ii)           The arbitration shall be conducted before three independent and impartial arbitrators, one to be appointed by each Party within 30 days after either Party gives written notice of the initiation of arbitration proceedings to the other Party, and the third to be appointed by the two arbitrators selected by the Parties, not later than 20 days after they have both been selected. The Parties may elect by written agreement to conduct any arbitration before a single arbitrator mutually agreeable to them.

(iii)           The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need for such depositions.  The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(d)           The proceedings shall be conducted in an expeditious manner.

(e)           The arbitrators shall have authority to award any remedy or relief that a court of the State of Texas could order or grant. in making monetary awards, the arbitrators are empowered to award only compensatory damages.  Each Party hereby irrevocably waives any damages in excess of compensatory damages, including a waiver of any punitive or multiple damages.  The arbitrators may, in their discretion, grant pre-award interest, and if so, such interest may be at commercial rates during the relevant periods.  The arbitrators may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable.  The failure of a Party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting Party may be stricken and partial or final award entered against such Party, or the arbitrators may award such lesser sanctions as they deem appropriate.

(f)           Prior to rendering their final award, the arbitrators shall submit to the Parties an unsigned draft of the proposed award (exclusive of any award of costs and attorneys fees) and each Party, within 30 days after receipt of such draft award, may serve on the other Parties to the arbitration and file with the arbitrators:  (i) a written statement outlining any claimed errors of fact, law, computation or otherwise; and (ii) a certification by the Party’s counsel of the costs and attorneys’ fees directly expended in the arbitration.  Within 30 days after receipt of the written statement of each Party to the arbitration, the arbitrators shall render their final award.  The award shall state the reasoning on which it rests.

32

(g)           In the final award, the arbitrators are authorized to award, as the arbitrators deem fair and just, to the Party deemed by the arbitrators to be the prevailing Party, that Party’s costs and reasonable attorneys’ fees.

(h)           All deadlines specified in this Section 13.13 may be extended by mutual written agreement of the Parties.

(i)           Each Party shall be required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

(j)           The procedures specified in this Section 13.13 will be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement that are not resolved pursuant to the provisions of Section 13.13(a), and shall survive the termination of this Agreement; provided, however, that, prior to the appointment of the arbitrators, a Party may seek a preliminary injunction or other preliminary judicial relief in the courts of the State of Texas if in the judgment of that Party such action is necessary to avoid irreparable damage or to preserve the status quo. Despite the initiation of any such judicial proceedings, the Parties will continue to participate in good faith in the procedures specified in this Section 13.13.

13.14           Guarantees.  The obligations of URI hereunder shall be guaranteed by Uranium Resources, Inc. (or such other Affiliate of URI as is providing a guaranty to KMF of URI’s obligations under the KMF Option Agreement and the lessee’s obligations under the Leases, if Uranium Resources, Inc. ceases to be the Affiliate of URI that is providing such guarantees).  The obligations of Cameco hereunder shall be guaranteed by Power Resources, Inc., d/b/a Cameo Resources; provided that, if Cameco agrees to supply to KMF a guarantee of any other Affiliate of Cameco with a net worth greater than Cameco Resources, the guarantee given to URI pursuant to this Section shall be given by that same Affiliate of Cameco.  Each of such guarantees shall be substantially in the form of Exhibit F attached hereto.

13.15           Counterparts.  This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall be deemed to constitute one and the same document.

13.16           Rule Against Perpetuities.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the effective date of this Agreement.

13.17           No Third Party Beneficiaries

.  Nothing in this Agreement is intended to create, nor shall anything in this Agreement be intended to create, nor shall anything in the Agreement be deemed to create or have created, any third party beneficiary rights, other than the indemnification provided in this Agreement for each Party’s respective officers, directors, employees, Affiliates, successors and assigns.

13.18           Remedies.  With respect to any obligation of a Party to this Agreement to execute and deliver a document pursuant to any provision of this Agreement, if the Party fails to execute and deliver that document, the Parties agree that the other Party shall be entitled to seek the remedy of specific performance, as well as all other legal and equitable remedies available to it.

33

13.19           Limitation on Damages.  NOTWITHSTANDING THE PROVISIONS OF ARTICLE 8 OR ANY OF THE OTHER PROVISIONS OF THIS AGREEMENT, NEITHER CAMECO NOR URI SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS, PUNITIVE, MULTIPLE OR OTHER SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BREACH OF ANY OF THE PROVISIONS HEREOF.

IN WITNESS WHEREOF, the Parties hereto have caused this Exploration Agreement to be duly executed, delivered, and effective from the date first above written.

CAMECO TEXAS INC.,
a Texas corporation

By:
Name:	William P. Goranson
Title:	President

By:
Name:	Ted Robinette
Title:	Treasurer

URI, INC.,
a Delaware corporation

By:
Name:	Donald C. Ewigleben
Title:	President and Chief Executive Officer

34

EXHIBIT A
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

KMF OPTION AGREEMENT

AMENDMENT TO
URANIUM MINING LEASE OPTION

THIS AMENDMENT TO MINING LEASE OPTION (“this Amendment”) is made and entered into on the date set forth in the acknowledgements hereto, to be effective, however, for all purposes as of December 1, 2010, by and between The John G. and Marie Stella Kenedy Memorial Foundation (“Grantor”) and URI, Inc., a Delaware corporation, its successors and assigns, whose address is 641 East FM 1118, Kingsville, Texas 78363 (“Grantee”).

WITNESSETH

WHEREAS, Grantor and Grantee have entered into that certain Uranium Mining Lease Option dated effective December 1, 2010 for certain lands located in Kenedy County, Texas (the “Option Agreement”); and

WHEREAS, the parties have determined that the acreage and legal description of the Option Premises set forth in the Option Agreement are erroneous in certain respects.

NOW, THEREFORE, for and in consideration of the Option Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and Grantee, for their mutual benefit, agree to amend the Option Agreement in the following respects:

1.           Exhibit “A” to the Option Agreement, including Attachment A thereto, is replaced in its entirety with Exhibit “A” attached to this Amendment, including the plat referenced as “Attachment ‘A’”, and such amended Exhibit is incorporated into the Option Agreement for all purposes, to be effective as of December 1, 2010.

2.           The definition of “Option Premises” in Section 1 of the Option Agreement is replaced in its entirety by the following:

“Option Premises” means the land upon which the Exploration Program will be conducted as described in Exhibit A to this Agreement.  The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of The John G. and Marie Stella Kenedy Memorial Foundation in Kenedy County, Texas.  Said lands are the Los Finados Grant as depicted in the plat survey attached as “Attachment A” to Exhibit A hereto originally surveyed for Mifflin Kenedy by Felix Blucher in June 1869 and again by William N. Lothrop in 1986 for the J.G. & M.S. Kenedy Memorial Foundation, comprising 54,847.35 acres, more or less, of land.

3.           Grantee shall have no rights and is not subject to any duties pertaining to Option Premises under the Option Agreement as to lands not within those described in the amended Exhibit A attached hereto.

Except as expressly modified by this Amendment, the Option Agreement remains in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, this instrument is executed effective as of the 1st day of December, 2010.

GRANTOR:

The John G. and Marie Stella Kenedy Memorial Foundation

By:          ____________________________________________
Marc A. Cisneros, CEO/Executive Vice President

GRANTEE:

URI, Inc.

By:          ____________________________________________
Donald C. Ewigleben, President/ Chief Executive Officer

ACKNOWLEDGEMENTS

STATE OF TEXAS	§

COUNTY OF NUECES	§

This instrument was acknowledged before me this ______ day of May, 2011, by Marc A. Cisneros, CEO/Executive Vice President of The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, on behalf of said corporation.

________________________________
Notary Public, State of Texas

STATE OF	§

COUNTY OF	§

This instrument was acknowledged before me this _______ day of May, 2011, by Donald C. Ewigleben, President/Chief Executive Officer of URI, Inc., a  Delaware corporation, on behalf of said corporation.

________________________________
Notary Public

EXHIBIT” A”
to Uranium Mining Lease Option

ATTACHED TO AND MADE A PART OF THAT CERTAIN URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS GRANTOR, AND URI, INC. AS GRANTEE, DATED EFFECTIVE DECEMBER 1, 2010

OPTION PREMISES DESCRIPTION
(AMENDED)

The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of The John G. and Marie Stella Kenedy Memorial Foundation in Kenedy County, Texas.  Said lands are the Los Finados Grant as depicted in the reduced size plat survey attached hereto as “Attachment A” originally surveyed for Mifflin Kenedy by Felix Blucher in June 1869 and again by William N. Lothrop in 1986 for the J.G. & M.S. Kenedy Memorial Foundation, comprising 54,847.35 acres, more or less, of land.  Each of the parties hereto acknowledges that it has a full size copy of the 1986 William N. Lothrop survey plat in its possession.

A-1

ATTACHMENT "A"

MERIDIAN
OF THE
TEXAS COORDINATE SYSTEM
(SOUTH ZONE)
SCALE : 1"=4,000'

NOTE:

1) All lengths shown hereon are on the grid plane of the Texas Coordinate System, unless otherwise noted.

2) Grid factor shown hereon may be applied directly to all lengths shown hereon with good results for field use. More precise surface lengths may be obtained by computing combined factors of coordinate positions shown on the extremities of lines and applying the mean of the factors of the extremities to grid lengths shown hereon.

3) Survey horizontal control shown hereon (KMF Control Monuments) per plat showing location of control monuments recorded in Volume 4 Page 29 of the Map Records of Kenedy County, Texas.

4) Positions of control monuments near fences are exaggerated for clarity.

DETAIL: N.W. CORNER
NO SCALE
LAS BARROSAS GRANT
(PATENTED)
SAN PEDRO DE LAS MOTAS GRANT
LOS FINADOS GRANT
EL PALMITO GRANT
SEE SHEET 5 OF 7
LAS MOTAS DE LA
BARRETA GRANT
SEE SHEET 6 OF 7
LA BARRETA GRANT
TEX-MEX SURVEYS
39
40
41
42
43
44
45
46
47
48
49
50
90
89
88
87
86
85
84
83
82
81
80
79
91
92
93
94
95
96
97
98
99
100
101
102
143
142
141
140
139
138
137
136
135
134
133
132
144
145
146
147
148
149
150
151
152
153
154
155
206
205
204
203
202
201
200
199
198
197
196
195

DETAIL: APPARENT OVERLAP
AT S.W. CORNER

SURVEYORS' CERTIFICATE:

I, William N. Lothrop, Registered Public Surveyor of the State of Texas, do hereby certify that this is a true and correct plat of a survey as accomplished on the ground. Reference is hereby made to Surveyors Report titled "SURVEY PROJECT IN KENEDY COUNTY, TEXAS" of which this plat is a portion.

William N. Lothrop
Registered Public Surveyor

I, M.L. Clounch, Registered Public Surveyor of the State of Texas do hereby certify that the survey and construction delineated on this map were accomplished under my general supervision.

M.L. Clounch
Registered Public Surveyor

CONSTRUCTION NOTE: KMF SUBD. FOR MINERAL DEVELOPMENT:

1. The user of this map should compute all interior block corners (except on the railroad shown hereon - see note 2 below) and all perimeter intersections from the key points indicated by the symbol ⌖, using bearings parallel with or perpendicular to the computed bearing N 89°27'21.6" E, and holding block dimensions of 5213.446 feet (except where it is evident that particular block lines have been extended past this length to a perimeter boundary intersection or made shorter by an intersection with a perimeter boundary.

2. The eastern boundary of the blocks adjacent to the west of the railroad shown hereon is the western right-of-way line of said railroad, as delineated on Sheet 3 of 7 of this K.M.F.; the western boundary of the blocks adjacent to the east of the railroad shown hereon is the eastern right-of-way line of said railroad as delineated on said sheet.

3. Some blocks extend into the adjacent El Palmito and Las Motas de la Barreta Grants.

REVISED: OCTOBER, 1994, TO SHOW Construction of KMF Subdivision for Mineral Development (not surveyed on the ground).

PLAT OF SURVEY
OF
54,847.35 ACRES± (GRID)
IN THE
LOS FINADOS GRANT
(PATENTED)
STATE OF TAMAULIPAS TO JUAN N. DE GARZA
DECEMBER 2, 1835
SURVEYED FOR MIFFLIN KENEDY BY
FELIX BLUCHER, JUNE 5-10, 1869
(BOOK "Y", PAGES 36-38, SURVEY RECORDS, CAMERON COUNTY, TEXAS)
SURVEYED JANUARY THROUGH MARCH, 1986

J.G. & M.S. KENEDY MEMORIAL FOUNDATION

WILLIAM N. LOTHROP
REGISTERED PUBLIC SURVEYOR

SHEET 3 OF 7

URANIUM MINING LEASE OPTION

STATE OF TEXAS	§
§
COUNTY OF KENEDY	§

THIS URANIUM MINING LEASE OPTION AGREEMENT (“this Agreement”), made and entered into effective December 1, 2010 (the “Effective Date of this Agreement”), by and between The John G. and Marie Stella Kenedy Memorial Foundation, herein called “Grantor”, and URI, Inc., a Delaware corporation, its successors and assigns, whose address is 641 East FM 1118, Kingsville, Texas, 78363, herein called “Grantee”.

WITNESSETH

WHEREAS, upon the terms and conditions hereinafter set forth, Grantee desires to secure the right to perform exploration activities on and to acquire an option to acquire an In-Situ Uranium Mining Lease covering the lands located in Kenedy County, described on Exhibit “A”, attached hereto and made a part hereof (the “Option Premises”).

NOW, THEREFORE, for and in consideration of Ten ($10.00) dollars in hand paid, and in consideration of and subject to the terms, conditions, covenants, limitations and reservations contained in this agreement, the receipt and sufficiency of which are acknowledged, Grantor and Grantee agree as follows, to-wit:

1.  Definitions.  When used in this Option, the following capitalized terms have the meaning specified:

 “Adverse Environmental Event”  means any spill, release, discharge, or storage, treatment, disposal, or any underground injection of any “Polluting Substance”, or the violation of any “Environmental Protection Law”.  Such term also includes any contamination of air, surface water, ground water, soil, subsurface or any other natural resource.

“Affiliate” or “Affiliates” shall mean any person or entity that is a parent, subsidiary, affiliate, venturer, partner, member of or with or otherwise related to Grantee or whose ownership, operation, control or management is to any extent in common with or related to Grantee.

“Drilling Operations” shall mean actual drilling operations with a drilling rig rigged up and on location on the Option Premises, together with all attendant equipment needed to drill an Exploration Well to the intended depth, where the drill bit is below the surface of the ground.

 “Environmental Protection Laws” means any and all applicable local, state, and federal environmental laws; any regulations promulgated under such statutes; or any other environmental statutes or regulations administered by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, the U.S. Coast Guard, the U.S. Army Corps of Engineers, the U.S. Fish & Wildlife Service, the National Oceanic and Atmospheric Administration, the Department of Commerce, the Department of the Interior, the Council on Environmental Quality, the Texas Parks & Wildlife Department, the Texas General Land Office, the Texas Water Commission, the Texas Air Control Board, the Texas Railroad Commission, the Texas Department of Health, the Texas Commission on Environmental Quality, or any successor to any such governmental agency, and further including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Federal Water Pollution Control Act (“Clean Water Act”), the Safe Drinking Water Act, the Clean Air Act, the National Environmental Protection Act (“NEPA”), the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Uranium Mill Tailings Act, the Texas Water Code, the Texas Soil and Waste Disposal Act, Railroad Commission of Texas Surface Mining and Reclamation rules and regulations, and all Texas Commission on Environmental Quality rules and regulations pertaining to uranium mining and exploration activities and to the protection of natural resources, as those laws, rules and regulations presently are in effect or are hereafter enacted or amended or interpreted by legislative, judicial or administrative authority during the term of this Agreement.

“Exploration Program” shall mean a staged drilling program designed to evaluate a property for the presence of an economically recoverable uranium ore body.  This program may encompass drilling, logging, access, reclamation and restoration work, data analysis, geological and engineering evaluation, permitting and any other associated activities necessary for evaluation of the Option Premises.

“Exploration Well” shall mean any well drilled for the purposes of determining the existence of favorable geologic environments for the formation of uranium ore bodies or the existence of the ore bodies themselves.

“Lease Option”  shall mean Grantee’s option to enter into one or more In-Situ Uranium Mining Leases as described in Section 4.

“Leased Substances”  shall mean uranium, uranium oxide, thorium, molybdenum, vanadium and other fissionable or spatially associated substances similar to and produced in conjunction therewith, and specifically excluding oil, gas and associated hydrocarbon substances and coal, lignite, sand, gravel, rock and caliche.

“NGO” shall mean any non-governmental organization.

“Option Premises” means the land upon which the Exploration Program will be conducted as described in Exhibit A to this Agreement.  The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of the John G. and Marie Stella Kenedy Memorial Foundations lands in Kenedy County, Texas.  Said lands are out of the Juan N De La Garza Survey, Abstract 36, “Los Finados”, comprising 52, 024 acres, more or less, and a 1,500 acre tract adjacent to its south side described as a portion of the Sarita Kenedy East, for a total of 53,524 acres, more or less.

"Polluting Substance" means: a) any “hazardous substance” as defined by CERCLA; b) any “hazardous waste” as defined in the RCRA; c) any petroleum, or petroleum product or by-product; d) any polychlorinated biphenyl; e) any other pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance of any kind or character regulated or within the meaning of any other Environmental Protection Laws.

“RCT” shall mean the Railroad Commission of Texas.

“TCEQ” shall mean the Texas Commission on Environmental Quality.

“Water Supply Well” shall mean any Well that is used to supply water for domestic, livestock, agricultural, or industrial purposes that is not used or intended for use in uranium recovery or groundwater restoration operations as provided for in this Agreement.

“Well” shall mean any excavation that is drilled, cored, bored, washed, fractured, driven, dug, jetted, or otherwise constructed for the intended use of locating, monitoring, dewatering, depressurizing, observing, diverting, or acquiring groundwater, or for conducting pumping or aquifer tests.

2.  Exploration Rights.  Grantor does hereby GRANT UNTO Grantee and its successors and assigns, to the extent, but only to the extent that Grantor has the right and power to do so, the exclusive and irrevocable permit, right and privilege, but only for the express purposes set out herein, for a period of 36 months, commencing as of the date appearing above, and ending at 5:00 p.m. Corpus Christi time, on November 30, 2013 (the “Election Date”), to explore for Leased Substances and to conduct or have conducted geological, geophysical, core hole drilling and core analysis or other survey evaluation techniques of a similar nature selected by Grantee to determine the possibility of the presence of one or more deposits, structures and/or reservoirs favorable for the accumulation and production of Leased Substances, insofar as said Leased Substances are located in, under, or on all or any portion the Option Premises.

3.     Minimum Exploration Obligation.  Subject to relief granted under the Force Majeure clause in Section 9, Grantee agrees to drill or cause to be drilled a minimum of one hundred (100) Exploration Wells on the Option Premises or to expend at least One Million Dollars ($1,000,000), whichever first occurs, in conducting the Exploration Program prior to the first anniversary date of the Effective Date of this Agreement.  Likewise, Grantee agrees to drill or cause to be drilled an additional two hundred (200) Exploration Wells on the Option Premises or to expend at least an additional One Million Five Hundred Thousand Dollars ($1,500,000), whichever first occurs, in conducting the Exploration Program prior to the second anniversary date of the Effective Date of this Agreement.  Finally, Grantee agrees to drill or cause to be drilled an additional two hundred (200) Exploration Wells on the Option Premises or to expend at least an additional Two Million Dollars ($2,000,000), whichever first occurs, in conducting the Exploration Program prior to the Election Date.  Exploration Wells drilled in excess of the yearly requirements, and dollars expended in excess of the yearly requirements shall count towards the next year’s requirements.  Unless the Grantee has exercised the Lease Option as provided for in Section 4 below, at each anniversary date following the Effective Date of this Agreement, and subject to the following paragraph of this Section, this Agreement, and all of Grantee’s rights hereunder, will automatically terminate if Grantee has not met the minimum Exploration Well drilling or dollar expenditure obligations set forth in this Section, provided however, that if Grantor agrees in writing that Grantee is actively advancing the Exploration Program to Grantor’s satisfaction, this Agreement shall not terminate.  Before each anniversary date of the Effective Date of this Agreement, Grantee will evaluate the results of the Exploration Program, and Grantee will furnish to Grantor a detailed statement identifying the number and location of Exploration Wells drilled, along with all other expenditures incurred attributable to the Exploration Program.  Grantee retains the right to terminate this Agreement at any time, and in the event of such termination, Grantee shall have no further obligation to drill any Exploration Wells or to expend any additional amounts for the Exploration Program other than those commitments for the year in which termination occurs, provided that Grantee’s obligations to restore the Option Premises will survive termination of this Agreement until and unless Grantee is fully released by the regulatory agency having jurisdiction for restoration.  In the event of termination under the provisions of this Section, Grantee will immediately furnish to Grantor a release of this Agreement and will cause such release to be recorded in the Official Records of Kenedy County, Texas.

If, as of any anniversary date of the Effective Date of this Agreement, a shortfall in the required minimum drilling or monetary expenditure is identified, and Grantee does not dispute the same, Grantee shall have thirty (30) days to remedy such deficiency, either by completing the commitment or by paying to Grantor the difference between the monetary amount required to meet the commitment and the monetary amount actually expended on the Option Premises for the applicable annual period.

4. Lease Option.  If Grantee is not in breach of any term, covenant or condition of this Agreement, then Grantee shall have the right, but not the obligation, to make an election at any time on or before the Election Date, to acquire one or more In-Situ Uranium Mining Leases covering not less than 1000 acres each of the Option Premises in the form of the In-Situ Uranium Mining Lease attached hereto as Exhibit “B”, by (a) designating in writing the portion or portions of the Option Premises to be included in the In-Situ Uranium Mining Lease(s), (b) paying or tendering to Grantor the sum of Two Hundred Dollars ($200.00) per acre for each acre included in the In-Situ Uranium Mining Lease(s) by cashier’s check or by wire transfer (c) delivering a fully completed In-Situ Uranium Mining Lease or Leases in the form as is attached hereto as Exhibit “B”, complete with all blanks properly filled in and with a property description containing a legal metes and bounds description for the portion of the Option Premises to be covered by each Lease and (d) delivering a form of memorandum of each In-Situ Uranium Mining Lease for recording, as provided in Section 23.3 of Exhibit “B” (“Memorandum”) and a duly executed recordable release describing the Option Premises not being leased.  If Grantee exercises the Lease Option, it will be released from any further minimum exploration requirements as outlined in Section 3 above.  It is agreed that the acreage to be included and covered in each In-Situ Uranium Mining Lease shall be formed in such a manner so as to include contiguous lands and not leave any strips or gores of unleased acreage.  Furthermore, the acreage to be covered by each distinct In-Situ Uranium Mining Lease must correspond to Grantee’s good faith assessment of one or more distinct Production Areas capable of being developed under a unified and coordinated mine plan or logical mining unit.  Grantee agrees to consult in advance with Grantor in the designation of acreage to be assigned to any In-Situ Uranium Mining Lease(s) acquired hereunder, so that the lease or leases acquired hereunder are designated in a manner that prohibits Grantee from “warehousing” acreage without conducting actual development and production of Leased Substances.  The written designation shall be by instrument prepared and signed by Grantee, stating that Grantee has elected to exercise the Lease Option to obtain one or more In-Situ Uranium Mining Leases and containing such other statements, terms, covenants and conditions as are appropriate to such election.  Such designation and the payment of such sum of money may be either hand delivered to Grantor or mailed to Grantor at the address provided above by Certified Mail, Return Receipt Request, postage prepaid, deposited with the U.S. Postal Service, or delivered by reputable overnight courier.  Upon such timely and proper election by Grantee, that includes (a) designation in writing of the portion of the Option Premises to be included in the In-Situ Mining Lease, and (b) the proper and timely payment of the full bonus money required, (c) the delivery of the In-Situ Uranium Mining Lease(s)  and Memoranda thereof that are fully and completely filled out with a proper metes and bounds legal description, Grantor shall immediately execute said In-Situ Uranium Mining Lease(s)  and Memoranda, dated as of the date Grantor receives all of the four above-required items required to elect to exercise this Lease Option and deliver same to Grantee.

5.  Damages to Pasture Lands.  Grantee shall pay to Grantor the sum of One Hundred Dollars ($100.00) for each Exploration Well drilled on any portion of the Option Premises as damages for surface damages caused by the drilling of each Exploration Well, including, without limitation, subsidence and any damage to pasture resulting from such operations.  In addition to the above, Grantee shall, as much as is reasonably possible, restore the land back to its original condition within sixty (60) days of the drilling of each Exploration Well.  In the event Grantee fails to restore the land as required, Grantee shall pay Grantor any actual damages it incurs as the result of the failure to restore. Such payment shall be in addition to any other payment required above in this Section.

6.  Damages to Crop Lands.  In addition to the damages described in Section 5 above, Grantee shall pay to the Grantor the sum of Two Hundred Fifty Dollars ($250.00) for each acre, or a proportionate amount for each fraction of an acre, of then-growing crops which are damaged by virtue of Grantee’s operations in drilling any such Exploration Well.  “Crops” shall mean planted and cultivated crops to be harvested from the Option Premises, such as, but not limited to, wheat, corn, milo, hay and alfalfa, but excluding naturally growing vegetation used solely for onsite livestock grazing or ground cover.  Such crop damages shall be reduced by the amount of Exploration Well damages that have already been paid within the crop damage acreage.  In addition to the above, Grantee shall, as much as is reasonably possible, restore the land back to as near its original condition as is reasonably possible within sixty (60) days of the drilling of each Exploration Well.  In the event Grantee fails to restore the land as required, Grantee shall pay Grantor any actual damages it incurs as the result of the failure to restore. Such payment shall be in addition to any other payment required above in this Section.

7. INDEMNITY, RELEASE, INSURANCE AND WAIVERS

7.1 INDEMNITY. GRANTEE SHALL INDEMNIFY AND HOLD HARMLESS GRANTOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (THE “INDEMNIFIED PERSONS”), AGAINST ANY AND ALL EXPENSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LIABILITIES, FINES, LIENS, PENALTIES, AND CAUSES OF ACTION OF ANY NATURE OR INJURY TO OR DEATH OF PERSONS (INCLUDING DEATHS OF OR INJURIES TO EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES AND PERMITEES OF GRANTEE) AND/OR LOSS OR DAMAGE TO PROPERTY INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES, EXPERT’S FEES, AND COURT COSTS (“INDEMNIFIED LIABILITIES”) DIRECTLY OR INDIRECTLY ARISING OUT OF, CAUSED BY, OR RESULTING FROM (IN WHOLE OR IN PART) THE FOLLOWING ACTS OR OMISSIONS INCLUDING NEGLIGENCE AND WILLFUL MISCONDUCT, ON THE GRANTOR'S PROPERTY DURING OR UNDER THE TERMS OF THIS AGREEMENT:

(A) THE CONDITION OF THE OPTION PREMISES,

(B) ANY ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(C) ANY VIOLATION OF ANY LAWS, RULES OR REGULATIONS BY GRANTEE, OR BY GRANTEE’S SUCCESSORS OR ASSIGNS, OR BY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(D) THE VIOLATION BY GRANTEE OF THE RIGHTS OF HOLDERS OF RIGHTS OR INTERESTS IN THE OPTION PREMISES, OR

(E) THE DISCLOSURE BY GRANTEE OF DATA, ANALYSES OR INFORMATION PERTAINING TO THE OPTION PREMISES OBTAINED BY, THROUGH, OR UNDER GRANTEE, OR OF INTERPRETATIONS THEREOF, BY, THROUGH OR UNDER GRANTEE, EVEN IF THE INDEMNIFIED LIABILITIES ARE CAUSED IN PART BY OR DUE TO THE PARTIAL OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF AN INDEMNIFIED PERSON.  GRANTEE’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PERSONS DOES NOT COVER LIABILITIES RESULTING FROM THE SOLE NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF AN INDEMNIFIED PERSON.

GRANTOR SHALL ADVISE GRANTEE IN WRITING OF ANY ACTION, ADMINISTRATIVE OR LEGAL PROCEEDING OR INVESTIGATION AS TO WHICH THIS INDEMNIFICATION MAY APPLY WITHIN 10 DAYS OF GRANTOR’S RECEIPT OF NOTICE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY GRANTEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE GRANTEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE GRANTEE NOTICE.  GRANTEE, AT GRANTEE’S EXPENSE, SHALL ASSUME ON BEHALF OF THE INDEMNIFIED PERSONS AND CONDUCT WITH DUE DILIGENCE AND IN GOOD FAITH, THE DEFENSE THEREOF WITH COUNSEL SATISFACTORY TO GRANTOR; PROVIDED, HOWEVER, THAT THE INDEMNIFIED PERSONS SHALL HAVE THE RIGHT, AT ITS OPTION, TO BE REPRESENTED THEREIN BY ADVISORY COUNSEL OF SUCH PERSON’S SELECTION AND AT SUCH PERSON’S OWN EXPENSE.  IN THE EVENT OF THE FAILURE BY GRANTEE TO FULLY PERFORM IN ACCORDANCE WITH THIS INDEMNIFICATION, THE INDEMNIFIED PERSONS MAY SO PERFORM, BUT ALL COSTS AND EXPENSES SO INCURRED BY THE INDEMNIFIED PERSONS IN THAT EVENT SHALL BE REIMBURSED BY GRANTEE TO THE INDEMNIFIED PERSONS, TOGETHER WITH INTEREST ON THE SAME FROM THE DATE ANY SUCH EXPENSE WAS PAID BY AN INDEMNIFIED PERSON UNTIL REIMBURSED AT THE RATE OF 18% PER ANNUM OR THE MAXIMUM RATED PROVIDED BY LAW, WHICHEVER IS LESS.  THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEES’ BENEFIT ACTS.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.2	RELEASE.

A.           GRANTEE RELEASES GRANTOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TENANTS, SUCCESSORS AND ASSIGNS (“RELEASED PERSONS”) FROM ALL LIABILITY FOR ANY DAMAGE OR INJURY GRANTEE, GRANTEE’S SUCCESSORS OR ASSIGNS, OR ANY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS, MAY SUSTAIN FROM ANY AND ALL SOURCES OR CAUSES EXCEPT TO THE EXTENT, SUCH DAMAGE OR INJURY IS PROXIMATELY CAUSED BY THE SOLE GROSS NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF A RELEASED PERSON.  GRANTEE WAIVES ALL RIGHT TO RECOVER FOR CONSEQUENTIAL, PUNITIVE AND/OR EXEMPLARY DAMAGES, UNLESS SUCH WAIVER IS SPECIFICALLY PROHIBITED BY STATUTE, WITH RESPECT TO ANY CAUSES OF ACTION WHICH MAY ARISE AGAINST A RELEASED PERSON OR ON OR AFTER THE DATE HEREOF. THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.3 ENVIRONMENTAL INDEMNITY. GRANTEE SHALL COMPLY WITH ALL APPLICABLE LAWS NOW IN EFFECT OR HEREINAFTER ENACTED, INCLUDING ENVIRONMENTAL PROTECTION LAWS.  GRANTEE TAKES FULL RESPONSIBILITY FOR ALL CLEANUP COSTS AND DAMAGES AS A RESULT OF ANY AND ALL “ADVERSE ENVIRONMENTAL EVENTS” ARISING OUT OF THE ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS.

GRANTEE SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PERSONS HARMLESS FOR ALL COSTS, EXPENSES, AND LIABILITY RELATING OR ARISING IN ANY WAY WHATSOEVER FROM AN ADVERSE ENVIRONMENTAL EVENT AFFECTING THE OPTION PREMISES OR ADJACENT LAND ARISING OUT OF THE ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS. SUCH INDEMNIFICATION INCLUDES ALL ACTIONS, LIABILITIES, CLAIMS, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES), FINES, LIENS, PENALTIES, FORFEITURES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, AND THE COSTS AND EXPENSES INCIDENT THERETO (INCLUDING COSTS OF DEFENSE, SETTLEMENT, AND REASONABLE INVESTIGATION AND EXPERT WITNESS AND ATTORNEY'S FEES), CHARGES, ORDERS, REMEDIAL ACTIONS, REQUIREMENTS, AND ENFORCEMENT ACTIONS OF ANY KIND, WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH GRANTOR MAY HEREINAFTER INCUR OR BE PARTY TO, BECOME RESPONSIBLE FOR OR PAY OUT AS A RESULT OF DEATH OR BODILY INJURY TO ANY PERSON, DESTRUCTION OR DAMAGE TO ANY PROPERTY, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, ANY VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION PROMULGATED BY ANY LOCAL, STATE OR FEDERAL AGENCY OR ENTITY HAVING JURISDICTION OVER SUCH MATTERS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL PROTECTION LAWS.

THIS INDEMNITY SHALL FURTHER APPLY TO ANY RESIDUAL CONTAMINATION RESULTING FROM THE ACTIVITIES OF GRANTEE, GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS, OR OTHER PERSONS ON THE OPTION PREMISES OR ADJACENT LANDS ACTING ON BEHALF OF GRANTEE, OR AFFECTING ANY NATURAL RESOURCES THEREIN, AND TO ANY CONTAMINATION OF ANY PART OF THE GRANTOR'S LAND, THE OPTION PREMISES, LANDS ADJACENT TO THE OPTION PREMISES, OR NATURAL RESOURCES.

GRANTOR SHALL NOTIFY GRANTEE OF ANY CLAIMS OR DEMANDS ASSERTED AGAINST GRANTOR FOR WHICH GRANTOR MAY SEEK INDEMNITY FROM GRANTEE HEREUNDER WITHIN 10 DAYS OF GRANTOR’S RECEIPT OF NOTICE OF ANY SUCH CLAIM OR DEMAND.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY GRANTEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE GRANTEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE GRANTEE SUCH NOTICE.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.4  Insurance. Grantee agrees to obtain and maintain at Grantee's sole cost and expense, commercial general liability insurance; business auto liability insurance; and workman’s compensation insurance and employers liability insurance on its employees.  Such commercial general liability insurance shall be written on an ISO occurrence most current form (or a substitute form providing equivalent coverage), and shall cover liability from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract; shall provide for insured limits for bodily injury or death of not less than $10,000,000 per occurrence limit (if such commercial general liability insurance contains a general aggregate limit, it shall apply separately to the Option Premises); and shall name Grantor as an additional insured using an ISO additional insured endorsement (or a substitute providing equivalent coverage).  Such business auto liability insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos) and shall be written on ISO form (or a substitute form providing equivalent liability coverage), and, if necessary shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00-01.  Workman’s compensation insurance shall be for the statutory limits.

Grantee shall furnish to Grantor, prior to conducting any activities on the Option Premises certificates of such insurance issued by insurance companies reasonably acceptable to Grantor, which companies shall be licensed to do business in the State of Texas.

The policies shall contain severability of interest endorsements, state that the insurance is primary insurance as regards any other insurance carried by Grantor, and shall include a waiver of subrogation in favor of Grantor and its officers, directors, employees, tenants, and agents. Such insurance shall state that Grantor will be notified in writing 30 days prior to cancellation, material change, or non-renewal of insurance.  Grantee shall provide to Grantor a certified copy of any and all applicable insurance policies upon request of Grantor. Timely renewal certificates will be provided as the coverage renews.  Grantee agrees that if such insurance policies are not kept in force during the entire term of this Agreement, Grantor may, but is not obligated to, procure the necessary insurance and pay the premiums therefor.  Grantee agrees that such premiums shall be repaid to Grantor on demand.

All contractors hired by Grantee that will enter on the Option Premises shall also provide insurance complying with these insurance coverage requirements, including providing Grantor with a certificate of insurance verifying coverages required hereby and naming Grantor as additional insured prior to entering upon the Option Premises.  Alternatively, Grantee shall provide Grantor with written evidence from its insurance carriers that Grantee’s required insurance adequately covers the actions and property of such contractors, and supports all of Grantee’s indemnification obligations with respect to the actions of such contractors.

7.6  Waiver of Subrogation. Grantee will have no right or claim against Grantor or its officers, directors, employees, tenants, for any matter covered by Grantee’s insurance (whether caused by negligence of any of such persons or the condition of the Option Premises) by way of subrogation or assignment.  Grantee hereby waives any such right. Grantee shall require its insurance carrier to endorse all applicable policies waiving the carrier's right of recovery under subrogation or other right or claim that might be asserted against Grantor, and to provide Grantor a certificate of insurance verifying this waiver.

 8.0  Miscellaneous.

8.1           Timeliness.  Time is of the essence for all purposes of this Agreement and its attachments.

8.2           Payments.  All payments remain hereunder to Grantor, including the option payment, shall be paid to Grantor at 555 North Carancahua, Suite 1700 Tower II, Corpus Christi, Texas 78478.

8.3           Notices.  All notices and documents required to be delivered hereunder shall be delivered in person, by reputable overnight courier service (such as FedEx or UPS) or by registered U.S. Mail, return receipt requested, postage prepaid, to the following addresses:

If to Grantor:

The John G. and Marie Stella Kenedy Memorial Foundation
555 North Carancahua, Suite 1700 Tower II
Corpus Christi, Texas 78401
Attn:  Marc A. Cisneros,
       CEO/Executive Vice President

If to Grantee:

URI, Inc.
641 East FM 1118
Kingsville, Texas  78363
Attn:  Richard A. Van Horn
Senior Vice President – Operations

with a copy to:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, TX  75067
Attn:  Corporate Secretary

or to such other address as the parties may designate by notice in accordance therewith; and such notices may be effective when received or five (5) days after mailing to the last known correct address, proper postage prepaid, whichever is earlier.

8.4           Other Leases and Easements.  This Agreement is subject to all existing valid and effective oil, gas and/or minerals leases, easements, wind easements, restrictions, liens and encumbrances burdening the Option Premises regardless of whether or not visible on the ground and/or shown and reflected by instruments of record in Kenedy County, Texas, to which, where applicable, reference is here made for all purposes.

8.5           Roads. All travel by Grantee and its agents, employees, contractors, sub-contractors, invitees and permittees, shall be as much as possible on current ranch roads unless instructed otherwise. Grantee shall be responsible for any damages to ranch roads and agrees to make repairs and restore all roads promptly following any damage.  Grantor reserves the right to fully use and enjoy said lands and roads.  Immediately after Grantee has completed its operations on the surface of the lands, it shall restore the surface of the ground to as near as practicable the original condition.  Grantee, to the extent it is necessary to travel off-road, shall have the right to construct temporary roads as necessary and shall use every reasonable effort not to pack, compress or rut the ground and shall restore same to as near as practicable its original condition. In conducting clearing operations for temporary roads, Grantee shall clear senderos with a hydro-axe (wood gator) capable of mulching all brush cleared, and Grantee may use no other equipment for such activities.  All cleared limbs and scrub brush will be stack mulched and the windrows of mulched material shall be spread evenly over all such cleared areas in an effort to control erosion.  No windrowing of brush and debris along the edge of the cleared lines shall be allowed.  Grantee agrees to restore the surface of the portion of the Option Premises used by Grantee as nearly as reasonably practicable to the same condition as it was in before the commencement of such operations.

8.6           Fences.  Grantee will not cut or go over any fence or fences of Grantor at any time or in connection with any operation under this Agreement without first obtaining Grantor’s express consent thereto in writing.  If Grantor consents to the cutting of any fence, the cut must be made in the place and manner designated by the Grantor and prior to the cutting of any fence of Grantor, Grantee will brace the existing fence adequately on both sides of the proposed cut so there will no slack in any of the wires.  Promptly after making such cut Grantee shall and maintain an adequate metal gate in such opening. In the event any gate required to be installed by Grantee is located on an outside fence of Grantor, Grantee shall keep it locked at all times. Grantee shall promptly close all gates, which Grantee, its agents, servants, employees, permittees, contractors, sub-contractors or licensees may use in Grantee’s operations on the Option Premises to prevent the escape of any cattle or other livestock (or wildlife if high fenced) through any open gates. Grantee further agrees to comply with all reasonable rules and regulations proposed by Grantor regarding the opening, closing and locking of all such gates.

8.7           Well Offset.  No exploratory test well, development test well or production hole shall be drilled within one thousand (1,000) feet of any house, barn or any other structure situated on the Option Premises as of the date of Grantee’s operations, or within one thousand (1,000) feet of any water well or similar improvement or corrals on said lands without Grantor’s prior written consent.

8.8           Maps.  Grantee shall furnish to Grantor a map (including GPS coordinates) showing the location and depth of all exploratory test holes, electronic copies of all test hole data, well logs, and any other tests or core analysis taken as well as any and all technical information, analysis, reports and summaries thereof.  Grantor acknowledges that Grantee makes no representation or warranty as to the accuracy, correctness or completeness of any data supplied to Grantor pursuant to this Section.

8.9           Confidential Information.  To the extent any information obtained by Grantor in connection with this Agreement is “Confidential Information” as described herein, the Confidential Information will be kept confidential until the occurrence of the earlier of: (a) the point in time such information is released by Grantee into the public domain; or (b) termination of Grantee’s rights to all or any portion of the Option Premises, provided that in the event Grantee’s rights terminate as to some, but not all of the Option Premises, Grantor will preserve the confidentiality of all Confidential Information attributable to that portion of the Option Premises where Grantee retains rights under this Agreement or any In-Situ Uranium Mining Lease acquired by Grantee hereunder until such time as Grantee’s rights terminate as to such lands.  During said period of time the Confidential Information shall not, without Grantee’s prior written consent, be disclosed by Grantor to third parties in any manner whatsoever, in whole or in part, other than by Grantor to its board of directors, officers, attorneys, agents, representatives, consultants or employees, except as specifically allowed or authorized under the terms of this Agreement.  Grantor shall be obligated to require authorized recipients of Confidential Information pursuant to the foregoing sentence to maintain such information as confidential in accordance with this Section.

The term “Confidential Information” shall include all information required to be delivered to Grantor under this Agreement that pertains to the Option Premises, except it shall not include any information or any portion of the such information that: (i) is now or hereafter becomes available to Grantor or anyone else on a non-confidential basis; (ii) is already in Grantor’s possession and not subject to a confidentiality agreement with Grantee or a third party; (iii) is not held as confidential by Grantee; (iv) is filed with or is required to be filed with a governmental or regulatory agency, commission or department; or (v) is obtained pursuant to discovery under the Texas or Federal Rules of Evidence in any future lawsuit.

In the event that Grantor or any of its attorneys, agents, representatives, consultants or employees becomes legally compelled, or required by law, rule or regulation to disclose any of the Confidential Information, said person or entity being legally compelled or required to provide such Confidential Information, will, to the extent reasonably possible or practicable, provide Grantee with prompt notice so that a protective order or other remedy may be timely sought.  In the event that such protective order or other remedy is not obtained on or before two (2) days prior to the date the Grantor is required to furnish said Confidential Information, Grantor will only furnish that portion of the Confidential Information that Grantor is advised by opinion of counsel is legally compelled or required to be provided.

Notwithstanding anything to the contrary stated elsewhere herein, it is agreed and controllingly provided that this Section 8.9 does not restrict legal discovery under the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, nor does it require the exclusion of any evidence otherwise discoverable or admissible under the Texas Rules of Evidence or the Federal Rules of Evidence in any subsequent proceeding merely because documents and/or information were obtained under the terms of this Section.

8.10           Warranty.  Grantee stipulates that Grantee has inspected and is familiar with the Option Premises and except as specifically set forth in this Section 8.10, Grantor makes no warranty of any kind under this Agreement, including without limitation warranties as to title, the condition or fitness for any particular purpose of the Option Premises or the Agreement hereby entered into.  Grantee expressly stipulates it has made its own independent investigation and determination of all facts deemed relevant by Grantee before entering into this Agreement.  Before commencing operations, Grantee shall obtain and fully comply with all necessary governmental permits and secure written permission from all necessary parties or owners. GRANTEE ACCEPTS THE CONDITION OF THE OPTION PREMISES “AS IS” WITHOUT WARRANTY OF TITLE, FITNESS OR ANY IMPLIED WARRANTIES. Grantor represents and warrants that it has taken all steps and obtained all board of director and other approvals necessary to duly authorize Grantor to enter into this transaction and that the person executing this Agreement on behalf of the Grantor is duly authorized to do so as the lawful and valid act of the Grantor.  Grantor covenants and agrees that, promptly after execution of this Agreement, it shall take reasonable measures in an effort to supply Grantee with copies of all unrecorded agreements it has entered into or to its knowledge is subject to (or relevant excerpts therefrom) that may materially and adversely affect Grantee’s operations hereunder.  Furthermore, Grantor shall apprise Grantee of any new agreements it enters into with third parties that may materially and adversely affect Grantee’s operations under this Agreement.

8.11           Staging Area.  Grantee shall have the right to establish and utilize a maximum of two (2) temporary staging areas, each of which will not exceed three (3) acres, for temporary storage of drilling materials, equipment, and supplies, dry work and office areas, restroom facilities, and yard area.  The temporary staging areas will be located within the exploration area in a location that must be approved by both Grantee and Grantor.  The staging areas shall be fenced and gated with the ground surface being surfaced with caliche.  All equipment, materials, temporary building, and the like, as well as fencing and surfacing material shall be removed upon termination of this Agreement, and Grantee will restore the surface of any lands affected thereby in the manner contemplated in this Agreement, unless Grantor agrees in writing that such staging area or areas may be utilized for future operations associated with any In-Situ Uranium Mining Lease acquired by Grantee hereunder.

8.12           Restoration of Damage.  The consideration paid by Grantee to Grantor for this Agreement and for the initial damages set forth above shall not be considered liquidated damages, and Grantee will remain liable for any actual damages suffered by Grantor by reason of Grantee, its agents, employees, servants, contractors, subcontractors, invitees or permittees (i) exercising its rights hereunder, including, but without limitation, damages to roads, crops, water wells, tanks, fences, cattle guards, and any other improvements located on the Option Premises or injury or death to any livestock and/or (ii) breaching the terms, conditions or covenants of this Agreement, including but not limited to Grantee’s failure to restore the surface of the Option Premises as required.  Grantee shall disc the surface and reseed all surface areas where Grantee’s operations have caused any significant disturbance, including but not limited to all temporary roads and senderos constructed by Grantee. In such reseeding, Grantee shall use only grass seed native to the Option Premises as directed by Grantor, and Grantee shall obtain prior consent from Grantor as to the timing and manner of any reseeding.  Restoration and reclamation by Grantee as required hereunder shall be deemed sufficient if the reclamation and restoration are to the standards imposed by applicable laws, regulations or permit conditions pertaining to such disturbances or as otherwise set forth in this Agreement.  If Grantor considers that Grantee has not completed restoration or reclamation in accordance with requirements of this Agreement, Grantor shall so notify Grantee and Grantee shall have thirty (30) days from receipt of such notice within which to remedy the matter before being liable for additional damages hereunder.  Grantee shall not be required to perform restoration or reclamation that is in violation of applicable laws, rules, regulations, licenses or permit conditions.

8.13           Payment of Fees.  If either party pays any expenses, including reasonable attorneys fees, court costs or expert fees necessarily incurred in instituting, prosecuting or defending any action or proceedings instituted by reason of any default of the other party or its agents, employees, servants, contractors, subcontractors, invitees or permittees hereunder, or as a result of any other dispute under this Agreement, the sum or sums to be paid by the prevailing party in any such proceedings, together with all interest, costs and damages shall be paid by the other party.

8.14           Inspection.  Upon completion of its operations hereunder, Grantee shall notify Grantor of such completion so that a joint inspection of the Option Premises and the operations hereunder can be made to see that all of the terms of this Agreement are met.

8.15           Default.  Grantor shall be entitled to terminate this Agreement by written notice to Grantee in addition to all of the remedies available at law or in equity as follows:

A.           If Grantee fails to make any payments when due hereunder, Grantor may at Grantor’s option give Grantee written notice of such failure and Grantee shall have fifteen (15) days from the date it receives notice to pay the amounts owed to Grantor.  If Grantee fails to pay the past due amounts to Grantor within the fifteen (15) day period, Grantor may at Grantor’s option declare Grantee in default and terminate this Agreement.

B.           If Grantee defaults in the performance of any obligation hereunder other than the obligation to make payments when due, Grantor may at Grantor’s option give written notice of such default to Grantee, and Grantee shall have thirty (30) days from the date it receives such notice to cure the default or such longer time as is reasonably required to effect a cure of the default if the nature of the default is such that cure cannot be effected in 30 days, provided that Grantor commences cure of the default within 30 days and thereafter pursues cure diligently.  If Grantee fails to cure the default within the cure period, Grantor may at Grantor’s option terminate this Agreement; provided, however, that if the default is minor and the default can be fully compensated for in damages, then such default shall not be a basis for cancellation or forfeiture of this Agreement or any of Company’s rights hereunder if Grantee pays the full amount of damages within thirty (30) days after demand by Grantor.

C.           If Grantee in good faith disputes the existence of a default, then this Agreement shall not be terminated and Grantee shall not be barred from the Option Premises until a final non-appealable judgment finding such a default is entered by a court of competent jurisdiction and Grantee shall not have cured such default within 30 days after the judgment becomes final and non-appealable.  No good faith dispute between Grantor and Grantee shall be the basis for Grantor barring Grantee from conducting operations pursuant to this Agreement until such dispute is resolved adversely to Grantee and Grantee fails to cure any default as allowed hereunder.

8.16           Protection of Trees.  All operations on the Option Premises shall be conducted in a good workmanlike manner so as to minimize damage to any Oak trees located on the Option Premises and no Oak tree having a trunk with a diameter of six inches (6”) or more measured at two feet (2’) above ground level shall be damaged or destroyed by Grantee without the written consent of the Grantor.

8.17           Hunting Prohibition.  Neither Grantee nor its agents, employees contractors, subcontractors, licensee or permittee, nor their agents or employees, shall have any right or privilege whatsoever to hunt or fish on the Option Premises, nor shall it, they or any of them, carry onto the Option Premises firearms, fishing equipment or other articles ordinarily used for hunting or fishing.  Grantor or Grantor’s duly authorized representatives, shall have the right at all reasonable times, at Grantor’s expense, to inspect vehicles entering upon the Option Premises for the purpose of ascertaining that no such articles are being brought onto the Option Premises.

8.18           General Housekeeping.  Grantee shall keep the Option Premises clean from trash during its operations.

8.19           Plugging and Abandonment.  Grantee agrees that within sixty (60) days after any Exploration Well or any other Well dug by Grantee has served its purpose, it shall be plugged in accordance with existing permit requirements as issued by the appropriate regulatory agencies having jurisdiction over such matters. If such holes are cased, the casing shall be cut off at least three (3) feet beneath the surface of the ground after plugging.  While excavating the pit around the cased hole, top soil shall be scraped off and saved and shall be placed back on top of the fill after backfilling. Additionally, with respect to any such Exploration Well or other Well, Grantee will provide to Grantor copies of any reports filed with the RCT, TCEQ or other governmental agency having jurisdiction over such matters, such copy to be delivered within thirty (30) days of filing same.

8.20           Water Supply Well Takeover. Any Water Supply Well drilled by Grantee upon the Option Premises shall, at Grantor’s option, become the property of Grantor upon the termination of this Agreement as to the portion of the Option Premises upon which such Water Supply Well is located, if, in the judgment of Grantee, such Water Supply Well is no longer needed in connection with Grantee’s development or clean-up or restoration operations on the Option Premises.  The casing in any such Water Supply Well or wells shall not be removed by Grantee, and Grantor shall thenceforth assume all risks and obligations attendant to Grantor’s ownership and use of such Water Supply Well or wells, and Grantee is relieved from any further liability and Grantor shall indemnify Grantee against and hold Grantee harmless from any and all liability and claims with respect to such Water Supply Well or wells.  Grantee may not use any surface water or water from any Water Supply Well owned by the Grantor or any surface owner on the Option Premises without the express written permission of the Grantor.  Grantee shall use no more water than is reasonably necessary for its operations on the Option Premises.  Grantee shall not use or sell water for use on any lease or land other than the Option Premises.  Grantee shall comply with all rules and regulations promulgated by the Kenedy County Groundwater Conservation District, and any other agency having jurisdiction over Water Supply Wells that may be drilled by Grantee on the Option Premises, including without limitation, requirements to register such Water Supply Wells and to measure and report all water produced from such Water Supply Wells.

8.21           Water Usage.  Grantee shall have use of water from any Well or Water Supply Well drilled by Grantee on the Option Premises for the limited purposes authorized in this Agreement.  Grantee shall have the use of water from any Water Supply Well owned by Grantor prior to the execution of this Agreement, subject to the grant of prior written permission and subject to payment to Grantor of a water usage fee in the amount of $3.00 per 1,000 gallons of water used as provided by Grantee’s metering and/or truck tallies. Additionally, Grantee shall test water from Grantor’s existing Water Supply Wells and from any Water Supply Wells drilled by Grantee prior to using any water in, on or under the Option Premises.  All operations under this Agreement, including exploration, solution mining and restoration operations wherever situated on the Option Premises shall be conducted so not to damage, contaminate or destroy any Water Supply Well or appurtenances constructed or owned by Grantor. In the event for any reason such activity should result in damage to, contamination or destruction of any such water supply, Grantee shall repair, restore, remediate, decontaminate or replace any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so damaged, contaminated or destroyed, with reasonable diligence and dispatch, weather permitting.  If such repair, restoration, remediation or replacement is not feasible, then Grantee shall pay to Grantor a reasonable compensation for any such damage so sustained or the loss in value of Grantor’s and/or surface owner’s property, whichever is the highest. Any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so repaired, restored, decontaminated, remediated or replaced shall be of a capacity and quality equal to that which was damaged or destroyed.

8.22           Assignment.  The rights of either party hereunder and the provisions hereof shall be binding upon and inure to the benefit of Grantor, its heirs, executors, successors, and administrators, and upon Grantee, its legal representatives, successors and permitted assigns. Grantee acknowledges that this Agreement has been executed by Grantor based on the unique qualifications of Grantee, and Grantor has an expectation of dealing solely with Grantee with respect to operations on the Option Premises.  As such, Grantee may not assign this Agreement, or any of its rights hereunder, in whole or in part, without the prior written consent of Grantor, which may be withheld for any reason or for no reason in Grantor’s sole discretion.

8.23           Recording.  Grantor, without the prior written approval of Grantee, shall not file this Agreement for recording with the County Clerk of Kenedy County, Texas.  Grantor upon request of Grantee, shall sign, acknowledge and deliver a recordable Memorandum of Uranium Mining Lease Option upon a form prepared by Grantee for the purpose of evidencing this Agreement in the Records of the County Clerk of Kenedy County, Texas, which recordable Memorandum of Uranium Mining Lease Option shall not modify, amend or impair this Agreement in any respect.  Further, in the event Grantee elects to exercise its option to obtain one or more In-Situ Uranium Mining Leases in the form attached hereto as Exhibit “B”, in the manner herein provided, then upon Grantee’s request, Grantor shall execute, acknowledge and deliver the In-Situ Uranium Mining Lease(s) in said form to Grantee.  Grantor, without the prior written approval of Grantee, shall not file a copy of such In-Situ Uranium Mining Lease for recording with the County Clerk of Kenedy County, Texas, and Grantor shall, upon request of Grantee, sign, execute and acknowledge a recordable Memorandum of In-Situ Uranium Mining Lease upon a form prepared by Grantee for the purpose of evidencing such In-Situ Uranium Mining Lease in the Records of the County Clerk of Kenedy County, Texas, which recordable Memorandum of In-Situ Uranium Mining Lease shall not modify, amend or impair the In-Situ Uranium Mining Lease in any respect.

9.0           Force Majeure.  It is understood and agreed that if Grantee is prevented through no fault of Grantee from complying with any express or implied covenant of this Agreement including conducting drilling of Exploration Wells thereon: a) by reason of or as a result of any Federal or State law, or any order, ruling or regulation of governmental authority or delay in obtaining any required authorization or permit from any governmental authority despite diligent efforts to do so, other than as a result of a failure to comply with Environmental Protection Laws or this Agreement; or b) due to hurricane, flooding, tornado, earthquake or similar act of God; or (c) due to interference or legal action brought by any NGO or other private party; or (d) as the result of the unavailability of qualified drilling contractors (each event under (a), (b), (c) and (d) being referred to herein as a "Force Majeure Event"), then while and so long as such Force Majeure Event exists, Grantee’s obligation to comply with such covenant shall be suspended and Grantee shall not be liable in damages for failure to comply therewith, and this Agreement shall be extended while and so long as such Force Majeure Event exists. In the event of the occurrence of a Force Majeure Event, Grantee must provide written notice to Grantor specifying the nature and cause of such Force Majeure Event. Furthermore, Grantee must use diligence in removing the cause of the Force Majeure Event, and Grantee may not suspend obligations arising under this Agreement due to any one or more Force Majeure Events for a time period or periods exceeding one (1) year in the aggregate.

10.0           Title Opinions. If Grantee shall have the title to the Option Premises or any part thereof examined by an attorney, Grantee agrees to furnish Grantor with a copy of such attorney's Title Opinion upon receipt.  If Grantee causes an Abstract of Title or Supplements thereto to be prepared, it shall notify Grantor of same, shall make same available at all reasonable times, and shall furnish same to Grantor free of charge upon termination of this Agreement, Grantor agrees, upon request from Grantee, to furnish to Grantee any Title Opinions and/or abstracts of title in Grantor’s possession, covering all or part of the Option Premises.  Grantor acknowledges that Grantee makes no representation or warranty as to the completeness, accuracy or correctness of any Title Opinion or Abstract or Supplement supplied to Grantor pursuant to this Section.

11.0           Property Taxes. Grantor shall pay all ad valorem taxes and assessments on the Option Premises attributable to its ownership or use of the Option Premises and its operations thereon.  Grantee shall pay all such taxes or any increases in taxes payable by the Grantor to the extent such taxes or increases are attributable to Grantee’s operations or equipment and materials, or to the exercise of Grantee’s rights under this Agreement.

12.0           Permit Cooperation.  Grantor agrees to reasonably cooperate with Grantee, at no cost to Grantor, with respect to any permits or applications by Grantee necessary for Grantee’s operations hereunder, and Grantor shall not contest or oppose such applications and permits provided that they are consistent with the rights of and requirements imposed upon Grantee by this Agreement.

13.           Limitation of Rights.  Grantee is not acquiring any rights in and to oil, gas or associated hydrocarbons underlying the Option Premises, or to any other minerals or substances other than the Leased Substances, and then only to the extent expressly contemplated in this Agreement.  During the term of this Agreement, Grantor shall enjoy any and all rights and privileges attributable to the surface estate not specifically granted herein, along with the right and authority to execute oil and gas leases, seismic permits or similar agreements contemplating oil and gas exploration and/or development of all or any portion of the Option Premises, provided that in the exercise of such rights, Grantor will not unduly interfere with the rights of Grantee under this Agreement.

IN WITNESS WHEREOF, this instrument is executed effective as of the 1st day of December, 2010.

GRANTOR:
The John G. and Marie Stella Kenedy Memorial Foundation

By:_______________________________________
Marc A. Cisneros, CEO/Executive Vice President

GRANTEE:
URI, Inc.

By: ____________________________
Donald C. Ewigleben, President/ Chief Executive Officer

ACKNOWLEDGEMENTS

STATE OF TEXAS	§

COUNTY OF NUECES	§

This instrument was acknowledged before me this the _30th day of December  _, 2010, by Marc A. Cisneros, CEO/Executive Vice President of The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, on behalf of said corporation.

________________________________ Notary Public, State of Texas

STATE OF TEXAS	§
COUNTY OF Nueces	§

This instrument was acknowledged before me this the 30th___ day of    December, 2010, by Donald C. Ewigleben, President of URI, Inc., a Texas corporation, on behalf of said corporation.

________________________________ Notary Public, State of Texas

EXHIBIT “A”
to
Uranium Mining Lease Option

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS GRANTOR, AND URI, Inc. AS GRANTEE, DATED EFFECTIVE December 1, 2010.

OPTION PREMISES DESCRIPTION

The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of the John G. and Marie Stella Kenedy Memorial Foundations lands in Kenedy County, Texas.  Said lands are out of the Juan N De La Garza Survey, Abstract 36, “Los Finados”, comprising 52,024 acres, more or less, and a 1,500 acre tract adjacent to its south side described as a portion of the Sarita Kenedy East, for a total of 53,524 acres, more or less.

(Note:  See ATTACHMENT “A”)

EXHIBIT “B”

to

Uranium Mining Lease Option

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS GRANTOR, AND URI, INC., AS GRANTEE, DATED EFFECTIVE December 1, 2010.

IN-SITU URANIUM MINING LEASE

STATE OF TEXAS	§
§
COUNTY OF KENEDY	§

THIS AGREEMENT, sometimes hereinafter referred to as this “Lease”, is entered into by and between The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, (hereinafter referred to as “Lessor”), and URI, Inc., a Delaware Corporation, (hereinafter referred to as “Lessee”).

This Lease and all of the rights, titles and interests granted herein to Lessee and reserved herein to Lessor are subject to the terms, agreements, reservations, conditions, covenants, limitations and exceptions contained in this Lease.  Each of Lessor and Lessee, for itself and its successors and assigns, agrees to comply with and be bound by this Lease.

ARTICLE I
DEFINITIONS

The following terms, when used throughout this Lease, shall have the meanings assigned to such terms below:

“11e.(2) Byproduct Material” shall mean solid or liquid tailings or wastes produced by the extraction or concentration of uranium from any ore processed for its source material content as defined at 42 USC 2014§11e.(2).

“Adverse Environmental Event” means any spill, release, discharge, or storage, treatment, disposal, or any underground injection of any “Polluting Substance”, or the violation of any “Environmental Protection Law”.  Such term also includes any contamination of air, surface water, ground water, soil, subsurface or any other natural resource.

“Affiliate” or “Affiliates” shall mean any person or entity that is a parent, subsidiary, affiliate, venturer, partner, member of or with or otherwise related to Lessee or whose ownership, operation, control or management is to any extent in common with or related to Grantee.

 “Allowable Taxes” shall mean severance taxes, and similar taxes imposed, levied, assessed, or measured by or on the value of Leased Substances produced and sold from the Leased Premises.

“By-Products” shall mean all Leased Substances other than uranium, such as thorium, vanadium, molybdenum and any fissionable materials, whether in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded, or refined further than concentrates, occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of Uranium-bearing Products (as hereinafter defined).

“Central Plant Facility” shall mean any off-site facility owned by the Lessee or an Affiliate with whom Lessee has entered into a contractual relationship for processing at which (a) the uranium is stripped or eluted from the IX resin forming an high-grade uranium eluate, (b) the uranium values are then precipitated from the slurry to produce yellowcake slurry which is washed and filtered, and (c) the resulting yellowcake is dried and packaged for shipment to the converter.

“Commercial Production” shall mean the diligent and continuous conduct of all actions and operations necessary to effect production of Leased Substances in commercially salable quantities, including the injection of leaching solutions and recovery of such solutions for processing at the Remote IX Facility.  Commercial Production shall be deemed to have ceased for all purposes under this Lease at any point in time in which total actual sales of Uranium-bearing Products for any consecutive three (3) year period are less than 90,000 pounds.

“Delay Rentals” shall mean payments made during the Primary Term to hold the Leased Premises on an annual basis until Production in Paying Quantifies begins.

“Drilling Operations” shall mean actual drilling operations with a drilling rig rigged up and on location on the Leased Premises, together with all attendant equipment needed to drill a Production Well to the intended depth and the drill bit is below the surface of the ground.

“Effective Date” is defined in the last paragraph of this Lease.

“EPA” shall mean the United States Environmental Protection Agency.

“Environmental Protection Laws” means any and all applicable local, state, and federal environmental laws; any regulations promulgated under such statutes; or any other environmental statutes or regulations administered by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, the U.S. Coast Guard, the U.S. Army Corps of Engineers, the U.S. Fish & Wildlife Service, the National Oceanic and Atmospheric Administration, the Department of Commerce, the Department of the Interior, the Council on Environmental Quality, the Texas Parks & Wildlife Department, the Texas General Land Office, the Texas Water Commission, the Texas Air Control Board, the Texas Railroad Commission, the Texas Department of Health, the Texas Commission on Environmental Quality, or any successor to any such governmental agency, , and further including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Federal Water Pollution Control Act (“Clean Water Act”), the Safe Drinking Water Act, the Clean Air Act, the National Environmental Protection Act (“NEPA”), the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Uranium Mill Tailings Act, the Texas Water Code, the Texas Soil and Waste Disposal Act, Railroad Commission of Texas Surface Mining and Reclamation rules and regulations, and all Texas Commission on Environmental Quality rules and regulations pertaining to uranium mining and exploration activities and to the protection of natural resources, as those laws, rules and regulations presently are in effect or are hereafter enacted or amended or interpreted by legislative, judicial or administrative authority during the term of this Lease.

“Exploration Well” shall mean any well drilled for the purposes of determining the existence of favorable geologic environments for the formation of uranium ore bodies or the existence of the ore bodies themselves.

“Gross Value” shall mean in a sale of Uranium-bearing Products, By-Products or Other Mineral Products to a person or entity that is not an Affiliate, the gross proceeds received by Lessee from the sale of such Uranium-bearing Products, By-Products or Other Mineral Products. However, in a sale of Uranium-bearing Products, By-Products or Other Mineral Products to an Affiliate, the Gross Value shall be the higher of: (i) the gross proceeds received by Lessee in the first sale by Lessee of such Uranium-bearing Products, By-Products or Other Mineral Products; (ii) the average of the most recently published month-end TradeTech Spot Price Indicator for U3O8 in the NUCLEAR MARKET REVIEW and the UX U3O8 Price in the UX Weekly (herein “Indicators”) for the month immediately preceding the transaction date. In the event that one of the foregoing Indicators should cease to be published, then the price shall be determined using the remaining Indicator that is then-published and calculated using the same method of calculation.  In the event that both Indicators should cease to be published or are materially altered in definition or method of calculation, then the Lessor and Lessee shall select a replacement Indicator, with the intent of reproducing as closely as possible the pricing being replaced.  For purposes of determining Gross Value, the taking of Leased Substances in kind by one or more parties to a joint venture or entity formed to operate the Leased Premises as Lessee shall not be deemed a sale, and, in such case, the Gross Value and means for calculating Gross Value and Production Royalty shall be determined by reference to the first disposition of Leased Substances by the party or parties so taking in kind.  Gross value will include the proceeds received by Lessee in any hedging transaction or similar financial arrangement to the extent such proceeds are directly or indirectly attributable to Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises.  “Hedging transactions or similar financial arrangement” shall mean agreements entered into by Lesssee with the purpose of managing fluctuations in the price of Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises.

“Lease” shall mean this in-situ uranium mining lease.

“Lease Year” shall mean the annual period commencing at 12:01 a.m. on the Effective Date or its anniversary and ending at 11:59 p.m. of the last day of such annual period as long as the Lease is in existence.

“Leased Premises” means the lands and depths covered by this Lease, all as more particularly described on Exhibit “A” attached hereto and made a part hereof.

“Leased Substances”  shall mean uranium, uranium oxide, thorium, molybdenum, vanadium and other fissionable or spatially associated substances similar to and produced in conjunction therewith, and specifically excluding oil, gas and associated hydrocarbon substances and coal, lignite, sand, gravel, rock and caliche.

“Mine Permit Area” means a distinct, contiguous area of land, reasonably determined to encompass a sufficient amount of acreage to allow for the economic production of Leased Substances.  A Mine Permit Area may encompass one or more Production Areas, and multiple Wellfields, but only to the extent multiple Production Areas are situated within one (1) mile of each other.  A Mine Permit Area shall also mean the area within which the Lessee is licensed to operate an in-situ mining operation by the TCEQ as defined at 30 TAC 331.2(10).

“Minimum Royalty” Shall mean the minimum payment due to Lessor on each anniversary of this Lease as further defined in Section 5.10.

 “Monitor Well”  shall mean any Well that is named in a government issued license, permit or authorization that is used to monitor uranium recovery or groundwater restoration operations as provided for in this Lease.

“NGO” shall mean any non-governmental organization

“Other Mineral Products” shall mean all Leased Substances mined or extracted primarily for values derived from their content of minerals other than uranium and By-Products in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates.

"Polluting Substance"means: a) any “hazardous substance” as defined by CERCLA; b) any “hazardous waste” as defined in the RCRA; c) any petroleum, or petroleum product or by-product; d) any polychlorinated biphenyl; e) any other pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance of any kind or character regulated or within the meaning of any other Environmental Protection Laws.

 “Primary Term” shall mean the period commencing on the Effective Date and ending at Midnight at the end of the last day of the eighth (8th) Lease Year as further defined in Section 3.1 of this Lease.

“Production Area” means a contiguous area of land where actual production of Leased Substances will occur, and shall comprise an area within the Mine Permit Area, which after the establishment of a monitor well ring and baseline wells, allows for the injection and extraction of solutions under a Class III permit setting specific conditions for the production and restoration of the groundwater.

“Production Royalty” is defined in Section 5.1.

“Production Well” shall mean any Well that is an injection or extraction well installed for use in uranium recovery or groundwater restoration operations as provided for in this Lease.

“Remote IX Facility” shall mean any on-site facility containing Ion Exchange (“IX”) columns, piping and valves, pumps, filters, concrete pads, retention ponds or other equipment necessary to extract the Leased Substances from the water being returned from the Production Wells or equipment necessary to complete groundwater restoration.  For the purposes of this Lease, the Remote IX Facility shall only load uranium values onto the IX resin from pregnant solutions coming in from the Wellfield.  Other processes necessary to produce a Saleable Product shall be conducted at an off-site Central Plant Facility of Lessee.

“Reworking Operations” shall mean the actual re-entry of an existing Production Well on the Leased Premises (or, if authorized, on lands pooled therewith), with the equipment necessary on location to conduct such reworking of such Well and actual operations in the hole in a good and workmanlike manner and prosecuted with reasonable diligence with the good faith intent to establish or reestablish production therefrom or to establish or reestablish the injection of solution materials for the purposes of in-situ mining.

“Royalty Percentage” is the percent of Gross Value payable as royalty as defined in Section 5.1.1(b).

“Saleable Product” means any Uranium-bearing Product, By-Product, or Other Mineral Product for which there exists an active market where any of such products can be purchased and sold.

“Separate Tract” shall mean any tract with royalty and/or mineral ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the Leased Premises.

“Uranium-bearing Products” shall mean uranium ore, uranium oxide (U308), uranium-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, uranium concentrates in the form commonly known as “yellowcake,” or uranium compounds upgraded, beneficiated, or refined further than yellowcake.

“Waste Disposal Well” shall mean any Class I non-hazardous Well permitted by the TCEQ or other regulatory agency that is constructed for the disposal of liquid wastes from Lessee’s uranium extraction and reclamation operations on the Leased Premises.

“Water Supply Well” shall mean any Well that is used to supply water for domestic, livestock, agricultural, or industrial purposes that is not used or intended for use in uranium recovery or groundwater restoration operations as provided for in this lease.

“Well” shall mean any excavation that is drilled, cored, bored, washed, fractured, driven, dug, jetted, or otherwise constructed for the intended use of locating, monitoring, dewatering, depressurizing, observing, diverting, or acquiring groundwater, or for conducting pumping or aquifer tests.

“Wellfield” shall mean an area within the Production Area in which the Production Wells are installed and the actual mining takes place.  Each Wellfield is wholly within a Production area and is enclosed by fence capable of turning away livestock.

“Withdrawn Area” shall mean any area that is fenced for regulatory or safety reasons with fencing able to turn livestock which causes Lessor to lose the use of the land for grazing, hunting or other purposes.  Typical situations where fencing would have to be employed would include the fencing required by regulation around Wellfields, Remote IX Facilities, retention ponds and Waste Disposal Well installations.

ARTICLE II.
GRANTING CLAUSE

2.1 Lease. Lessor, in consideration of Ten ($10.00) Dollars in hand paid, of the royalties herein provided for, and of the agreements of Lessee herein stated, subject to the terms, conditions, covenants, limitations and reservations contained in this Lease, hereby GRANTS, LEASES and LETS exclusively unto Lessee for the sole purposes hereinafter specifically set forth in Section 2.3 below, the land and depths situated in Kenedy County, of the State of Texas, which are more particularly described on Exhibit “A”, which is attached hereto and incorporated herein for all purposes. The lands and depths covered by this Lease are sometimes hereinafter referred to as the “Leased Premises.”

2.2 Acreage. Subject to the following paragraph, for purposes of calculating the payments hereinafter provided for, said land shall be considered to comprise __________ (Note: Fill in acres leased), whether it actually comprises more or less.  Lessor may own adjacent lands to the above-described Leased Premises.  However, this Lease only covers the above-described Leased Premises.  Additionally, in the event this Lease now or hereafter covers any Separate Tract, no pooling or unitization of royalty interests or any other apportionment of royalties as between any such Separate Tract is intended or shall be implied or result merely from the inclusion of any such Separate Tract within this Lease, nor shall the inclusion of any Separate Tract within this Lease be considered as an offer to pool to any nonparticipating royalty owner or any nonexecutive mineral or royalty owner.

2.3 Limited Purposes. Said Leased Premises are hereby granted, leased and let for the sole purposes of:

(a)           investigating, exploring, prospecting, drilling, solution or in-situ mining, operating for, producing, extracting, milling, treating, processing, upgrading, removing, transporting, stockpiling, storing and selling Uranium-bearing Products, By-Products and Other Mineral Products.   Notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that Leased Substances shall exclude sand, sulfur, gravel, caliche, coal, lignite, oil, gas, condensate, casinghead gas, distillate, and other hydrocarbon substances, and also any mineral or substance of any kind or character that is produced on the Leased Premises by any method other than In-Situ leaching solution mining methods.  Other than In-Situ mining methods, no or other methods including open pits and strip mining shall be utilized on the Leased Premises;

(b)           injecting and reinjecting gas, water, other fluids, air and any other substances or fluids commonly associated with generally accepted In-Situ mining practices into subsurface strata, and conducting all types of generally accepted solution mining recovery operations for Leased Substances, and to the extent legally allowed by all requisite Federal, State and local authorities, law and administrative rules establishing and using facilities for the acquisition, disposition or disposal of Leased Substances, salt, water, In-Situ leaching solutions, tailings and other waste materials produced or generated in the extraction of the Leased Substances;

(c)           laying pipelines, building roads, bridges, tanks, power lines, telephone lines, Remote IX Facilities, together with the maintenance and removal thereof, and any other improvements, structures and facilities thereupon that are necessary to conduct In-Situ Leaching Solution mining recovery, and restoration operations under this Lease; and

(d)           reclaiming and restoring the Leased Premises pursuant to the terms of this Lease and any governmental rules and regulations; together with such rights and easements in the Leased Premises which are necessary or useful in Lessee’s operations on the Leased Premises to carry out the limited purposes of the Lease.

ARTICLE III.
TERM

3.1 Primary Term. Subject to the other provisions herein contained, this Lease shall be for a term of eight (8) years from the Effective Date ending at 11:59 o’clock p.m. on the ____ day of ________, 20__ (called “Primary Term”), and as long thereafter as Commercial Production is occurring on the Leased Premises or this Lease is expressly maintained by virtue of another written provision hereof.

3.2 Delay Rentals.  If a) Commercial Production is not occurring, or b) the Gross Value attributable to total sales of Uranium-bearing Products is less than $20,000.00 upon commencement of the third Lease Year, i.e., on the ___ day of _________, 20__, this Lease shall terminate unless on or before such date Lessee shall pay or tender to Lessor or to the credit of Lessor or any bank designated in writing by Lessor, the sum of One Hundred Dollars ($100.00) (hereinafter referred to as “Delay Rental”) per acre of Leased Premises, which shall cover the privilege of deferring commencement of Commercial Production of Leased Substance (and actual sales of Uranium-bearing Products) from said Leased Premises for a period of twelve (12) months.  In like manner and upon like payment or tender annually, the commencement of Commercial Production of Leased Substances (and actual sales of Uranium-bearing Products) from said Leased Premises may be further deferred for successive periods of twelve (12) months each during the Primary Term.  The payment or tender of Delay Rental under this paragraph or of any other payment coming due under the terms of this Lease may be made by wire or check of Lessee mailed, hand-delivered or wired to the parties entitled thereto or to said bank on or before the due date of such payment.  Such bank or its successor, is hereby designated as Lessor’s agent to receive from Lessee all payments by Lessee to Lessor under the terms of this Lease and shall continue as depository for all payments hereunder regardless of changes of ownership of the Leased Premises and/or Leased Substances.  Lessee’s obligations to Lessor as to the payment of money under the terms of this Lease shall end upon payment of the correct amounts to Lessor or said bank, as set forth in this paragraph, and Lessee in no manner shall be responsible for any disposition or distribution of moneys so paid or deposited.  In the event that such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept payment, or should Lessor or any assignee or assignees desire to designate another depository bank, the Lessee shall not be held in default for failure to make payment or tender payment until thirty (30) days after Lessor, or Lessor’s assignees, shall deliver to Lessee a proper recordable instrument, naming another bank as agent to receive such payments or tender. No payment made by check shall be considered made unless the funds are currently available in Lessee’s bank at the time of Lessor’s presentation to its bank.

ARTICLE IV.
RELEASE

4.1 Release Option.  Lessee may, at any time or times, execute and deliver to Lessor or may file for record in the county in which the Leased Premises are situated, a release or releases covering all or any portion or portions of the Leased Premises and thereby surrender this Lease as to such portion or portions and may be relieved of all non-accrued obligations as to the acreage surrendered; provided that any such release or releases shall cover all depths leased herein under each released tract and also the whole, and not less than the whole, of each of the separate tracts comprising the Leased Premises, as described above, to be included in such release, and provided further that no such release shall be effective unless the lands remaining subject hereto after taking such release into account shall form a single contiguous block.  For purposes hereof, tracts having only a common corner shall not be deemed contiguous.  If this Lease is released as to all the minerals and horizons under a portion of the land covered by this Lease, any payments that are computed on an acreage basis pursuant to express terms set forth in this Lease shall be reduced in the proportion that the Leased Premises is reduced by such release or releases, provided that such payments will not be reduced as to any portions of the Leased Premises where all necessary restoration obligations have not been completed as contemplated herein, which restoration obligations (and any payment obligations associated therewith) will survive termination of this Lease until all restoration contemplated herein has been completed in its entirety.

ARTICLE V

5.1 Reservation of Royalty. Lessor reserves and Lessee shall pay, a landowner’s production royalty on Leased Substances produced from the Leased Premises (“Production Royalty”) that shall be determined and computed as follows:

5.1.1	Uranium-bearing Products; By-Products or Other Mineral Products.

(a)
In the event Uranium-bearing Products, By-Products or Other Mineral Products which are produced from the Leased Premises, are sold by or for Lessee, on the basis of weight determination, Lessee shall pay to Lessor a royalty on such Uranium-bearing Products, By-Products or Other Mineral Products sold which is equal to the product of the following calculation: (i) the weight of the Uranium bearing Products, By-Products or Other Mineral Products sold (calculated in pounds and measured in dry weight); multiplied by the (ii) Gross Value; multiplied by (iii) the Royalty Percentage applicable to such Gross Value as set forth below: less (iv) the Allowable Taxes attributable to Lessor’s proportionate share of such Uranium-bearing Products, By-Products or Other Mineral Products.

(b)	The Royalty Percentage contemplated by the calculation in this Section 5.1.1 for Uranium-Bearing Products shall be determined as follows:

Royalty
Percentage	Gross Value
10.0%	$ 0.00 to $50.00 per pound
11.5%	$50.01 to $75.00 per pound
12.5%	$75.01 to $90.00 per pound
13.5%	$90.01 to $105.00 per pound
14.5%	$105.01 to $115.00 per pound
15.5%	$115.01 to $125.00 per pound
16.5%	$125.01 to $135.00 per pound
17.5%	$135.01 to $145.00 per pound
18.5%	$145.01 to $155.00 per pound
19.5%	$155.01 to $175.00 per pound
20.5%	$175.01 per pound and above

and

the Royalty Percentage for By-Products or Other Mineral Products shall be 15.0%, without adjustment to the percentage for unit Gross Value.

5.1.2 Disposed of Without Sale.   In the event (i) Lessee takes the Uranium-bearing Products, the By-Products or the Other Mineral Products without selling it; (ii) Lessee delivers any Uranium-bearing Products, By Products or Other Mineral Products in kind to itself or any of its Affiliates; or (iii) otherwise disposes of any Uranium-bearing Products, By Products or Other Mineral Products without a sale; or (iv) any Leased Substance is lost or wasted and royalties are payable to Lessor pursuant to Section 5.13 below; such Uranium-bearing Products, By-Products or Other Mineral Products shall be deemed to be “Disposed of Without Sale” and Lessee shall pay to Lessor a royalty on such Uranium-bearing Production, By-Product Production or Other Mineral Products that are Disposed of Without Sale, which royalty shall be equal to the product of the following calculation: (a) the weight of the Uranium-bearing Products, By-Products or Other Mineral Products Disposed of Without Sale (calculated in pounds and measured in dry weight); multiplied by the (b) Gross Value of such Uranium-bearing Products, By-Products or Other Minerals Products Disposed of Without Sale, which for the purposes of this subsection 5.1.2(b) shall be defined based on the Indicators in clause (ii) of the definition of Gross Value; multiplied by (c) the Royalty Percentage as set forth in subsection 5.1.1(b) above which is applicable to such Gross Value arrived at in accordance with subsections 5.1.2(b) and (c) above, less (d) the Allowable Taxes attributable to Lessor’s proportionate share of such Uranium-bearing Products, By-Products or Other Mineral Products.  For purposes of this Section, the taking of Leased Substances in kind by one or more parties to a joint venture or entity formed to operate the Leased Premises as Lessee shall not be deemed a disposition without sale, and, in such case, the determination of whether Lessee has disposed of Leased Substances without sale shall be made by reference to the first disposition of Leased Substances by the party or parties so taking in kind.

5.2   Royalty Deductions. Notwithstanding anything to the contrary stated elsewhere herein or at law, it is controllingly provided and agreed that all royalties payable under this Lease shall be "free royalty" and shall not bear any costs; including but not limited to any costs of lifting, operating, producing, gathering, treating, separating, processing or transporting the Leased Substances. Lessor’s royalties payable under this Lease shall bear its proportionate share of all Allowable Taxes. If any contract for the sale of production from this Lease or lands pooled therewith includes any reduction for a non-deductible expense, then such deduction shall be added to the price and/or the monies received by Lessee and such contracts for the purpose of determining the Gross Value and for calculating and paying Lessor’s royalties payable under this Lease. It is additionally understood and agreed that in the event Lessee is entitled to any additional price increments or credits, such as severance tax or other price increments under any purchase and/or sales agreement, or by law, such price increment(s) or credit(s) shall be added to the price and/or monies received by Lessee for the purposes of determining the Gross Value for calculating and paying Lessor’s royalties under this Lease.  In the event the Royalty Percentage is not determinable for the purposes of supplementing Lessor’s royalty payment pursuant to the terms of this Section 5.2 for any such addition of non-deductible expenses, or as to such price increment or credit, the Royalty Percentage shall be deemed to be the average Royalty Percentage paid by Lessee to Lessor during the prior six (6) month period.

5.3 Market Value or Gross Value. In the event the provisions of Section 5.2 are in conflict, or are deemed to be in conflict, with any other provisions in this Lease, including, without limitation, any provisions which contain the phrase, “market value or Gross Value”, it is the intention of Lessor and Lessee that the provisions of Section 5.2 shall prevail. Specifically, it is the intention of the parties that the provisions of Section 5.2 are to be fully effective and enforceable and that such provisions are not to be construed as “surplusage” under the principles set forth in Heritage Resources, Inc. vs. NationsBank, 938 S.W.2d 118 (Texas, 1997).

5.4 Duty to Market. Notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that the parties hereto agree and acknowledge that Lessor is dependent upon and reliant upon Lessee's actions under this Lease on behalf of Lessor. Therefore, Lessee owes to Lessor the duty to operate the Leased Premises for the common good of both parties and to act prudently and in accordance with industry standards, considering all relevant circumstances at the time any particular sales arrangement is entered into, and to exercise good faith and fair dealing with due regard for the interests of Lessor, including without limitation the Production Royalty, in the sale and marketing of the products of Leased Substances from the Leased Premises.

In the event Lessee or any of its Affiliates own a plant or mill that processes Uranium-bearing Products, By Products or Other Mineral Products from the Leased Premises and also Uranium-bearing Products, By Products or Other Mineral Products from other properties located off of the Leased Premises, Lessee shall assure that sales of the Uranium-bearing Products, By Products or Other Mineral Products owned by Lessee and processed in its (or its Affiliates’) plant or mill are on a first-in/first-out basis.  By way of example, if there are 3 leases, the A lease, the B lease and the this Lease that have Leased Substances processed at such plant or mill, and the production arrived at the plant or mill from this Lease first, the B Lease second and the A lease third, Lessee must sell the Uranium-bearing Products, By Products or Other Mineral Products produced from this Lease first, and the  A Lease and B Lease thereafter, without regard to the royalty burden or lease burdens affecting any such production.  Lessee shall take all necessary precautions and operations in order to keep track of the first in/first out basis of accounting for royalties and it shall follow all sampling, assaying, measurement, testing and analysis required in this Lease and in the laws and regulations of the State of Texas and the United States and their regulatory agencies and commissions.

Lessee will not enter into any contract for the sale of Leased Substances with a term greater than two (2) years, unless Lessee provides to Lessor a copy of the proposed contract in advance.  Lessor will have a period of fifteen (15) days from receipt of any contract provided to it by Lessee within which to accept or reject such contract by written response, and the failure to respond will be deemed acceptance of the relevant contract.  In the event Lessor accepts a contract proposed in accordance with this Section, the Gross Value for purposes of calculating Production Royalty with respect to Leased Substances sold under such contract shall be the price indicated in the contract for the duration of the contract.  In the event Lessor rejects the contract, the Gross Value for purposes of calculating Production Royalty with respect to Leased Substances sold under such contract shall be determined based on the Indicators in clause (ii) of the definition of Gross Value.

Lessee shall be deemed to have satisfied its duty to market under this Section to the extent Lessee delivers any contract or contracts for the sale of Leased Substances to Lessor as provided for in the paragraph above, and Lessee thereafter delivers Production Royalties in accordance with the results of Lessor’s acceptance or rejection of such contract.

Lessee will not sell or offer for sale any Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises to any person, government or entity when Lessee knows or reasonably should have known that such products will be utilized by such purchaser in the development, manufacture or production of weapons or as a fuel source for weapons.

5.5 Royalty Payments. Royalties shall accrue at the time of sale or at the time Leased Substances are Disposed of Without Sale and in the amount as provided in this Article V. Royalty payments shall become due and payable no later than sixty (60) days after the first sale or after any Leased Substances attributable to the Leased Premises are Disposed of Without Sale. Thereafter, Royalty payments shall be due and payable to Lessor by Lessee no later than the thirtieth (30th) day of the month following the month in which the same is sold or Disposed of Without Sale. Royalty payments shall be made by Lessee’s check and shall be accompanied by a settlement sheet showing the quantities and grades of Leased Substances produced from the Leased Premises and saved and removed for sale or processing, proceeds of sale, allocable taxes, and other pertinent information in sufficient detail to explain the calculation of the royalty payment.

5.6 Depository Bank. Upon written request of Lessee, Lessor shall designate a bank within the State of Texas to act as Lessor’s agent to receive from Lessee all payments payable under the terms hereof, and all such payments may be made by paying or tendering the same to Lessor, or to said bank for Lessor’s credit, which bank shall continue as the depository for all royalty payments hereunder regardless of changes of ownership of the Leased Premises, or rights to receive payments hereunder, subject only to the subsequent provisions in this Section 5.6.  All charges of such depository bank shall be for Lessor’s account.  A single payment or tender to said depository bank shall be shall be made by mailing or by delivering a check to it, and such a payment shall effectively and for all purposes whatsoever constitute full payment of the amount thereof to Lessor to the same extent as if made directly.  In the event Lessor fails to name said bank upon the request of Lessee, or in the event such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept royalties, or should the owners of all rights to payments hereunder desire to designate another depository bank, then Lessee shall not be held in default for failure to make payment or tender of payments until thirty (30) days after said persons shall deliver to Lessee a proper, recordable instrument naming a bank as agent to receive such payments or tenders.

       5.7 Late Payment. Any amount of money owed under this Lease to Lessor, including but not limited to Royalty Payments, Minimum Royalties, Shut-in Royalties, Delay Rentals and surface damages that are not paid when due shall bear interest from the due date until paid at the lesser of (a) fifteen percent 15%) per annum, or (b) the maximum legal interest rate allowed by law, if less. If royalty or any other payment due under this Lease is not paid by its due date, Lessor may give Lessee written notice of such non-payment.  If within thirty (30) days after Lessee's receipt of Lessor's written notice of such non-payment, Lessee fails to either: (i) make full payment of such amount due to Lessor (including accrued but unpaid interest); or (ii)  dispute in good faith and with particularity the existence of a default, as provided in Section 22.1.C., Lessor may elect to terminate this Lease as provided in Section 22.1.

 In the event this Lease terminates pursuant to the provisions of this Section and Section 22.1, Lessor shall be entitled to all subsequent production from this Lease after such termination date and may enforce its security interest under Section 5.15 on all equipment situated on the Leased Premises to secure amounts due and unpaid.

5.8 Royalty Audit. Lessor shall have the right, personally or by representative,  at all reasonable times and as shall not unreasonably hinder or interrupt operations of  Lessee, to enter into and upon the Leased Premises and workings thereon and Lessee’s offices for the purpose of examining and inspecting same in order to ascertain whether the terms of this Lease are being complied with.  Such inspections and examinations shall include the right to review, inspect and copy the books, accounts, contracts, settlements, records and data of Lessee pertaining to the development, production, assay records, tests and evaluations of the ore records and production records, exploration, savings and transportation of the Leased Substances and other products produced from or attributable to the Leased Substances.  Lessor's right to inspect is limited to an inspection of Lessee's records only insofar as those records pertain to or in any way affect Lessor's Production Royalty interest in the Leased Premises or the Leased Substances and unless it affects Lessor's Production Royalty interest, does not extend to the working interest or net revenue interest owned by parties other than Lessee in the Leased Premises or the Leased Substances except to the extent any Leased Substances from the Leased Premises have been commingled with Leased Substances from other property.  Lessor shall have the right to require Lessee to furnish Lessor with a copy of any sales agreement(s), processing agreement(s) or transportation agreement(s) concerning the disposition of the Leased Substances produced from the Leased Premises, and full information as to all Leased Substances and other products produced and at the time sold from, or used on, the Leased Premises and acreage pooled therewith.  Lessor shall also have the right to review in Lessee's offices any sales contract, meter records, meter maintenance and repair records, assay records, ore body tests and reports, engineering and geological tests and reports, marketing agreement or processing contract of Lessee and all amendments thereto, covering the exploration, mining, producing, sales or processing of the Leased Substances from the Leased Premises.  In the event such information is not public, Lessor agrees, and if so requested by Lessee, any representative of Lessor shall agree in writing, to hold confidential any material or data furnished hereunder pursuant to Section 17.2.  Additionally, it is understood and agreed that, as to any area of the Lease that is still held under the terms of the Lease, Lessor’s right to enter upon any area of the Leased Premises that is still held by the Lease at such time of inspection, in order to inspect any tangible property owned or operated by Lessee in connection with its operations under the terms of this Lease, shall be subject to: (i) all reasonable and applicable safety rules of Lessee and also any rules or regulations of any governmental authorities having jurisdiction over such property; and (ii) the requirement that such access or inspection does not unreasonably interfere with Lessee’s operations on the Leased Premises.

Any inspection of the Leased Premises shall be at Lessor’s sole risk and in compliance with applicable laws and Lessee’s normal safety rules and regulations.

Lessor shall have the right not more frequently than once each Lease Year, and to the extent necessary to determine the calculation of Lessor’s Production Royalty, to audit Lessee’s relevant books and records at Lessee’s offices and during Lessee’s normal business hours.  Such audit shall be limited to matters relevant to Production Royalty paid or due in the Lease Year in which the audit is made and the immediately preceding Lease Year.  Lessee shall have no obligation to retain or submit to inspection records for Production Royalty other than for the present and immediate past Lease Year.

5.9 Shut-In Royalty.  In the event this Lease has been continued in force and effect beyond its Primary Term by Commercial Production or by Drilling Operations or Reworking Operations pursuant to Article VI of this Lease or pursuant to any other provision of this Lease, and all Production Wells on said Leased Premises are shut-in or thereafter shut-in, then Lessee may pay as shut-in payments to Lessor herein, commencing on or before ninety (90) days following the expiration of the Primary Term of this Lease or ninety (90) days after all such Production Wells have been shut-in for ninety (90) consecutive days (whichever date is the latest), the sum of Fifty Thousand Dollars ($50,000.00) for the Leased Premises, and annually thereafter on or before the anniversary date of such initial payment, subject however to the limiting provisions hereafter stated; and such payments (as hereinabove provided) when made, shall (for such annual period) be considered as though Commercial Production of Leased Substances is occurring from the Leased Premises; provided, however, that after production and marketing of Leased Substances, all of such Production Wells on the Leased Premises may thereafter be temporarily shut-in to negotiate a more favorable price or a market therefore by payment of such shut-in payments to Lessor. It is controllingly provided, however, that the payment of shut-in royalty pursuant to the terms of this paragraph will not perpetuate this Lease as to the acreage allocated to the Leased Premises for a period of more than seven hundred and thirty (730) days, calculated on a cumulative basis. The timely and proper payment of this shut-in payment is a condition of the continued validity of this Lease.

Payments under this Section 5.9 shall not be considered as a credit upon Minimum Royalty payments payable to Lessor during such annual or semi-annual period, (whichever is applicable), and shall in no manner reduce such obligation of Lessee.  No payments under this Lease, including, but not limited to, royalties, minimum royalties and shut-in royalties shall relieve Lessee from the express or the implied covenants contained in this Lease or implied under the law.

5.10 Minimum Royalty. Notwithstanding anything to the contrary stated elsewhere herein, it is specifically agreed that once there is actual production of Leased Substances from the Leased Premises or lands pooled therewith (if authorized), the sum or sums of all of the royalties (excluding shut-in royalty and production taxes paid by Lessee on behalf of Lessor) actually paid to Lessor during each Lease Year for production from the Leased Premises or lands pooled therewith (if authorized) shall never be less than the sum of One Hundred Fifty Thousand Dollars ($150,000.00)(“Minimum Royalty”). However, it is agreed that for the first Lease Year in which there is actual production of Leased Substances, the guaranteed Minimum Royalty shall be reduced to equal the sum of Twelve Thousand Five Hundred Dollars ($12,500.00) times the number of months elapsed in such Lease Year since the first production of Leased Substances. If the payment of actual Production Royalty during a Lease Year does not at least equal the guaranteed Minimum Royalty, the difference shall be made up on or before sixty (60) days after the end of the Lease Year and it is not recoupable out of future production.  Following the end of each Lease Year, Lessee shall calculate the Production Royalty actually received by Lessor during the Lease Year and if such sum is less than such Minimum Royalty amount, then Lessee shall pay the difference to Lessor within such sixty (60) day period.  Notwithstanding anything to the contrary contained elsewhere herein, Lessee's proper and timely payments of Minimum Royalty in excess of actual Production Royalty payments are merely contractual payment obligations and the proper payment of same in no way perpetuates or extends the Lease.  Drilling Operations shall not extend the time for computation or payment of any Minimum Royalty under the terms of this paragraph.  Also no tender or payment of any Minimum Royalty as herein provided shall be construed as Commercial Production unless derived from actual Production Royalty.  No payment paid or to be paid under this Lease, including, but not limited to, Minimum Royalty payments, royalty payments, or shut-in royalty payments shall relieve Lessee from the obligations expressed in this Lease, nor shall any express provisions of this Lease relieve Lessee from any implied covenant, duty or obligation arising by law, under this Lease or at equity.

5.11 Commingling.  As a material consideration for the execution of this Lease, Lessee agrees that Leased Substances produced from the Leased Premises may not be commingled with Leased Substances produced from any other lands at any time prior to completion of processing at Lessee’s Central Plant Facility, unless Lessor consents to earlier commingling in writing in advance of any such commingling.  Furthermore, and without limiting the foregoing, except in the event of pooling (if authorized herein), Lessee shall not commingle and shall keep Leased Substances produced from any lands not covered by this Lease separate and apart from any Leased Substances (including any ore, solutions, pregnant liquors, pregnant slurries, or yellowcake) mined and/or removed from the Leased Premises until such Leased Substances produced from the Leased Premises, and any other property in which the Leased Substances are to be commingled with have been sampled, measured, assayed, tested and analyzed in accordance with Section 5.12 below in order that payments of royalties to Lessor may reflect the correct quantity and quality of the Leased Substances, including the solution volume of each Leased Substance mined and removed from the Leased Premises.  Furthermore, except in the event of pooling, (if authorized herein), Lessee shall not commingle and shall keep Leased Substances produced from any Withdrawn Area or Separate Tract separate and apart from any Leased Substances (including any ore, solutions, pregnant liquors, pregnant slurries or yellowcake) mined and/or removed from any other Withdrawn Area or Separate Tract until such Leased Substances produced from each Withdrawn Area or Separate Tract have been sampled, measured, assayed, tested and analyzed pursuant to Section 5.12 below.

After proper sampling, measurement, assaying, testing and analyzing have been done in accordance with this Section and Section 5.12 below, Lessee may commingle Leased Substances produced from Withdrawn Areas and Separate Tracts (if any) with Leased Substances produced elsewhere on the Leased Premises for the purpose of subsequent processing or shipment to a plant or place of sales.  Additionally, Lessee may commingle Leased Substances produced from lands off the Leased Premises with Leased Substances produced from this Lease for the purposes of subsequent processing or sales off the Leased Premises if and only if Lessee has first conducted proper and accurate sampling, measurement, assaying, testing and analysis (pursuant to the terms of this lease, including Section 5.12) of the Leased Substances that were produced from the Leased Premises and also of the Leased Substances produced from other lands off the Leased Premises that are to be commingled with the Leased Substances produced from the Leased Premises.  However, notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that in no event shall any Leased Substances produced from lands outside of the Leased Premises be brought onto the Leased Premises.

5.12 Sampling, Assaying, Measurement, Testing and Analysis. All sampling, assaying, measurement, testing and analysis of wet weight and volume, dry weight and volume, moisture content, amenability, pay metal content, and any sampling procedures, assaying, testing, measurement and analysis shall be made in accordance with sound mining and metallurgical practices and sound industry standard sampling and analysis procedures prevailing in the uranium mining and milling industry.  In this regard, it is imperative that Lessee use practices and procedures that are necessary to produce accurate determinations, measurements, allocations and results so that Lessor is accurately paid its royalties for all Leased Substances produced from the Leased Premises.  Lessor shall have the right to have a representative at the times any samples are taken and to monitor any testing or assaying of the samples at reasonable times and on reasonable prior notice.  Lessor shall have no right to take possession of any samples or other radioactive material unless and until such possession is by a laboratory, person or entity that is properly licensed to possess such materials.  Detailed records shall be kept by Lessee showing the results of all sampling, assaying, measurements, metering, testing, analysis and computation required in this Agreement necessary to properly and accurately calculate and pay Lessor’s royalties and so that Lessor and its representatives will be able to verify that the royalty payments have been paid to Lessor accurately and in order to recreate Lessee’s methodology and calculation of Lessor’s royalty payments.  Sampling, assaying, measurement, testing and analysis pursuant to this Section and Section 5.11 are for purposes of attribution or allocation of production of Leased Substances to or among the Leased Premises or properties as to which commingling occurs.  Production Royalty shall be calculated on the basis of Leased Substances actually recovered from the processed products, using sound mining and metallurgical engineering practices.

5.13 Waste Rock, Spoil, Tailings and Lost Production. It is expressly provided that Lessee shall be liable to Lessor for the royalty on any Leased Substances which may be lost or wasted due to leakage, fire, theft or other reasons to the extent they are lost or wasted are the result of Lessee's negligence, intentional acts, or the negligence  or intentional acts of its agents, independent contractors, contractors, subcontractors, employees, assigns or any other party connected with operations on this Lease or under the direction of or at the request of Lessee. Lessee shall not be liable for royalties on Leased Substances lost in mining or processing, such as Leased Substances caked on production or processing facilities and are not reasonably and economically obtainable, or waste rock, spoils, tailings, or any other mine waste or residue, to the extent and only to the extent that such Leased Substances were lost while using sound mining and metallurgical engineering practices.

5.14 Payment Instructions. Unless required to be paid to a depository bank under Section 5.6 above, all payments of royalties and other monies payable under this Lease by Lessee to Lessor shall be payable to the credit of Lessor at their offices located at 555 N. Carancahua, Suite 1700 Tower II, Corpus Christi, Texas 78478.

5.15 Lessor’s Lien.  In addition to any other rights of Lessor hereunder, Lessee agrees that all sums due as royalty shall be secured by a lien on the Leased Premises, the Leased Substances, all proceeds attributable to the production and sale of Leased Substances, and any and all equipment, goods, and fixtures of Lessee placed on the Leased Premises  (the “Collateral”). A memorandum of this lease filed for record in the county in which the Leased Premises are situated is intended to serve as perfection of the lien on Collateral described herein, and such memorandum will also be deemed a financing statement under applicable law.

5.16 Most Favored Nations.  If during the Primary Term of this Lease, Lessee enters into or acquires from a third party an in situ uranium mining lease taken on behalf of Lessee, covering any mineral interest of at least 1000 gross acres within fifteen (15) miles of the Leased Premises, which instrument provides for royalty provisions that are more favorable or of greater value than the terms or payments provided for in this Lease, then Lessor shall ipso facto receive such greater and more favorable terms as if same had been incorporated in this Lease at the time of its execution. Lessee shall promptly execute and deliver to Lessor an amendment to this Lease in recordable form to reflect the increase in royalty, and payment shall be made to reflect any difference in royalty. Said amounts shall be payable under the more favorable terms as if such terms had been in force from the inception of the Lease.

ARTICLE VI.
DRILL OR REWORK

6.1 Drill or Rework. In addition to the right to maintain this Lease in effect by the payment of Shut-in Royalties pursuant to Section 5.9, if, after discovery and production of Leased Substances, the production thereof should cease from any cause, this Lease shall not terminate if Lessee commences Drilling Operations or Reworking Operations directed towards the establishment or reestablishment of production from the Leased Premises within ninety (90) days after the cessation of production and such operations continue with no cessation of more than ninety (90) days until Commercial Production is established, re-established or if such cessation occurs during the Primary Term, commences or resumes, the payment or tender of Delay Rentals or commences Drilling Operations or Reworking Operations directed towards re-establishment of Commercial Production on or before the Delay Rental payment date next ensuing.  If, at the expiration of the Primary Term,  Leased Substances are not being produced on the Leased Premises but Lessee is at that specific time then engaged in Drilling Operations or Reworking Operations directed towards the establishment or reestablishment of production there from, this Lease shall remain in force so long as Drilling Operations or Reworking Operations are prosecuted with no cessation of more than ninety (90) consecutive days, and if they result in the production of Leased Substances, so long thereafter as Commercial Production of Leased Substances is occurring on the Leased Premises.

All Drilling Operations and/or Reworking Operations shall be conducted in compliance with all applicable laws and regulations including any and all Environmental Protection Laws, in good faith, with reasonable diligence, with adequate equipment, and in a good and workmanlike manner and the failure to comply with this provision where such operations are relied upon by Lessee to extend this Lease shall operate as a limitation on this Lease to the same extent as though no such operations were conducted.

ARTICLE VII.
WATER RIGHTS

7.1 Water Supply Well Takeover. Any Water Supply Well drilled by Lessee upon the Leased Premises shall, at Lessor’s option, become the property of Lessor upon the termination of this Lease as to the portion of the Leased Premises upon which such Water Supply Well is located, if, in the judgment of Lessee, such Water Supply Well is no longer needed in connection with Lessee's development or clean-up or restoration operations on the Leased Premises.  The casing in any such Water Supply Well or wells shall not be removed by Lessee, and Lessor shall thenceforth assume all risks and obligations attendant to Lessor’s ownership and use of such Water Supply Well or wells, and Lessee is relieved from any further liability and Lessor shall indemnify Lessee against and hold Lessee harmless from any and all liability and claims with respect to such water Supply Well or wells.  Lessee may not use any surface water or water from any Water Supply Well owned by the Lessor or any surface owner on the Leased Premises.  Lessee shall use no more water than is reasonably necessary for its operations on the Leased Premises.  Lessee shall not use or sell water for use on any lease or land other than the Leased Premises.  Lessee shall comply with all rules and regulations promulgated by the Kenedy County Groundwater Conservation District, and any other agency having jurisdiction over Water Supply Wells that may be drilled by Lessee on the Leased Premises, including without limitation, requirements to register such Water Supply Wells and to measure and report all water produced from such Water Supply Wells.

7.2 Water Usage.  Lessee shall have use of water from any Well, Water Supply Well, Monitor Well or Production Well drilled by Lessee on the Leased Premises for the limited purposes authorized in this Lease.  Lessee shall have the use of water from any Water Supply Well owner by Lessor prior to the execution of this lease, subject to the grant of prior written permission and subject to payment to Lessor of a water usage fee in the amount of $3.00 per 1,000 gallons of water used as provided by Lessee’s metering and/or truck tallies. Additionally, Lessee shall test water from Lessor’s existing Water Supply Wells and from any Water Supply Wells drilled by Lessee prior to using any water in, on or under the Leased Premises.  All operations on this Lease, including exploration, solution mining and restoration operations wherever situated on the Leased Premises shall be conducted so not to damage, contaminate or destroy any water supply constructed or owned by Lessor. In the event for any reason such activity should result in damage to, contamination or destruction of any such water supply, Lessee shall repair, restore, remediate, decontaminate or replace any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so damaged, contaminated or destroyed, with reasonable diligence and dispatch, weather permitting.  If such repair, restoration, remediation or replacement is not feasible, then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained or the loss in value of Lessor’s and/or surface owner’s property, whichever is the highest. Any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so repaired, restored, decontaminated, remediated or replaced shall be of a capacity and quality equal to that which was damaged or destroyed.  Prior to beginning operations on the Leased Premises, Lessee will establish baseline groundwater parameters for the entirety of the Leased Premises and test all water from all Water Supply Wells and open tanks on the Leased Premises in order to determine pre-mining groundwater quality.  As part of testing requirements, Lessee will comply with all applicable RCT and TCEQ in-situ mine permitting processes, including all reclamation requirements.  Lessee agrees to provide Lessor with water test data conducted prior to the beginning of operations as required above, and also all water test data consistent with periodic reporting requirements of the TCEQ, the EPA, the RCT, or otherwise as provided for in this Lease.  For purposes of this Lease, the term “baseline groundwater parameters” means water quality parameters that are naturally occurring which are measurable and quantifiable as identified by TCEQ and EPA, and identifying certain chemical or physiological conditions and properties, which if such conditions and properties are altered, may be harmful to human health and/or the environment.

7.3 Adjacent Surface Owners. In the event that the boundary of a Withdrawn Area  is located within 5,000 feet of the perimeter boundary of lands owned by Lessor, prior to beginning operations on the Leased Premises, Lessee will, to the extent authorized by the adjacent surface owner, test the adjacent surface owner or owner’s groundwater supply in order to establish baseline groundwater parameters.  Lessee will communicate and negotiate directly with the applicable adjacent surface owner(s) regarding this provision. During the conduct of operations in any such Withdrawn Area, to the extent authorized by the adjacent surface owner, Lessee will drill and maintain not less than one (1) Monitor Well on the lands of each affected adjacent surface owner (or such number of Monitor Wells as may be required under any Environmental Protection Laws), and Lessee will provide such adjacent surface owner(s) with copies of all data obtained during such monitoring operations. In the event for any reason the monitoring data indicates the occurrence of an Adverse Environmental Event affecting an adjoining surface owner’s groundwater supply, Lessee will take all steps necessary to immediately prevent further damage to the groundwater supply, together with all steps necessary to remediate any damage to, or contamination of the water supply revealed by monitoring operations.  Lessee will provide Lessor with copies of all data obtained pursuant to this subsection within ten (10) days of the date such data is obtained by or on behalf of Lessee.  Inability of Lessee to obtain adjacent landowner consent to drill and/or test a monitor well on the adjacent landowner’s property, despite Lessee’s diligent efforts to do so, shall not affect Lessee’s right to conduct exploration, development or extraction operations within 5000 feet of the referenced perimeter.

ARTICLE VIII
ENVIRONMENTAL MANAGEMENT SYSTEMS/INDEPENDENT
THIRD PARTY REVIEW

It is of the utmost priority to the Lessor for the Leased Premises to be reclaimed and restored to as near its original state as reasonably possible.  If Lessor considers that Lessee has not completed restoration or reclamation in accordance with requirements of this Lease, Lessor shall so notify Lessee and Lessee shall have a reasonable period of time to remedy the matter before being liable for additional damages hereunder.  In no event shall Lessee be required to undertake any action or remediation that is in violation of applicable laws, rules, regulations, licenses or permit conditions.  The groundwater underlying the Leased Premises will be reclaimed and restored to as near its original state as possible and consistent with its previous use as defined by regulatory permits and licenses.  The groundwater underlying adjacent lands will be free from contamination as a result of operations being performed under this Lease.  As such, during the term of this Lease, Lessee agrees to establish and maintain an environmental management system compatible with the International Organization for Standardization (“ISO”) 14001 standards as such standards may be revised from time to time by ISO.  Furthermore, Lessor, in consultation with the Lessee, but at Lessor’s sole discretion and at Lessor’s cost, may engage an independent third party expert (the “Expert”) of its choosing to assist in reviewing (1) all filings and plans provided to regulatory agencies, (2) all testing to determine baseline groundwater parameters, and all water quality monitoring and restoration activities, (3) all actions taken by Lessee with respect to the Leased Premises, including but not limited to daily operations, establishment, review, and maintenance of baseline wells and Monitor Wells, excursion detection and correction, remediation, restoration, reclamation, (4) reviewing the form and amount of the financial environmental protection security tendered with the TCEQ as adjusted from time to time, and (5) any other action relating to or arising out of the terms and provisions of this Lease or the Leased Premises.  If Lessor deems it necessary or advisable, the Expert may be engaged to propose and assist in the implementation of measures and procedures deemed necessary by the Expert to prevent or remedy damages to the Leased Premises, groundwater supply or the environment occurring while operations are being conducted under this Lease. Lessee agrees to implement any and all environmental protection measures, groundwater testing and monitoring procedures, environmental and/or groundwater or surface restoration and remediation procedures as may be recommended by the Expert (collectively the “Expert Recommendations”) during the conduct of Lessee’s operations under this Lease. Lessee will bear all costs associated with implementation of the Expert Recommendations. Notwithstanding the foregoing, Lessee will not be required to implement the applicable Expert Recommendations to the extent all of the following conditions exist:

1.	The Expert Recommendations exceed the requirements under Environmental Protection Laws as applicable to Lessee’s Permits and Licenses; and

2.	The costs of implementation of the Expert Recommendations are excessive and would substantially affect the profitability of Lessee’s operation.

In the event the Expert Recommendations meet conditions 1. and 2. above and Lessee and the Expert cannot agree regarding an alternative to the Expert Recommendations, Lessee may retain its own expert (a “Lessee Expert”) at Lessee’s sole cost.  The Lessee Expert and Lessor’s Expert will meet in an effort to reach an agreement as to the implementation of Lessor’s Expert Recommendations or an alternative thereto.  In the event the Lessor Expert and the Lessee Expert cannot reach an agreement, such parties will select a third expert (the “Neutral”), the cost of which will be shared equally by Lessor and Lessee.  The Neutral will make one of the following decisions: a) implementation of the Expert Recommendations; b) implementation of an alternative to the Expert Recommendations, whether or not the alternative was proposed by Lessee; or c) rendering of a decision in writing that Lessee’s operations are in compliance with all Environmental Protection Laws, and that the Expert Recommendations are unreasonable and that no reasonable alternative to such recommendations exists. The decision of the Neutral will be binding upon Lessor and Lessee.

ARTICLE IX
ASSIGNMENT

9.1 Assignment by Lessee. This Lease is personal in nature between Lessor and Lessee. Therefore, this Lease cannot be assigned by any Lessee without the prior written consent of Lessor, which consent may be withheld for any reason or for no reason in Lessor’s sole discretion.  Furthermore, no approved assignment by Lessee, or by any assignee of Lessee, shall be valid or have any force until Lessor shall have been furnished with a copy of the recorded assignment, and any assignment approved by Lessor must cover and include all of Lessee’s rights under this Lease. All leasehold estate owners and their subsequent assignees, heirs and assigns shall be jointly and severally liable to Lessor for the covenants, conditions and obligations under this Lease. The provisions hereof, both express and implied, shall be considered as covenants running with the land and binding upon any and all assignor, assignee or sub-lessee of Lessee and shall extend to their heirs, successor and assigns.  Assignment of this Lease or any part thereof shall not relieve any Lessee, its assignees, or any sub-assignees of any obligations hereunder, heretofore accrued or to accrue in the future; and any assignee of Lessee shall, by acceptance of such assignment, be bound by and subject to all of the terms and provisions hereof. The term "assignment" as used herein shall include, without limitation, any sublease, farmout, operating agreement, pooling agreement, unitization agreement, assignment or any other agreement by which any share of the operating rights granted by this Lease are assigned or conveyed, or agreed to be assigned or conveyed, to any other party.  Any attempted assignment by Lessee in violation of the provisions of this Section will be void.

9.2 Assignment by Lessor. Lessor’s rights under this Lease are freely assignable in whole or in part, provided that no sale or assignment by Lessor shall be binding on Lessee unless Lessee shall have actual knowledge of or be furnished with a copy of the recorded instrument evidencing same.

ARTICLE X
SURFACE RESTRICTIONS

10.1 Surface Use. Lessee agrees to use only so much of the surface of the Leased Premises as is necessary to exercise its rights hereunder and Lessee’s use shall be subject to any prior oil, gas or other mineral leases, wind leases or wind easements or similar agreements in effect that cover all or part of the Leased Premises, and its use shall be in compliance with all Environmental Protection Laws.  Furthermore, Lessee shall, to the extent practicable, accommodate the use and occupation of the Leased Premises by Lessor and its successors and assigns, including future Lessees of water, oil, gas and/or other mineral rights, wind rights, or hunting, grazing or other surface rights.  This clause is of material value to Lessor in that it is important that surface rights are not unreasonably interfered with and that other minerals (including oil and gas) and wind rights are not devalued, and that the exploration, drilling, development, production and other operations for the development of wind, oil and gas are not impeded and that oil and/or gas wells are able to be drilled at optimum locations and wind turbines are able to be sited at optimal locations.  Prior to commencing any surface operations that would affect the Lessor’s use of any part of the Leased Premises or damage any part of the Leased Premises, including wells, pipelines, roads, Drilling Operations or seismic operations on the Leased Premises, Lessee, Lessor, and/or their respective agents, shall, at the option of the Lessor, make a joint inspection of the Leased Premises so that Lessor may be informed where and when surface operations are going to be conducted on the Leased  Premises.  Lessee agrees to notify Lessor prior to the commencement of development of or operations on each separate Production Area, Withdrawn Area or other separate surface operation.

10.2 Roads. Lessee will use existing gates and roadways for entering upon and leaving the Leased Premises, and to the extent practicable it will use such routes, roadways, and approaches in going upon, over, or about the Leased Premises as are designated for its use by Lessor who, in turn, agrees that Lessor will, upon request and in consultation with Lessee, designate a reasonable route for Lessee’s purposes consistent with terrain, preservation of improvements, the location of Lessee’s activities, and the conduct of Lessor’s existing or proposed land use. Lessee further agrees for itself and for all persons entering or leaving said Leased Premises in connection with Lessee’s operations hereunder that it shall keep all outside and interior gates along the route or routes designated for such use securely closed (and locked when designated by Lessor to be locked) except immediately before and immediately after each separate use, and further agrees that it will promptly repair any gate, fence, or other improvement that may suffer damage or injury by reason of Lessee’s operations hereunder.  Lessee further agrees that it will maintain approaches, gates, cattle guards, and roadways used in connection with its operations in a good state of repair and will promptly cause to be repaired and restored any damage thereto occasioned by or resulting from Lessee’s operations.  Prior to the locating and construction of any road, Lessee shall consult with Lessor with the intent being to situate said road(s) in mutually agreeable locations, and the construction and use of such roads shall be in compliance with all Environmental Protection Laws and the provisions of this Lease. Lessee agrees to surface such roads in such a manner that they will classify as “all weather” roads of gravel, caliche, or other similar material resulting in a substantial surface (minimum 8” base, after compaction), and further agrees to construct such diversion terraces or take such other actions as may be reasonably necessary to reduce soil erosion and particularly to prevent sand dune formation.  If Lessor shall desire, on all such new roads Lessee shall also install and maintain substantial iron cattle guards capable of turning cattle in substitution for any gates on the Leased Premises which Lessee uses.  Lessee shall pay Lessor for the damage to the lands caused by such roads, including loss of or interference with the use of the surface.  Lessee agrees to maintain all roads used by Lessee in Lessee's operation on the Leased Premises in good condition and repair during the period of Lessee's operations on the Leased Premises.  Lessee’s obligation to maintain such roadways includes, but shall not be limited to regular grading of the roads, immediate repair of any rutting or subsidence caused or exacerbated by Lessee’s use of such roads, and all other maintenance activities necessary to preserve the roadways in their current condition as of the date of this Lease, or in their as built condition in the case of new roads. When any roads constructed by Lessee are no longer used by Lessee, if Lessee has constructed any character of topping, such as caliche or otherwise on such roads, surface owner(s) shall have the option to require Lessee to remove such topping from the roads or to abandon them for Lessor's future use and possession.  If the surface owner(s) require the road to be removed, Lessee shall restore the surface of the land occupied by said road and its adjacent drainage area to substantially its former condition.

10.3 Surface Compensation and Areas Withdrawn From Lessor’s Use.  Lessee agrees to pay Lessor reasonable compensation for all use of or damage to the surface (or any incident of the surface estate), which use is made or which damages are incurred in the exercise of the rights granted to Lessee by this Lease.  Lessee's obligations to compensate Lessor for such use or damage shall exist whether or not such use or damage is due to the negligence of Lessee, its agents, employees, invitees or independent contractors.  Lessee agrees to pay for all damages to or loss of crops, cattle, livestock, wildlife, trees, surface and subsurface water, and any other personal or real property situated on the Leased Premises, resulting from Lessee's operations thereon.

(a) Lessee shall pay Lessor the sum of One Hundred Dollars ($100.00) per Exploration Well drilled by Lessee as full compensation for all damages to grass, crops and land that occur during any exploration Drilling Operations.  Lessee shall, in addition to the above, within sixty (60) days after the drilling of such Exploration Well(s), restore the land to as near its original condition as is reasonably possible.

(b) At least thirty (30) days prior to the date Lessee commences Drilling Operations on any Production Well on the Leased Premises, or commences construction for any Remote IX Facility, building, stockpiles or waste dumps or other facility that is authorized under this Lease, Lessee shall construct a fence around the area planned to be occupied by such Wellfield or Remote IX Facilities, and Lessee shall pay Lessor a one- time payment of Six Hundred Fifty dollars ($650.00) per each acre that is included within such fenced area, less any payments already received for drill holes or other surface damage payments.  Each Remote IX Facility or facilities other than production and injection grids, shall encompass as small an area as is reasonably necessary for Lessee to safely and prudently operate the facilities thereon.  Each Withdrawn Area for each Wellfield shall not encompass an area that is more than one hundred (100’) feet outside of the exterior limits of the uranium ore body that Lessee has delineated and plans to produce by such injection well and Production Well grid unless approved by the Lessor in writing. Other than the use of roads as set forth elsewhere here in this Lease, the sampling of Monitor Wells and the drilling of Exploration Wells or seismic studies pursuant to the terms of this Lease, all other operations by Lessee shall be conducted only upon the Withdrawn Area(s).  Except for rights, titles and estates reserved by Lessor and for examination, inspection and/or audit purposes to insure the Lease is being complied with and for the use of any road that runs through such Withdrawn Area to other areas of the Leased Premises or other property owned by Lessor, Lessor shall not use the surface of any Withdrawn Area.

The above consideration for each Exploration Well and each Wellfield shall be considered as a permit fee for such operations and use and a damage payment for the initial damages to the surface or improvements located thereon.  However, notwithstanding anything to the contrary stated elsewhere herein, it is agreed that the payment of any compensation under the terms of this Lease shall not relieve Lessee of its obligation to restore the surface estate and improvements to as near as reasonably possible to its original condition unless fully released by the regulatory agency having oversight authority on the restoration.  If Lessee breaches its restoration obligations, it shall owe additional sums to Lessor as damages.

10.4 Maintenance and Restoration of Wellfields. Once the Primary Term expires and Commercial Production has ceased on any Production Area for more than ninety (90) days, if Lessee has not elected to pay the Shut-In Royalty pursuant to Section 5.9, Lessee shall immediately commence restoration and reclamation activities on such Production Area if it has not already done so and it shall pursue such restoration and reclamation activities in good faith and in compliance with all Environmental Protection Laws, so that the surface and subsurface of the area affected by the Lessee’s operations are returned to as near the condition that existed immediately prior to the Lessee’s operation thereon and to deep plow the area disturbed by methods common to the area.  Lessee shall also take all actions necessary in order to comply with all Environmental Protection Laws and in order to receive a full release from all governing authorities pertaining to the surface and groundwater in the Production Area and the Leased Premises. When the full releases are obtained from all governing authorities, the Lessee shall remove the fencing it placed thereon and return the surface of the land affected by the fencing to as near the condition that existed immediately prior to the Lessee’s installation of such fence.  If the acreage covered by the Wellfield is to be used for grazing purposes, Lessee shall re-seed the area so plowed to prevent erosion with seeds selected by Lessor that are consistent with the surrounding area. Furthermore, Lessee agrees to maintain all fences, roads, improvements, tanks, pipelines, wells, and wellheads in good repair at all times during the life of this Lease.  Lessee shall keep all buildings, tanks and other fixtures, property, machinery and equipment painted and free of rust and stains and shall keep all roads used by Lessee free from all weeds, potholes and debris.  In the event this Lease or any portion hereof has or may have expired or terminated, but all restoration and reclamation activities on the Leased Premises have not been completed by Lessee or Lessee has not received a full release from all governing authorities pertaining to the surface, subsurface and water reservoirs located in, on, under and around such Leased Premises within five (5) years of the termination date of this Lease, Lessee shall pay Lessor an annual payment equal to One Hundred Dollars ($100.00) dollars per acre for each acre included within each Withdrawn Area not yet reclaimed as consideration for a one year period of restoration and reclamation.  Upon such payment, Lessee will continue to have rights to (a) possess and use water as provided for under the terms of the original Lease, (b) easements for ingress and egress across the surface of the Leased Premises as allowed pursuant to the Lease, to access any facility or plant, Withdrawn Areas, and any other portion of the surface or subsurface that may require restoration and reclamation activities, as well as any other facilities associates with Lessee’s operations that Lessee deems necessary, (c) easements for ingress and egress over the surface of the Leased Premises for the purposes of removing property for a period of time, not to exceed one year after the termination of the Lease, pursuant to the terms of the Lease.  Such annual payment for such continued rights to conduct restoration and reclamation activities shall be payable on or before the fifth (5th) anniversary following the date of termination or expiration of the Lease and on or before each successive anniversary date for as long as is necessary to receive complete release form the regulatory agencies.  Upon such timely payment(s) for the applicable acreage, Lessee shall acquire the above rights to conduct restoration and reclamation activities for each one (1) year period.  Beginning with the sixth (6th) anniversary date of the date of termination of this Lease, the annual payments contemplated in this Section will be adjusted upward according to the following formula (the “Annual Adjustment”): The month five (5) years from the date the Lease terminates shall be the “base month.”  The corresponding month in each subsequent year shall be the “anniversary month.”  The Annual Adjustment shall be determined using the average of the preceding twelve (12) months Consumer Price Index – All Urban Consumers – U.S. City Average (“CPI-U”), as published by the U.S. Bureau of Labor Statistics.  If the CPI-U for an annual monthly average shall exceed the average of the twelve (12) months CPI-U ending in the base month (the “Base Annual Average”), then the payment being adjusted shall be increased by the percentage by which the CPI-U for such annual average exceeds the CPI-U for the Base Annual Average.  In the event the CPI-U shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the Annual Adjustment shall be made with use of such conversion factor, formula or table for converting the CPI-U as may be published by the U.S. Bureau of Labor Statistics or, if not so published by the U.S. Bureau of Labor Statistics, then with the use of such conversion factor, formula or table for converting the CPI-U as may be published by a nationally recognized publisher of similar statistical information, and mutually agreed between Lessor and Lessee.  If the CPI-U shall no longer be published then, for purposes of determining the Annual Adjustment there shall be substituted for the CPI-U such other index as Lessor and Lessee shall agree upon. In no event will the Annual Adjustment cause a reduction of any payment from the prior year’s  amount.

10.5 Pipelines; Above Ground Restrictions. Unless waived by the Lessor in writing, Lessee will bury all pipelines that are located outside of a Withdrawn Area so that the top of the pipeline shall remain more than three feet (3') below the surface of the land and shall comply with all Environmental Protection Laws and regulations that may be implicated by any activity associated with the construction, use, and decommissioning of any pipelines.  Lessee shall keep the top soil separated during its excavation procedures and shall replace the top soil on top of the excavation.  Lessee shall periodically check all pipelines to make sure that the surface has not subsided and that the pipeline has not created any rutting or drainage problems.  Except for wellheads, pipelines, waterlines, equipment, tanks, buildings or other facilities located within a Withdrawn Area or pipeline valves, meters or risers on buried pipelines lying outside of a Withdrawn Area, there shall not be any above-ground device or property on the Leased Premises.  Notwithstanding anything to the contrary stated herein, it is controllingly provided that none of the following equipment, buildings, fixtures or accessories shall be located upon the Leased Premises: (i) any facility, improvement or equipment that produces, transports, treats or otherwise deals with or pertains to any other Lease; (ii) any housing facility or (iii) any plant or treatment facility other than any Remote IX Facility wherein the uranium is loaded onto ion exchange resins that enable the ion exchange resins to be hauled to a full plant for stripping, product benefication, upgrading or refining.

10.6 Fences. All fences constructed on the Leased Premises by Lessee shall be constructed with at least five (5) strands of wire, using all cedar posts.  Each fence will be constructed in a good and workmanlike manner so that said fence does not sag and is capable of turning all livestock of surface owner.  Lessee shall install an adequate metal gate across each road leading in or out of any Withdrawn Area, or at any cut Lessee makes in any fence to provide an opening, and if surface owner shall desire, Lessee shall also install and maintain a substantial iron cattle guard capable of turning cattle and horses, which gate(s) and cattle guard(s) shall become the property of Lessor.  Lessee will not cut or go over any fence or fences of Lessor at any time or in connection with any operation of the Leased Premises without first obtaining Lessor's express consent thereto in writing.  If Lessor consents to the cutting of any fence, the cut must be made in the place and manner designated by Lessor and prior to the cutting of any fence of surface owner, Lessee will brace the existing fence adequately on both sides of the proposed cut so that there will be no slacking of the wires.  Promptly after making such cut, Lessee shall install and maintain an adequate metal gate in such opening.  In the event that any gate required to be installed by Lessee is located on an outside fence of Lessor, Lessee shall keep it locked at all times.  Lessee shall promptly close all gates, which Lessee, its agents, servants and/or employees may use in Lessee’s operations on the Leased Premises to prevent the escape of any cattle or other livestock (or wildlife if high-fenced) through any open gates. Lessee further agrees to comply with all reasonable rules and regulations proposed by Lessor regarding the opening, closing and locking of all such gates.

10.7 Well Locations. Without the express written consent of Lessor, no Well shall be located within One Thousand Feet (1,000') of any Water Supply Well or water reservoir or house on the Leased Premises, or within Five Hundred feet (500’) of any improvement or corrals on the Leased Premises, existing as of the date of commencement of operations for such Well.

10.8 Removal of Property. Subject to Sections 7.1 and 7.2 above, Lessee shall have the right at any time during the term of this Lease and the obligation within a reasonable time (not exceeding three hundred and sixty (360) days) after the expiration or termination of this Lease, to remove all property, equipment and fixtures in and around such wells as are plugged and abandoned pursuant to requirements of the regulatory agencies having jurisdiction over such activities.  In the event that any casing or pipe is required to remain in any wells’ bore hole upon plugging and abandonment, Lessee shall cut off such pipe or casing hole at least three (3) feet beneath the surface of the ground and the well shall be capped, plugged and abandoned in accordance with the rules and regulations of the regulatory agency governing such plugging and abandonment activities.

10.9 Gate Guard.  It shall not be necessary to have a gate guard unless Lessor finds that Lessee or any of its employees, contractors, subcontractors, officers, invitees or permittees on more than five (5) occasions, either leaves a gate opened that should have been shut, fails to lock any gate that should be locked, violates Section 10.10 below or allows any unauthorized person onto the Leased Premises.  In that event, during any time operations are conducted on the Leased Premises and two (2) or more of Lessee’s employees, contractors, subcontractors, invitees or permittees will be entering the Leased Premises during any consecutive period of two (2) or more days, Lessee shall provide at its sole cost, expense and liability a 24-hour gate guard at the gate where access is gained to the Leased Premises for such operation.  If a gate guard is required hereunder, said gate guard shall be paid by Lessee and the gate guard shall record the name of each person entering, the company affiliate of each person entering, the time entered, the time exited and the license plate of each vehicle.

10.10 No Hunting.  It is agreed and stipulated that neither the Lessee, nor its agents, employees, contractors or subcontractors, their agents or employees, shall at any time hunt or fish on the Leased Premises, nor shall they, or any of them, carry on to the Leased Premises firearms, fishing poles, bows and arrows, traps or other equipment designed or adapted for such purposes. Lessor, any designated gate guard, or their duly authorized representatives, shall have the right at all time to inspect vehicles entering upon or leaving the Leased Premises for the purposes of ascertaining whether the terms and conditions of this Lease are being carried out.

10.11 Waste Disposal Well.  Lessee, requiring a way to dispose of licensed 11e.(2) By-Product Material, is granted the right to install and operate on the Leased Premises  one or more Class I non-hazardous Waste Disposal Well(s) to the extent permitted by TCEQ.  Such installation(s) will consist of the Waste Disposal Well, pumps, tanks, retention ponds, filters and associated piping necessary to inject the solutions into suitable deep brackish formations.

10.12 Additional Compensation.   Lessee agrees to pay Lessor reasonable compensation for all use of or damage to the surface estate incurred in the exercise of the rights granted to Lessee hereunder.  Lessee’s obligations to compensate Lessor for such use or damage shall exist whether or not it is due to the negligence of Lessee, its agents, employees, invitees, or independent contractors, or otherwise.  In any event, the minimum compensation for Lessee’s use of the surface of Lessor’s property shall be as follows:

A. Pipeline rights-of-way outside of Withdrawn Areas: $3.00 per linear foot

B. New Roads outside of Withdrawn Areas:  $2,000.00/Acre

C. Overhead power and phone line Right-of-Ways outside of Withdrawn Areas:  $3.00 per linear foot

ARTICLE XI
FORCE MAJEURE

11.1 Force Majeure .  It is understood and agreed that if Lessee is prevented through no fault of Lessee from complying with any express or implied covenant of this Lease, from conducting Drilling Operations or Reworking Operations thereon, or from producing Leased Substances therefrom: a) by reason of or as a result of any Federal or State law, or any order, ruling or regulation of governmental authority, or delay in obtaining any required authorization or permit from any governmental authority despite diligent efforts to do so, other than as a result of a failure to comply with Environmental Protection Laws or this Lease; or b) due to hurricane, flooding, tornado, earthquake or similar act of God; or (c) due to interference or legal action brought by any NGO or other private party the effect of which would be to deny or revoke or enjoin operations under any license, permit or order that authorizes Lessee to mine the leased Premises; or (d) as the result of the unavailability of qualified drilling contractors (each event under (a), (b), (c) and (d) being referred to herein as a "Force Majeure Event"), then while and so long as such Force Majeure Event exists, Lessee's obligation to comply with such covenant shall be suspended and Lessee shall not be liable in damages for failure to comply therewith, and the term of this Lease shall be extended while and so long as such Force Majeure Event exists and the time while such Force Majeure Event exists shall not be counted against Lessee. If the Force Majeure Event occurs during the Primary Term of this Lease, then the Primary Term shall be extended by the number of days that the Force Majeure Event exists. Notwithstanding the foregoing, the term of this Lease (including the Primary Term) may not be extended by operation of this Section for any single period of time in excess of two (2) years per Force Majeure Event, or for any periods of time exceeding five (5) years in the aggregate.  However, it is controllingly provided that this clause shall not excuse the timely and proper payments called for in this Lease, including but not limited to any Production Royalty payments, Minimum Royalty payments, shut-in payments, or Rental payments.  In the event of the occurrence of a Force Majeure Event, Lessee must provide written notice to Lessor specifying the nature and cause of such Force Majeure Event. Furthermore, Lessee must use diligence in removing the cause of the Force Majeure Event.

ARTICLE XII
CONTINUOUS DEVELOPMENT

 12.1 Continuous Development. If, at the expiration of the Primary Term, Commercial Production is not occurring on the Leased Premises or lands pooled therewith, (if authorized) but Lessee is then engaged in Drilling Operations or Reworking Operations thereon, or shall have completed a dry hole thereon within ninety (90) days prior to the end of the Primary Term, then all the acreage covered by this Lease and all the depths under the Leased Premises shall remain in force and effect so long as operations on said well or the Drilling Operations or Reworking Operations on any other additional well on the Leased Premises or on acreage pooled therewith (if authorized), are prosecuted with no cessation of more than ninety (90) consecutive days.

12.2           Logical Mining Units.   Unless otherwise specifically provided by the express provisions of this Lease, at the expiration of the Primary Term, or upon the cessation of the continuous Drilling Operations or Reworking Operations pursuant to the terms of Section 12.1 above, whichever is the later, unless the Lessee has elected to pay Shut-In Royalties pursuant to Section 5.9, this Lease shall ipso facto terminate and revert to Lessor, its successors and assigns, without re-entry, except as to those portions of the Leased Premises where there is Commercial Production, together with those related Production Areas capable of being developed and produced under a unified and coordinated mine plan or logical mining unit within the Leased Premises (collectively, “Qualifying Lands”).

12.3           Release. Within sixty (60) days after automatic termination of this Lease under Section 12.2 above, Lessee shall execute and deliver to Lessor an instrument in recordable form which designates all Qualifying Lands, acknowledges such termination and releases the Lease except as to the acreage included within the Qualifying Lands.  In such instrument designating Qualifying Lands, the acreage held shall be identified by field notes made by a natural survey on the ground, using property lines, not fence lines, at Lessee's expense, and all acreage not held shall be released.  However, Lessee shall not be obligated to survey the Qualifying Lands if it otherwise provides a proper legal description of such Qualifying Lands and Lessor agrees that the description used is a proper legal description.  After the partial release of this Lease is properly filed of record, Lessee shall have no further liability or obligation (other than any liability or obligation that has accrued prior to such termination) in connection with any strata or acreage to which this Lease shall have so terminated.  However, in the event Lessee fails to timely execute and deliver a partial release of this Lease in accordance with the above terms within said sixty (60) days, Lessee shall forfeit the right to file such partial release.  Thereafter, Lessor shall have the sole right to execute such partial release of this Lease, and any instrument so executed by Lessor shall be effective as of the date of termination for all purposes, including the purpose of identifying which acreage has been held and which acreage has terminated.

 12.4           Retained Rights. Regardless of a partial termination of this Lease under any provision of this Lease, it is agreed that Lessee shall have and retain such non-exclusive easements of ingress and egress over those lands covered by this Lease as shall be necessary to enable Lessee to develop and operate the portion or portions of this Lease that continue in force and effect for the production of Leased Substances therefrom, and it is further agreed that it shall not be necessary for Lessee to remove or relocate any pipelines, or other surface equipment or installation from any portion of this Lease which have terminated for so long as same continue to be used for development and operation of such portion of this Lease that is continued in force and effect.

12.5           Failure to Release.  If any release is required under the terms of this Lease and there is no bona fide dispute between Lessor and Lessee that a release is required and Lessee fails to timely file any release required under the terms of this Lease, Lessee shall pay to Lessor the sum of Five Hundred Dollars ($500.00) per day for each day that such release is not timely filed, until such release is filed of record by Lessee.  However, the above described monetary amount shall not begin to accrue until thirty (30) days after Lessor has made a written request to Lessee for such release. This monetary amount shall be in addition to any other damages or remedies that Lessor shall be entitled to at law or in equity.

ARTICLE XIII
RESERVED RIGHTS

 13.1 Concurrent Rights. It is agreed that Lessor may hereafter execute leases, easements, permits or licenses for the exploration, development and/or production of wind, any minerals not covered by this Lease, and/or any minerals covered by this Lease that are located within any depths not covered by this Lease at the time of the execution of such Lease, including but not limited to released deep oil, gas strata, uranium and other fissionable materials.  Additionally, Lessor, or its assigns may make any use of the surface of the Leased Premises it deems useful or advisable provided that such use does not materially interfere with Lessee’s rights hereunder.  It is also agreed that Lessor may hereafter grant rights to third persons to use all or part of the surface of the Leased Premises for such purposes and to penetrate the strata and horizons covered hereby, by drilling or seismic operations or otherwise, provided that any penetration of strata or horizons may not unduly interfere with or damage existing operations of Lessee hereunder or materially interfere with Lessee’s rights hereunder.  Any such third party agreement shall require the third party to acknowledge the existence of this Lease and agree to conduct its operations so as not to materially interfere with Lessee’s rights hereunder.  Lessor shall promptly supply Lessee with a copy of any such third party agreement or excerpts therefrom that may materially and adversely affect Lessee’s operations on the Leased Premises.  Furthermore, Lessor shall be allowed to execute any top lease which leases all or part of the minerals, acreage and/or depths covered by this Lease, so long as such top lease is expressly subject to the terms of this Lease to the extent it is valid and subsisting, provided however that the Lessor reserves the right in the top lease to acknowledge that this Lease is in force and effect and binding upon the top lease lessee without the top lessee joinder.  Lessor shall never be held liable to any Lessee for any such third parties’ acts or omissions and Lessee shall not be prohibited from receiving any actual monetary damages from such third parties that result from the third parties’ acts or omissions in any drilling or other operations.  No liability shall be incurred by Lessor in granting of rights to such a third party lessee or by reason of operations of such third party lessee. The reserved right to explore "released" deep strata specifically includes the right to conduct seismic operations on and through the non-released horizons covered by this Lease and to record, store and use the seismic information obtained by the seismic operations.

ARTICLE XIV
POOLING

 14.1 No Pooling. Lessee has no right, during or after the Primary Term while this Lease is in effect, to pool the Leased Premises, or any portion thereof with other lands.  If Lessee desires to form a pooled unit, it should present the reasons and justifications for forming such unit to Lessor so that Lessor can determine whether or not it desires to consent to any such pooled unit. However, Lessor may withhold consent to any pooling requested by Lessee for any or no reason in Lessor’s sole discretion.

ARTICLE  XV
WARRANTIES

 15.1 Warranty. This Lease is made without any warranties of title or any other representations or warranties of any kind or character, express or implied, except that Lessor represents and warrants that it has taken all steps and obtained all board of director and other approvals necessary to duly authorize Lessor to enter into this Lease and that the person executing this Lease on behalf of the Lessor is duly authorized to do so as the lawful and valid act of the Lessor.  This Lease is expressly made subject to the following: (a) matters filed of record, to which reference is here made and to all terms thereof and (b) visible and apparent easements whether of record or not. LESSEE ACCEPTS THE CONDITION OF THE LEASED PREMISES “AS IS” WITHOUT WARRANTY OF TITLE, FITNESS OR ANY IMPLIED WARRANTIES.  MOREOVER, LESSEE ACKNOWLEDGES THAT ALL OR A PORTION OF THE LEASED PREMISES IS, OR MAY BE, OR MAY BECOME SUBJECT TO THREATENED OR ENDANGERED SPECIES HABITAT DESIGNATIONS, JURISDICTIONAL WETLANDS AND OTHER ENVIRONMENTAL RESTRICTIONS AND BURDENS, AND LESSEE ACCEPTS THE LEASED PREMISES SUBJECT TO SUCH DESIGNATIONS, RESTRICTIONS, AND BURDENS, AS THEY NOW EXIST AND MAY HEREAFTER EXIST.  Without impairment of Lessee's rights under this Lease, it is agreed that if this Lease covers a less interest in the Leased Substances in all or any part of said Leased Premises than the entire and undivided fee simple interest in the Leased Substances (whether Lessor's interest is herein specified or not), or no interest therein, then the royalties and other monies (except bonus, surface damages, permit fees and minimum royalties) accruing from any part as to which this Lease covers less than such fee interest in the Leased Substances shall be paid only in the proportion which in the interest in the Leased Substances, if any, covered by this Lease, bears to the whole and undivided fee simple interest in the Leased Substances.  To the extent covered by this Lease, royalty interests attributable to Leased Substances produced and sold from the Leased Premises reserved by predecessors in title to Lessor or granted to third parties by Lessor or any predecessor in title to Lessor shall be payable by Lessee out of Lessor’s Production Royalty, but not in an amount in excess of Lessor’s Production Royalty.

ARTICLE XVI.
 INDEMNITY, RELEASE, INSURANCE AND WAIVERS

16.1 INDEMNITY. LESSEE SHALL INDEMNIFY AND HOLD HARMLESS LESSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (THE “INDEMNIFIED PERSONS”), AGAINST ANY AND ALL EXPENSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LIABILITIES, FINES, LIENS, PENALTIES, AND CAUSES OF ACTION OF ANY NATURE OR INJURY TO OR DEATH OF PERSONS (INCLUDING DEATHS OF OR INJURIES TO EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES AND PERMITEES OF LESSEE) AND/OR LOSS OR DAMAGE TO PROPERTY INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES, EXPERT’S FEES, AND COURT COSTS (“INDEMNIFIED LIABILITIES”) DIRECTLY OR INDIRECTLY ARISING OUT OF, CAUSED BY, OR RESULTING FROM (IN WHOLE OR IN PART) THE FOLLOWING ACTS OR OMISSIONS INCLUDING NEGLIGENCE AND WILLFUL MISCONDUCT, ON THE LESSOR'S PROPERTY DURING OR UNDER THE TERMS OF THIS AGREEMENT:

(A) THE CONDITION OF THE LEASED PREMISES,

(B) ANY ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(C) ANY VIOLATION OF ANY LAWS, RULES OR REGULATIONS BY LESSEE, OR BY LESSEE’S SUCCESSORS OR ASSIGNS, OR BY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(D) THE VIOLATION BY LESSEE OF THE RIGHTS OF HOLDERS OF RIGHTS OR INTERESTS IN THE LEASED PREMISES, OR

(E) THE DISCLOSURE BY LESSEE OF DATA, ANALYSES OR INFORMATION PERTAINING TO THE LEASED PREMISES OBTAINED BY, THROUGH, OR UNDER LESSEE, OR OF INTERPRETATIONS THEREOF, BY, THROUGH OR UNDER LESSEE,

EVEN IF THE INDEMNIFIED LIABILITIES ARE CAUSED IN PART BY OR DUE TO THE PARTIAL OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF AN INDEMNIFIED PERSON. LESSEE’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PERSONS DOES NOT COVER LIABILITIES RESULTING FROM THE SOLE NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF AN INDEMNIFIED PERSON.   LESSOR SHALL ADVISE LESSEE IN WRITING OF ANY ACTION, ADMINISTRATIVE OR LEGAL PROCEEDING OR INVESTIGATION AS TO WHICH THIS INDEMNIFICATION MAY APPLY WITHIN 10 DAYS OF LESSOR’S RECEIPT OF NOTICE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION. HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY LESSEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE LESSEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE LESSEE NOTICE. LESSEE, AT LESSEE’S EXPENSE, SHALL ASSUME ON BEHALF OF THE INDEMNIFIED PERSONS AND CONDUCT WITH DUE DILIGENCE AND IN GOOD FAITH, THE DEFENSE THEREOF WITH COUNSEL SATISFACTORY TO LESSOR; PROVIDED, HOWEVER, THAT THE INDEMNIFIED PERSONS SHALL HAVE THE RIGHT, AT ITS OPTION, TO BE REPRESENTED THEREIN BY ADVISORY COUNSEL OF SUCH PERSON’S SELECTION AND AT SUCH PERSON’S OWN EXPENSE. IN THE EVENT OF THE FAILURE BY LESSEE TO FULLY PERFORM IN ACCORDANCE WITH THIS INDEMNIFICATION, THE INDEMNIFIED PERSONS MAY SO PERFORM, BUT ALL COSTS AND EXPENSES SO INCURRED BY THE INDEMNIFIED PERSONS IN THAT EVENT SHALL BE REIMBURSED BY LESSEE TO THE INDEMNIFIED PERSONS, TOGETHER WITH INTEREST ON THE SAME FROM THE DATE ANY SUCH EXPENSE WAS PAID BY AN INDEMNIFIED PERSON UNTIL REIMBURSED AT THE RATE OF 18% PER ANNUM OR THE MAXIMUM RATED PROVIDED BY LAW, WHICHEVER IS LESS.  THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEES’ BENEFIT ACTS.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.2 RELEASE.

A.           LESSEE RELEASES LESSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TENANTS, SUCCESSORS AND ASSIGNS (“RELEASED PERSONS”) FROM ALL LIABILITY FOR ANY DAMAGE OR INJURY LESSEE, LESSEE’S SUCCESSORS OR ASSIGNS, OR ANY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS, MAY SUSTAIN FROM ANY AND ALL SOURCES OR CAUSES EXCEPT TO THE EXTENT, SUCH DAMAGE OR INJURY IS PROXIMATELY CAUSED BY THE SOLE GROSS NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF A RELEASED PERSON.

B.           LESSEE WAIVES ALL RIGHT TO RECOVER FOR CONSEQUENTIAL, PUNITIVE AND/OR EXEMPLARY DAMAGES, UNLESS SUCH WAIVER IS SPECIFICALLY PROHIBITED BY STATUTE, WITH RESPECT TO ANY CAUSES OF ACTION WHICH MAY ARISE AGAINST A RELEASED PERSON ON OR AFTER THE DATE HEREOF.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.3 ENVIRONMENTAL INDEMNITY.  LESSEE SHALL COMPLY WITH ALL APPLICABLE LAWS NOW IN EFFECT OR HEREINAFTER ENACTED, INCLUDING ENVIRONMENTAL PROTECTION LAWS.  LESSEE TAKES FULL RESPONSIBILITY FOR ALL CLEANUP COSTS AND DAMAGES AS A RESULT OF ANY AND ALL ADVERSE ENVIRONMENTAL EVENTS ARISING OUT OF THE ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS.

LESSEE SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PERSONS HARMLESS FOR ALL COSTS, EXPENSES, AND LIABILITY RELATING OR ARISING IN ANY WAY WHATSOEVER FROM AN ADVERSE ENVIRONMENTAL EVENT AFFECTING THE LEASED PREMISES OR ADJACENT LAND ARISING OUT OF THE ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS. SUCH INDEMNIFICATION INCLUDES ALL ACTIONS, LIABILITIES, CLAIMS, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES), FINES, LIENS, PENALTIES, FORFEITURES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, AND THE COSTS AND EXPENSES INCIDENT THERETO (INCLUDING COSTS OF DEFENSE, SETTLEMENT, AND REASONABLE INVESTIGATION AND EXPERT WITNESS AND ATTORNEY'S FEES), CHARGES, ORDERS, REMEDIAL ACTIONS, REQUIREMENTS, AND ENFORCEMENT ACTIONS OF ANY KIND, WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH LESSOR MAY HEREINAFTER INCUR OR BE PARTY TO, BECOME RESPONSIBLE FOR OR PAY OUT AS A RESULT OF DEATH OR BODILY INJURY TO ANY PERSON, DESTRUCTION OR DAMAGE TO ANY PROPERTY, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, ANY VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION PROMULGATED BY ANY LOCAL, STATE OR FEDERAL AGENCY OR ENTITY HAVING JURISDICTION OVER SUCH MATTERS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL PROTECTION LAWS.

THIS INDEMNITY SHALL FURTHER APPLY TO ANY RESIDUAL CONTAMINATION RESULTING FROM THE ACTIVITIES OF LESSEE, LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS, OR OTHER PERSONS ON THE LEASED PREMISES OR ADJACENT LANDS ACTING ON BEHALF OF LESSEE, OR AFFECTING ANY NATURAL RESOURCES THEREIN, AND TO ANY CONTAMINATION OF ANY PART OF THE LESSOR'S LAND, THE LEASED PREMISES, LANDS ADJACENT TO THE LEASED PREMISES, OR NATURAL RESOURCES.

LESSOR SHALL NOTIFY LESSEE OF ANY CLAIMS OR DEMANDS ASSERTED AGAINST LESSOR FOR WHICH LESSOR MAY SEEK INDEMNITY FROM LESSEE HEREUNDER WITHIN 10 DAYS OF LESSOR’S RECEIPT OF NOTICE OF ANY SUCH CLAIM OR DEMAND.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY LESSEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE LESSEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE LESSEE SUCH NOTICE.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.5 Insurance. Lessee agrees to obtain and maintain at Lessee's sole cost and expense, commercial general liability insurance; business auto liability insurance; and workman’s compensation insurance and employers liability insurance on its employees.  Such commercial general liability insurance shall be written on an ISO occurrence most current form (or a substitute form providing equivalent coverage), and shall cover liability from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract; shall provide for insured limits for bodily injury or death of not less than $10,000,000 per occurrence limit (if such commercial general liability insurance contains a general aggregate limit, it shall apply separately to the Leased Premises); and shall name Lessor as an additional insured using an ISO additional insured endorsement (or a substitute providing equivalent coverage).  Such business auto liability insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos) and shall be written on ISO form (or a substitute form providing equivalent liability coverage), and, if necessary shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00-01.  Workman’s compensation insurance shall be for the statutory limits.

Lessee shall furnish to Lessor, prior to conducting any activities on the Leased Premises certificates of such insurance issued by insurance companies reasonably acceptable to Lessor, which companies shall be licensed to do business in the State of Texas.

The policies shall contain severability of interest endorsements, state that the insurance is primary insurance as regards any other insurance carried by Lessor, and shall include a waiver of subrogation in favor of Lessor and its officers, directors, employees, tenants, and agents.  Such insurance shall state that Lessor will be notified in writing 30 days prior to cancellation, material change, or non-renewal of insurance.  Lessee shall provide to Lessor a certified copy of any and all applicable insurance policies upon request of Lessor. Timely renewal certificates will be provided as the coverage renews.  Lessee agrees that if such insurance policies are not kept in force during the entire term of this Lease, Lessor may, but is not obligated to, procure the necessary insurance and pay the premiums therefor.  Lessee agrees that such premiums shall be repaid to Lessor on demand.

All contractors hired by Lessee that will enter on the Leased Premises shall also provide insurance complying with these insurance coverage requirements, including providing Lessor with a certificate of insurance verifying coverages required hereby and naming Lessor as additional insured prior to entering upon the Leased Premises.  Alternatively, Lessee shall provide Lessor with written evidence from its insurance carriers that Lessee’s required insurance adequately covers the actions and property of such contractors, and supports all of Lessee’s indemnification obligations with respect to the actions of such contractors.

     16.6 Waiver of Subrogation. Lessee will have no right or claim against Lessor or its officers, directors, employees, tenants, for any matter covered by Lessee’s insurance (whether caused by negligence of any of such persons or the condition of the Leased Premises) by way of subrogation or assignment.  Lessee hereby waives any such right. Lessee shall require its insurance carrier to endorse all applicable policies waiving the carrier's right of recovery under subrogation or other right or claim that might be asserted against Lessor, and to provide Lessor a certificate of insurance verifying this waiver.

ARTICLE XVII
INFORMATION

17.1 Tests and Logs. Lessor shall have the right, personally or by representative, at Lessor's sole risk and expense, to have access to any Well actually drilled on the Leased Premises or on acreage pooled therewith, with the right to observe all operations and the right to witness the taking of all electrical and other logs, cores and other samples, and water quality analyses.  Lessor agrees to comply with Lessee’s safety procedures and any applicable laws  in connection with such inspections and observations.  Any inspection of or observations on the Leased Premises shall be at Lessor’s sole risk.  Lessee agrees, upon Lessor's written request, to furnish Lessor with copies of all daily drilling reports, Well logs and other tests, promptly after taking the same; and Lessee agrees to divulge to Lessor true and correct information and data as to the Leased Premises and the production therefrom, as well as all such technical information concerning logs, tests, cores, samples, analysis, reports and summaries thereof as Lessee may acquire or already have acquired or obtained and which is readily available with respect to the sands and formations encountered or expected to be encountered in and under the Leased Premises.  Lessee shall furnish to Lessor one true copy of logs, tests, information concerning cores and samples, analysis, reports and summaries thereof, mylar prints, paper prints, stacked prints, tapes, discs and other results of all seismic tests (and any reprocessing thereof), it has now or obtains in the future in connection with the Leased Premises and within one mile of the Leased Premises, including all analyses and summaries thereof.  Lessee shall not furnish Lessor, its employees, agents, consultants, representatives or assigns with any seismic or associated data to the extent, if any; such data is subject to a contractual agreement which prohibits the dissemination, reproduction or review of such data to Lessor.  However, when Lessee is negotiating any agreement with third parties regarding such seismic or associated data, it agrees to use its reasonable efforts to negotiate an agreement which allows the dissemination, reproduction and review of such data to Lessor, its employees, agents, consultants, representatives and assigns.  Lessor acknowledges that Lessee makes no representation or warranty, other than as to production data relevant to calculation of Production Royalty, as to the completeness, accuracy or correctness of any data supplied to Lessor pursuant to this Section.  All data and information obtained by or on behalf of Lessor pursuant to this Section shall be maintained as confidential pursuant to Section 17.2.

17.2 Confidential Information.  To the extent any such information obtained by Lessor in connection with this Lease is “Confidential Information” as described herein, the Confidential Information will be kept confidential until termination of the Lease as to that portion of the Leased Premises to which such information pertains.  Confidential Information shall not, without Lessee’s prior written consent, be disclosed by Lessor to third parties in any manner whatsoever, in whole or in part, other than by Lessor to its board of directors, officers, attorneys, agents, representatives, consultants or employees, except as specifically allowed or authorized under the terms of this Lease.    Lessor shall be obligated to require authorized recipients of Confidential Information pursuant to the foregoing sentence to maintain such information as confidential in accordance with this Section.

The term “Confidential Information” shall include all information required to be delivered to Lessor under any provision of this Agreement that pertains to the Leased Premises or the Production Royalty, except it shall not include any information or any portion of the such information that (i) is now or hereafter becomes available to Lessor or anyone else on a non-confidential basis; (ii) is already in Lessor’s possession and not subject to a confidentiality agreement with Lessee or a third party; (iii) is not held as confidential by Lessee; (iv) is filed with or is required to be filed with a governmental or regulatory agency, commission or department; or (v) is obtained pursuant to discovery under the Texas or Federal Rules of Evidence in any future lawsuit.

In the event any third party requests Lessor to produce such Confidential Information pursuant to or as part of any judicial and/or administrative proceeding, Lessor agrees to use reasonable efforts to give Lessee notice of said third party request for production prior to the date said Confidential Information is to be produced in order to give Lessee the opportunity to file a motion for protective order or some similar objection to the requested production.  In the event Lessee fails to timely file a motion for protective order or similar objection, Lessee agrees that Lessor may tender the requested Confidential Information to the requesting party or to the court or administrative agency without any liability for disclosure hereunder whatsoever.  Otherwise, Lessee agrees that Lessor may abide by the order of the court or administrative agency without any risk of liability hereunder whatsoever.  In any event, Lessor will only furnish that portion of the Confidential Information that Lessor is advised by opinion of counsel is legally compelled or required to be provided.

Notwithstanding anything to the contrary stated elsewhere herein, it is agreed and controllingly provided that this Section 17.2 does not restrict legal discovery under the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, nor does it require the exclusion of any evidence otherwise discoverable or admissible under the Texas Rules of Evidence or the Federal Rules of Evidence in any subsequent proceeding merely because documents and/or information were obtained under the terms of this Sub-Section.

17.3           Production Meetings.  From and after the date of first sales of production of Leased Substances produced and mined from the Leased Premises, Lessee will hold semi-annual production meetings with Lessor for the purposes of: a) summarizing activities and production data for the preceding six (6) months; b) reviewing data concerning the sale of Saleable Products, including quantities sold and prices obtained; c) apprising Lessor of planned operations for the next six (6) months, including without limitation production and mining activities, and where applicable, surface restoration, remediation and groundwater monitoring activities.  All information and data disclosed pursuant to this Section shall be treated as Confidential Information pursuant to Section 17.2.

ARTICLE XVIII
NOTICES

 18.1 Notices. All notices and documents required to be delivered hereunder shall be delivered in person, by reputable overnight courier service (such as FedEx or UPS) or by registered U.S. Mail, return receipt requested, postage prepaid, to the following addresses:

If to Lessor:

The John G. and Marie Stella Kenedy Memorial Foundation
555 North Carancahua, Suite 1700 Tower II
Corpus Christi, TX 78401
Attn.: Marc A. Cisneros, CEO/Executive Vice President

If to Lessee:

URI Inc.
641 East FM 1118
Kingsville, TX  78363
Attn:  Richard A Van Horn, Senior Vice President-Operations

with a copy to:

Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, TX  75067
Attn:  Corporate Secretary

or to such other address as the parties may designate by notice in accordance therewith; and such notices may be effective when received or five (5) days after mailing to the last known correct address, proper postage prepaid, whichever is earlier.

ARTICLE XIX
TITLE

 19.1 Title Opinions. If Lessee shall have the title to the Leased Premises or any part thereof examined by an attorney, Lessee agrees to furnish Lessor with a copy of such attorney's Title Opinion upon receipt.  If Lessee causes an Abstract of Title or Supplements thereto to be prepared, he shall notify Lessor of same, shall make same available at all reasonable times, and shall furnish same to Lessor free of charge upon termination of this Lease, or six (6) months after the first Well on the Leased Premises begins production, whichever date is the earlier.  Lessor agrees, upon request from Lessee, to furnish to Lessee any Title Opinions and/or abstracts of title in Lessor's possession, covering all or part of the Leased Premises.  Lessor  understands and agrees that any title materials being delivered by Lessee pursuant to this Section are being supplied without any warranty as to their completeness, accuracy or correctness.

ARTICLE XX
PLUGGING AND ABANDONMENT

           20.1 Plugging Requirements. Lessee agrees and obligates itself to properly plug any unplugged Well on the Leased Premises that it owns any interest in, in accordance with the regulations of any and all governmental agencies having jurisdiction; and, if this Lease is assigned, Assignee, by acceptance of said assignment, agrees and obligates itself to Lessor to also assume full and complete obligation to properly plug any Well drilled by any Lessee under this Lease on the part of the Leased Premises assigned to it, but no future assignments shall relieve Lessee or Assignee of this obligation. It is the intent of this provision that Lessee and each and every Assignee shall be obligated to Lessor to plug every Well drilled by any Lessee under this Lease on the acreage in which it at any time owns an interest (in accordance with the rules of any and all governmental agencies having jurisdiction or to see that the Well is properly plugged if such well is no longer used in connection with the production of Leased Substances or restoration of groundwater.  If such holes are cased, the casing shall be cut off at least three (3) feet beneath the surface of the ground after plugging.  When excavating the pit around the cased hole, top soil shall be scraped off and saved and shall be placed back on top of the fill after backfilling. Additionally, with respect to any such Well, Lessee will provide to Lessor copies of any reports filed with the RCT, TCEQ or other governmental agency having jurisdiction over such matters, such copy to be delivered within thirty (30) days of filing same. Lessor shall be entitled to enforce this obligation as against Lessee or any subsequent Assignee.  Each Lessee and each subsequent Assignee shall jointly and severally indemnify and hold Lessor harmless from any and all plugging obligations.  This contractual provision shall not in any way abrogate or relieve Lessee of any plugging obligations that may be imposed by law or by any and all governmental agencies having jurisdiction.

ARTICLE XXI.
SECURITY

21.1 Environment Protection Security.  Prior to commencement of Drilling Operations under this Lease, and for so long thereafter until this Lease has terminated and Lessee has satisfied all of its obligations to restore and reclaim the Leased Premises and to remediate the results of any Adverse Environmental Event in the manner required by this Lease or otherwise as required by Environmental Protection Laws, Lessee shall deliver proof to Lessor that security, satisfactory to Lessor in order to secure Lessee’s performance of all surface, subsurface and groundwater restoration and reclamation obligations, remediation obligations, and obligations to remove facilities and equipment as provided for in this Lease or otherwise pursuant to Environmental Protection Laws has been posted with the TCEQ (the “Security”).  The Security shall be form of bond or other form of security required by law.  Prior to the initial posting of the Security, and annually thereafter while this Lease remains in effect, Lessee shall provide the Lessor with all correspondence, reports, modifications, data, analyses, requests for adjustments, and any other materials that are filed with the TCEQ as part of TCEQ’s process for determining the amount and type of Security to be maintained by Lessee (collectively the “Security Data”).  Lessor will have thirty (30) days to review all Security Data before such data is delivered to TCEQ or to any other agency having jurisdiction over such matters.  From time to time while this Lease remains in effect, Lessor, in its discretion, may engage an Expert as defined in Article VIII to assess Lessee’s Security Data, and to evaluate the adequacy of the Security provided for herein in light of Lessee’s then current operations.  In the event the Expert proposes that the amount of the Security needs to be increased, Lessor shall present such evaluation to Lessee and Lessee shall have the right to engage its own Lessee Expert to evaluate the conclusions.  If the Lessor’s Expert and Lessee’s Expert cannot agree on the adequacy of the Security, the matter shall be resolved in the same manner as other environmental compliance issues under Article VIII.

ARTICLE XXII
DEFAULT TERMINATION

 22.1 Termination.  Lessor shall be entitled to terminate this Agreement by written notice to Lessee in addition to all of the remedies available at law or in equity as follows:

A.           If Lessee fails to make any payments when due hereunder, Lessor may at Lessor’s option give Lessee written notice of such failure and Lessee shall have thirty (30) days from the date it receives notice to pay the amounts owed to Lessor.  If Lessee fails to pay the past due amounts to Lessor within the thirty (30) day period, Lessor may at Lessor’s option declare Lessee in default and terminate this Lease.

B.           If Lessee defaults in the performance of any obligation hereunder other than the obligation to make payments when due, Lessor may at Lessor’s option give written notice of such default to Lessee, and Lessee shall have sixty (60) days from the date it receives such notice to cure the default or such longer time as is reasonably required to effect a cure of the default if the nature of the default is such that cure cannot be effected in 60 days, provided that Lessor commences cure of the default within 60 days and thereafter pursues cure diligently.  If Lessee fails to cure the default within the cure period, Lessor may at Lessor’s option terminate this Lease; provided, however, that if the default is minor and the default can be fully compensated for in damages, then such default shall not be a basis for cancellation or forfeiture of this Lease or any of Company’s rights hereunder if Lessee pays the full amount of damages within thirty (30) days after demand by Lessor.

C.           If Lessee in good faith disputes the existence of a default, then this Agreement shall not be terminated and Lessee shall not be barred from the Leased Premises until a final non-appealable judgment finding such a default is entered by a court of competent jurisdiction and Lessee shall not have cured such default within 60 days after the judgment becomes final and non-appealable.  No good faith dispute between Lessor and Lessee shall be the basis for Lessor barring Lessee from conducting operations pursuant to this Lease until such dispute is resolved adversely to Lessee and Lessee fails to cure any default as allowed hereunder.

ARTICLE XXII
MISCELLANEOUS

23.1 Non-Renewal, Ratification or Amendment. Neither the acceptance of royalties, delay rentals, shut-in royalties or other payments by Lessor (regardless of any notation thereon or instrument accompanying same), nor Lessor’s execution of any division order or transfer order or similar instrument, shall ever constitute or be deemed to effect (a) a ratification, renewal or amendment of this Lease or of any pooled unit designation filed by Lessee purporting to exercise any pooling rights (if any) granted to Lessee in this Lease, or (b) a waiver of the rights granted to Lessor, or the obligations imposed upon Lessee, express or implied, by the terms of this Lease, or remedies for Lessee’s breach thereof, or (c) an estoppel against Lessor preventing Lessor from enforcing Lessor’s rights or Lessee’s obligations hereunder, express or implied, or from seeking damages for Lessee’s breach thereof. Lessor’s agreement to accept royalties from any purchaser shall not affect Lessee’s obligation to pay royalties pursuant to this Lease. No instrument executed by Lessor shall be effective to constitute a ratification, renewal, extension or amendment of this Lease unless the instrument is clearly titled to indicate its purpose and intent and the instrument contains an express representation that Lessee has informed Lessor of all relevant facts.

23.2 Binding Effect. By the acceptance of this Lease, Lessee agrees to all of its terms, provisions and conditions, which shall also inure to the benefit of and be jointly and severally binding upon Lessee's heirs, successors and assigns.  This Lease shall be binding upon the heirs, successors, administrators and assigns (as herein limited) of the parties hereto.  Words of any gender used in this Lease shall be deemed to include either gender and words in the singular shall be deemed to include the plural, whenever required by this context.

23.3 Memorandum. In lieu of filing this Lease of record in Kenedy County, Texas, Lessor and Lessee agree that a Memorandum of this Lease, making appropriate reference hereto, shall be filed of record in said counties and that neither party shall file this Lease of record, and that the filing of said Memorandum shall fully bind Lessor and Lessee under the terms of this Lease the same as if this Lease was recorded in full.

 23.4 Applicable Law/Attorney’s Fees/Venue and Jurisdiction.  This Lease shall be construed and interpreted in accordance with the laws of the State of Texas. Should either party be required to resort to legal action to enforce any of its rights under this lease, the prevailing party in any such dispute shall be entitled to reimbursement from the other party for reasonable attorneys' fees actually incurred in enforcing such rights.  Furthermore, Lessee shall also reimburse Lessor, if Lessor prevails in such dispute, for reasonable costs of accountants, geologists, engineers, biologists, environmental consultants and other experts actually employed by Lessor in investigating such claim, calculating the correct amount due, and/or testifying in any proceeding regarding such claim.  The parties hereto contractually agree that for and in consideration of Ten and No/100ths Dollars ($10.00) and other sufficient consideration, the exclusive venue of any case involving this Lease or any matters related thereto shall be heard in a State District Court of Nueces County, Texas. For and in the same consideration, the parties also agree that (i) Lessee shall not attempt to have any case heard in or removed to any Federal District Court and (ii) Lessee hereby waives any right to have any case involving or relating to this Lease heard in any Federal District Court without Lessor's prior written consent.

23.5 Multiple Counterparts. This instrument may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument but all such counterparts shall constitute but one instrument.

23.6 Terminology. Wherever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

23.7 Time is of the Essence. Notwithstanding anything to the contrary stated herein, time is of the essence of all matters in this Lease.

 23.8  Property Taxes.  Lessor shall pay all ad valorem taxes and assessments on the Leased Premises attributable to its ownership or use of the Leased Premises and its operations and improvements thereon.  Lessee shall pay all such taxes or any increases in taxes payable by the Lessor to the extent such taxes or increases are attributable to Lessee’s operations, improvements or equipment and materials on the Leased Premises, or to the exercise of Lessee’s rights under this Lease.

23.9  Permit Cooperation.  Lessor agrees to reasonably cooperate with Lessee, at no cost to Lessor, with respect to any permits or applications by Lessee necessary for Lessee’s operations hereunder and Lessor shall not contest or oppose such applications and permits provided that they are consistent with the rights of and requirements imposed upon Lessee by this Lease.

23.10  Headings. All headings in this Agreement are for reference purposes only and have no binding effect on the terms, conditions or provisions of this Agreement.

23.11  Severability. If one or more provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability does not affect any of the other provisions hereof in this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

23.12  Entire Agreement. This Agreement contains the entire agreement between the parties hereto. This Agreement may not be modified or amended except by subsequent written agreements signed by all of the parties.

23.13  Limitations Tolling.  In addition to, and not in substitution of, any other rights or defenses available to Lessor or Lessee, whether at law or in equity, and subject to the audit limitations of Section 5.8, Lessor and Lessee hereby covenant and agree that the running of the applicable statute(s) or period(s) of limitation(s), statutes or repose, or any other equitable or legal defense based on the passage of time, whether statutory, contractual or arising under common law, governing or affecting any claims concerning failure to timely pay, or the underpayment of royalty or other payments provided herein shall be suspended and shall not run during the term of this lease, plus an additional two (2) years beginning at the expiration of the term of this lease (collectively, the “Tolling Period”). Lessor and Lessee also expressly stipulate, covenant, and agree that they will not assert as a defense to such claims that such claims are barred, in whole or in part, by the expiration of any applicable limitations period or by any other time-related defense, except to the extent that the alleged limitations or other defense is based on time periods that exclude, in their entirety, the Tolling Period. Further, Lessor and Lessee, as applicable, hereby waive any right to use, establish or assert such time-related defense, currently existing or which may arise in the future, against Lessor or Lessee, as applicable, concerning such claims during the Tolling Period and thereafter during the applicable limitations period.  Lessor and Lessee expressly stipulate and agree that the foregoing provision does not operate to revive any potential causes of action on which any applicable statute(s) or period(s) of limitations have already expired, or for which any equitable defense may bar or may have already barred recovery, in whole or in part, prior to the Effective Date hereof; provided, however, that this provision shall not affect such parties’ right to assert the revival or survival of claims with respect to applicable statute(s) or period(s) of limitations arising under law or statute to the extent such right exists or existed apart from the foregoing provision.

23.14  Lessee Confidentiality.  Except to the extent required by law, or as reflected in any instrument filed for record in the public records of the county in which the Leased Premises are situated, or filed as required by any applicable securities laws or the rules of any stock exchange, the Lessee agrees to refrain from disclosing the identity of Lessor or the identity of any officer, director, agent, or employee of Lessor to any person or entity other than Lessee’s employees, legal representatives, contractors performing work on the Leased Premises, and co-venturers who own rights in this Lease.  Unless agreed to in writing by Lessor, Lessee will not issue any press release identifying any of such parties.

[Signatures on next page.]

EXECUTED effective the ____ day of ____________, _____, the "Effective Date".

LESSOR:

The John G. and Marie Stella Kenedy Memorial Foundation

By:_______________________________________ Marc A. Cisneros, CEO/Executive Vice President

LESSEE:

URI, Inc.

By: ________________________________ Name: Donald C. Ewigleben,
President/ Chief Executive Officer

Acknowledgements

STATE OF TEXAS	§

COUNTY OF NUECES	§

This instrument was acknowledged before me this the _____ day of ___________, 20__, by Marc A. Cisneros, CEO/Executive Vice President of The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, on behalf of said corporation.

____________________________________
Notary Public, State of Texas

STATE OF TEXAS	§

COUNTY OF ________	§

This instrument was acknowledged before me this the _____ day of ___________, 20__, by Richard A. Van Horn, Senior Vice President of Operations of URI, Inc, a Delaware corporation, on behalf of said corporation.

____________________________________
Notary Public, State of Texas

Exhibit “A”
To
In-Situ Uranium Mining Lease

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS LESSOR, AND ______________________________________________, AS LESSEE, DATED EFFECTIVE ________________, 2010.

LEASED PREMISES DESCRIPTION

(Note: Insert Leased Premises Description)

EXHIBIT B
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

FORM MINING VENTURE AGREEMENT

MINING VENTURE AGREEMENT

Between

URI, INC.,
a Delaware corporation

and

CAMECO TEXAS INC.,
a Texas corporation

Dated

__________________________

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- ii -

- iii -

- iv -

-v-

- i -

- ii -

- iii -

- iv -

- v -

EXHIBITS

EXHIBIT A -PROPERTIES AND TITLE EXCEPTIONS
EXHIBIT B - ACCOUNTING PROCEDURE
EXHIBIT C - NET PROCEEDS CALCULATION
EXHIBIT D - INSURANCE
EXHIBIT E - INITIAL PROGRAM AND BUDGET
EXHIBIT F – MAP OF TEXAS COUNTIES
EXHIBIT G – FORM OF GUARANTY

- vi -

MINING VENTURE AGREEMENT

THIS AGREEMENT made as of _____________ between URI, INC., a Delaware corporation (“URI”), and CAMECO TEXAS INC., a Texas corporation (“Cameco”).

RECITALS

A.           URI and Cameco are parties to that certain URI/Cameco Exploration Agreement dated  February __, 2011 (“Exploration Agreement”) pursuant to which they have conducted Exploration, Development and Related Work (as defined in the Exploration Agreement) on certain lands in Kenedy County, State of Texas.

B.            By virtue of exercise of the option to lease certain of the properties explored under the Exploration Agreement, URI and Cameco collectively own, as tenants in common, undivided leasehold interests in certain Properties pursuant to the Leases so acquired, which Properties and Leases are described in Exhibit A and defined in Sections 1.21 and 1.36.

C.           URI and Cameco wish to participate jointly in the further exploration, evaluation, development and mining of mineral resources within the Properties pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, URI and Cameco agree as follows:

ARTICLE I
DEFINITIONS

1.1           “Accounting Procedure” means the procedures set forth in Exhibit B.

1.2           “Affiliate” means any person, partnership, joint venture, company, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant.  For purposes of the preceding sentence, and as used elsewhere in this Agreement, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise; provided that members of the board of directors of any Participant or any Affiliate and shareholders owning less than twenty percent (20%) of the publicly held ultimate parent company of any Participant shall not be deemed to be Affiliates hereunder.

1.3           “Agreement” means this Mining Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.4           “Assets” means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

1.5           “Budget” means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

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1.6           “Commercial Production” means the Mining of Products that results in the production of Concentrates equal to, or greater than 50,000 pounds of yellowcake as measured by the Estimated Converter Weight of the Concentrate Lots delivered to the Converter (as those terms are defined in the Toll Processing Facility Agreement).  The determination of Commercial Production will be met upon the delivery of the minimum specified weight (50,000 pounds) of Concentrates to the Converter.  Such determination of Commercial production shall not be subject to or extended by the length of time taken by the Converter to complete the final weighing and assaying procedures on the Concentrates.

1.7           “Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

1.8           “Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation by the Venture of any Remote IX Facility, Central Plant Facility (each as defined in the Leases) or any other improvements to be used for the extraction, mining, handling, milling, processing or other beneficiation of Products.

1.9           “Effective Date” is defined in Section 3.5.

1.10           “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

1.11           “Environmental Compliance” means actions taken in connection with activities or Operations to avoid, mitigate or remediate an Adverse Environmental Event, as defined in the Leases, or to otherwise comply with the requirements of all Environmental Laws or contractual commitments related to reclamation or restoration of the Properties.

1.12           “Environmental Compliance Fund” means the account to fund estimated Environmental Liabilities established pursuant to applicable Budgets.

1.13           “Environmental Laws” shall mean Environmental Protection Laws as defined in the Leases.

1.14           “Environmental Liabilities” means any liability arising out of, based on or resulting from (i) an Adverse Environmental Event, as defined in the Leases; or (ii) disposal or treatment of or the arrangement for the disposal or treatment of Polluting Substances originating or transported from the Properties to an off-site treatment, storage or disposal facility.

1.15           “Equity Account” means the account maintained for each Participant by the Manager in accordance with Section 8.2(m).

1.16           "Expansion" or "Modification" means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste disposal methods.  An increase or change shall be deemed "material" if it is anticipated to cost more than forty percent (40%) of original capital costs attributable to the development of the mining or production capacity, recovery process or waste disposal methods to be expanded or modified; provided, however, that any such costs pertaining to a change in waste disposal methods that must be incurred as the result of changes in or the enactment of new Environmental Laws shall not be deemed to fall within the definition of “Expansion” or “Modification.”

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1.17           “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

1.18           “Exploration Agreement” is defined in Recital A, above.

1.19           “Initial Contribution” means that contribution each Participant has made pursuant to Section 5.1.

1.20           “Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

1.21           “Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

1.22           “Leases” mean the one or more leases of Properties acquired as a result of operations under the Exploration Agreement, which Leases and the Properties they encompass are more particularly described in Exhibit A hereto.

1.23           “Management Committee” means the committee established under ARTICLE VII.

1.24           “Manager” means the person or entity appointed under ARTICLE VIII to manage Operations, or any successor Manager.

1.25           “Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

1.26           “Net Proceeds” means certain amounts calculated as provided in Exhibit C, which may be payable to a Participant under Section 6.5.

1.27           “Operating Program and Budget” means a Program and Budget covering Operations after commencement of Commercial Production and not including any Program or Budget for Expansion or Modification or, if such a Program and Budget does contain components for Expansion or Modification, only that part of the Program and Budget other than the part attributable to Expansion or Modification.

1.28           “Operations” means the activities carried out under this Agreement.

1.29           “Participant” and “Participants” mean the persons or entities that from time to time have Participating Interests.

1.30           “Participating Interest” means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder.  Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down.  The initial Participating Interests of the Participants are set forth in Section 6.1.

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1.31           “Polluting Substance” shall have the meaning ascribed to that term in the Leases.

1.32           “Prime Rate” means the interest rate quoted as “Prime” by the Wall Street Journal, as said rate may change from day to day.  If the Wall Street Journal ceases to publish an interest rate designated as the Prime Rate, the Participants shall agree upon a comparable index, of a major bank or other financial service or entity, that reasonably reflects the prevailing interest rate on short term loans available to highly creditworthy corporate borrowers.

1.33           “Products” means all Leased Substances, as defined in the Leases, produced from the Properties under this Agreement.

1.34           “Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

1.35           “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

1.36           “Properties” means those interests in real property described in Exhibit A and all other interests in real property which are acquired and held subject to this Agreement.

1.37           “Toll Processing Facility Agreement” means that Toll Processing Facility Agreement between the Participants of even date herewith.

1.38           “Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 8.2(j) and Section 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

1.39           “Venture” means the business arrangement of the Participants under this Agreement.

1.40           The terms defined above and elsewhere shall have the defined meaning whenever used in this Agreement, including in Exhibits.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1           Representations of Participants.    Each of the Participants represents and warrants as follows:

(a)           that it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

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(b)           that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)           that it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)           that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(e)           that the execution, delivery and performance of this Agreement by it will not violate any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is to its knowledge no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on it which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.  Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability.  Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties;

(f)           that, with respect to the Properties and other Assets, (i) it has not received any notice of default of any of the terms or provisions of the Leases; (ii) it has the authority under the Leases to perform fully its obligations under this Agreement; (iii) to its  knowledge, the Leases are valid and are in good standing; (iv) to its knowledge, the Properties covered by the Leases, and its interest in all Products and other Assets, are free and clear of all defects and Encumbrances except, with respect to the Properties, for those specifically identified on Exhibit A or in such Leases; and (v) to its knowledge, there are no pending or threatened actions, suits, claims or proceedings that pertain to the Properties or the Leases; and

(g)           that it has delivered to the other Participant all information concerning title to the Properties in its possession or control, including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties of which it has knowledge.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

2.2           Disclosures.   Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement or which are otherwise known to the other Participant, which should be disclosed to the other Participant in order to prevent the representations in this ARTICLE II from being materially misleading.

2.3           Record Title.   Title to the Assets shall be held by the Participants as tenants in common.

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2.4           Joint Loss of Title.   Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of a Participant shall be charged to that Participant.

ARTICLE III
NAME, PURPOSES AND TERM

3.1           General.   URI and Cameco hereby enter into this Agreement for the purposes hereinafter stated, and they agree that all of their rights and all of the Operations on or in connection with the Properties shall be subject to and governed by this Agreement.

3.2           Name.   The name of this Venture shall be the Los Finados Joint Venture.  The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

3.3           Purposes.   This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

(a)           to conduct further Exploration pertaining to the Properties,

(b)           to evaluate the means of Development of the Properties,

(c)           to engage in Development and Mining Operations on the Properties,

(d)           to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties,

(e)           to acquire additional interests in real property or minerals, if any, within the exterior boundaries of the Properties, and

(f)           to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4           Limitation.   Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.  Without limiting the generality of the foregoing, the Venture shall not (i) borrow money for any purpose other than as specifically permitted herein or (ii) acquire or develop any other business or assets except as specifically permitted herein.

3.5           Effective Date and Term.   The effective date of this Agreement shall be the date first recited above (“Effective Date”).  The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Agreement is earlier terminated as herein provided.  For purposes hereof, Products shall be deemed to be produced from the Properties so long as such production is sufficient to keep the Leases in full force and effect.

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ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

4.1           No Partnership.   Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them.  It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership.  Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein.  The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective.  Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.  Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

4.2           Federal Tax Elections and Allocations.   For federal income tax purposes, each party hereto elects to be excluded from the application of all of the provisions of Subtitle “A”, Chapter 1, Subchapter “K” of the Internal Revenue Code of 1986 (as amended from time to time), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.  The Manager is authorized and directed to execute on behalf of each party thereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treas. Reg. §1.761-2.  Should there be any requirement that each party hereto give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required or as may be necessary to evidence this election.  No such party shall give any notices or take any other action inconsistent with the election made hereby.  In making the foregoing election, each such party states that the income derived by such party from Operations hereunder can be adequately determined without the computation of partnership taxable income.

4.3           State Income Tax.   The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4           Tax Returns.   The Manager shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required in order to effect the election set forth in Section 4.2, as provided in Treas. Reg. § 1.761-2(b)(2)(i).  All Participants shall cooperate as reasonably requested in connection with effecting such election and filing.

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4.5           Other Business Opportunities.   Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant, and, except as otherwise provided in Section 12.6 and 13.2, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Properties at any time, or within the exterior boundaries of the Properties after the termination of this Agreement.  Neither Participant shall acquire any interest in properties near or adjoining the Properties if such an acquisition will adversely affect or cause an adverse change in the terms of any of the Leases.  Except as provided in Section 11.3 or unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

4.6           Waiver of Right to Partition.   The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7           Transfer or Termination of Rights to Properties.   Except as otherwise provided in this Agreement, neither Participant shall transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

4.8           Implied Covenants.   There are no implied covenants contained in this Agreement.  The covenants of good faith and fair dealing generally implied in agreements are expressly incorporated herein.

4.9           No Third Party Beneficiary Rights.   This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Section 18.2(a).

ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS

5.1           Participants' Initial Contributions.

(a)           Cameco, as its Initial Contribution, hereby contributes its undivided seventy percent (70%) interest in the Properties to the purposes of this Agreement.  The amount of Three Million Eight Hundred Thousand Dollars ($3,800,000) shall be credited to Cameco’s Equity Account on the Effective Date with respect to Cameco’s Initial Contribution.

(b)           URI, as its Initial Contribution, hereby contributes its undivided thirty percent (30%) interest in the Properties to the purposes of this Agreement.  The amount of One Million Six Hundred Twenty Eight Thousand Five Hundred Seventy One Dollars ($1,628,571) shall be credited to URI’s Equity Account on the Effective Date with respect to URI’s Initial Contribution.

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5.2           Failure to Make Initial Contribution.   In the event either Participant fails to contribute its undivided interest in the Properties to the Venture as required for its Initial Contribution, then without waiving any other rights and remedies hereunder or at law or in equity, the other Participant shall have a right to specific performance of the obligation to contribute the Properties.

5.3           Additional Cash Contributions.   The Participants, subject to any election permitted by Section 6.3, shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.  Such funds shall be credited to the Participants’ respective Equity Accounts.

ARTICLE VI
INTERESTS OF PARTICIPANTS

6.1           Initial Participating Interests.   The Participants shall have the following initial Participating Interests:

URI                  -               30%
Cameco           -               70%

6.2           Changes in Participating Interests.   A Participant’s Participating Interest shall be changed as follows:

(a)           As provided in Section 6.5 and 12.3; or

(b)           Upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

(c)           In the event of default by a Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant pursuant to Section 10.5(c) to invoke Section 6.4; or

(d)           Transfer by a Participant of less than all its Participating Interest in accordance with ARTICLE XV; or

(e)           Acquisition of less than all of the Participating Interest of the other Participant, however arising.

6.3           Voluntary Reduction in Participation.

(a)           Except with respect to a Participant’s obligation to make its Initial Contribution and to participate pro rata in Operating Programs and Budgets after commencement of Commercial Production, as to which no election is permitted, a Participant may elect, as provided in Section 9.5, to limit its contributions to an adopted Program and Budget, including any component of a Program and Budget that pertains to Expansion or Modification as follows:

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(i)           To some lesser amount than its respective Participating Interest; or

(ii)           Not at all,

and thereby undergo dilution as a “Reduced Participant” under this Section 6.3.

(b)           If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund at least the amount it would have been obligated to fund if both Participants had contributed in proportion to their respective Participating Interests under the Program and Budget that was approved, the Participating Interest of the Reduced Participant shall be provisionally recalculated by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s net contributions reflected it its Equity Account under Section 5.3 (including amounts required for an Operating Program and Budget after Commercial Production commences pursuant to Section 6.3(d)), and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget for components of the Program and Budget as to which the Participant may elect to submit to dilution; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred

The Participating Interest of the other Participant shall thereupon become the  difference between one hundred percent (100%) and the recalculated Participating Interest.

(c)           Whenever the Participating Interests are recalculated pursuant to this Section 6.3, the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests.

(d)           After commencement of Commercial Production neither Participant shall have the right to elect to voluntarily dilute its Participating Interest pursuant to Section 6.3(b) in connection with an Operating Program and Budget; provided, however, that either Participant may submit to voluntary dilution in connection with any components of an approved Operating Program and Budget that pertain to Expansion or Modification after Commercial Production has commenced, and such components shall not be considered part of the Operating Program and Budget so as to preclude dilution with respect to Budget amounts to be incurred in connection with the Expansion or Modification.

6.4           Default in Making Contributions.   The Participants acknowledge that if a Participant defaults in making a cash call, or in repaying a loan, as required under Sections 10.3 and 10.4 and the non-defaulting Participant exercises its rights under Section 10.5(c), the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect by giving notice to the defaulting Participant that the defaulting Participant’s Participating Interest shall be permanently reduced as provided in Section 6.3 and further reduced by (i) calculating the difference between the Participating Interest before default and the Participating Interest after applying Section 6.3, and then (ii) subtracting that difference from the result under Section 6.3 to determine the final reduced Participating Interest due to default (it being the intent of this calculation to implement a

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rate of dilution due to default that is twice that under Section 6.3).  The non-defaulting Participant’s Participating Interest shall, at such time, become the difference between 100% and the further reduced Participating Interest.  Such reductions shall be effective as of the date of the default, and Section 6.6 shall not apply to adjust the calculation.  Whenever the Participating Interests are recalculated pursuant to this Section 6.4, the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests.

6.5           Elimination of Minority Interest.   Upon the reduction of its Participating Interest to less than ten percent (10%), a Participant shall be deemed to have withdrawn from the Venture and this Agreement and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under it, except any such Encumbrances listed in Exhibit A or to which the Participants have agreed, in consideration for an interest of five percent (5%) in Net Proceeds, as calculated in Exhibit C.  Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.  A Participant whose Participating Interest is relinquished in exchange for an interest in Net Proceeds pursuant to this Section shall thereafter have no further right, title, or interest in the Assets or, except for the interest in Net Proceeds, under this Agreement, and shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

6.6           Recalculation or Restoration Interest Based on Actual Expenditures.

(a)           If a Participant makes an election under Section 6.3(a)(i) or (ii), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)           If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Section 6.3 by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Participant’s election under Section 6.3.

(c)           If the Manager expended or incurred obligations of less than either (i) eighty percent (80%) of the adopted Budget or (ii) the full amount the Participant other than the Reduced Participant had agreed to spend under the approved Program and Budget, whichever is less, then within thirty (30) days of receiving the Manager’s report on expenditures, the Participant whose Participating Interest was reduced may notify the other Participant of its election to reimburse the other Participant for the difference between any amount actually contributed by the Participant to such adopted Program and Budget and the Participant’s proportionate share (at the Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, together with interest on the difference at the Prime Rate plus seven percent (7.0%).  The Participant shall deliver the appropriate amount to the other Participant with such notice. Failure of the Participant to so notify and tender such amount shall result in dilution occurring in accordance with this ARTICLE VI and shall bar the Participant whose interest was diluted from its rights under this Section 6.6(c) with respect to the relevant adopted Program and Budget.

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(d)           All recalculations under this ARTICLE VI shall be effective as of the first day of the period covered by the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the period of such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Article, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.  Whenever the Participating Interests are recalculated pursuant to this Section 6.6, the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their recalculated Participating Interests.

(e)           The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Section 6.3 or 6.4. However, if the final adjustment provided under this Section 6.6 results in a Participating Interest of ten percent (10%) or more for the Participant whose Participating Interest was relinquished under Section 6.5: (i) the recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program and Budget, to have automatically revested; (ii) the Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Section 6.5 shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 6.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program and Budget as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent (10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant recalculated Participating Interest of ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Section 6.5 as of the beginning of such Program and Budget, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 6.6(d), including of any Net Proceeds to which such Participant may be entitled for such Program and Budget.

6.7           Continuing Liabilities Upon Adjustments of Participating Interests.   Any reduction or elimination of either Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts

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accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Venture or that its Participating Interest has been reduced or converted to an interest in Net Proceeds pursuant to Section 6.5.

6.8           Documentation of Adjustments to Participating Interests.   Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest  and related Equity Account balance shall be shown in the accounting records of the Manager.  However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.  Notwithstanding the foregoing provisions of this Section 6.8, the Manager shall annually supply the other Participant with a notice setting forth the Manager’s calculation of any change in Participating Interest, and in the event the other Participant disputes such calculation, the provisions of ARTICLE XVI shall be used to resolve the matter.

6.9           Grant of Lien and Security Interest.   Subject to Section 6.10, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Products and other Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing to secure every obligation or liability of the Participant granting such lien and security interest created under this Agreement, including without limitation the obligation to repay a Cover Payment in accordance with Section 10.4.  Each Participant hereby agrees to take all action necessary to perfect such lien and security interest.

6.10           Subordination of Interests.   Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created or attaching pursuant to Section 10.4 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1           Organization and Composition.  The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  The Management Committee shall consist of a member appointed by each Participant.  Each Participant may appoint one or more alternates to act as the representative member in the absence of its regular member.  Appointments shall be made or changed by notice to the other Participant.  Cameco’s representative shall serve as chair of the Management Committee unless Cameco is replaced as Manager.

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7.2           Decisions.   Each Participant’s voting interest on the Management Committee shall equal that Participant’s Participating Interest, as voted by that Participant’s representative member on the Management Committee.  Unless otherwise provided in this Agreement, a majority vote, by Participating Interest, shall determine the decisions of the Management Committee.  Notwithstanding the foregoing, the following decisions shall require unanimous approval of the Management Committee:

(a)           Amendment of this Agreement;

(b)           Winding up of Operations and sale or other disposition of all or substantially all of the Assets;

(c)           Any loan or guarantee of a loan obligating all of the Participants to personal liability for the indebtedness incurred;

(d)           Any Encumbrance of the interest of all Participants in the Assets;

(e)           Except as provided in Section 8.4(a), engagement of a third party manager to perform material portions of the duties delegated to the Manager pursuant to Section 8.2;

(f)           Any material expenditure not accounted for in a Program and Budget or an amendment thereto and not within the parameters of Sections 9.8 or 9.9;

(g)           The inclusion of any properties or projects outside of the boundaries of the Properties as an Asset of the Venture;

(h)           Canceling any permit needed for Operations or transferring any such permit held to a third party;

(i)           Any agreement for processing of Products off of the Properties, prior to taking in kind pursuant to Section 11.1, except as provided in Section 11.3;

(j)           Any Agreement pertaining to derivatives, swap or hedging transactions with respect to interest rates, currency or any interest in the Products other than the interest in Products which a Participant may take in kind pursuant to Section 11.1;

(k)           Entering into any other material agreement not expressly provided in a Program;

(l)           Entering into any contract (other than contracts for sales of Products) with, or making any payment to, an Affiliate of the Manager or any Participant (except for payments expressly permitted herein);

(m)           Settling any litigation or administrative proceeding (i) for an amount not covered by insurance in excess of $100,000 to any one party or an aggregate of $400,000 for all claims arising from a single occurrence, or (ii) involving relinquishment of any permit;

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(n)           Purchasing any Environmental Liability or Environmental Compliance insurance;

(o)           Making any investment of funds contributed to the Joint Account other than in an account authorized in Sections 8.2(q) or 10.2;

(p)           Any material change in the purposes or limitations as to purposes of the Venture as set forth in Sections 3.3 and 3.4;

(q)           Selection of the auditor for purposes of Section 10.6(a); or

(r)           Any agreement for marketing of Products, except as provided in Section 11.2.

7.3           Meetings.   The Management Committee shall hold regular meetings at least annually in Corpus Christi, Texas, or at other mutually agreed places.  The Manager shall give   thirty (30) days’ notice to the Participants of such regular meetings.  Additionally, either Participant (including the Manager) may call a special meeting upon thirty (30) days' notice to the Manager and the other Participant.  In case of emergency, reasonable notice of a special meeting shall suffice.  There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.  Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting.  The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants.  If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed fifteen (15) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants.  If the Management Committee does not reach agreement on the minutes of the meeting within such fifteen (15) day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a cost chargeable to the Joint Account.  All other costs shall be paid for by the Participants individually.

7.4           Action Without Meeting.  In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.  The Management Committee may also, in lieu of meetings, take actions in writing signed by both Participants.

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7.5           Matters Requiring Approval.   Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

ARTICLE VIII
MANAGER

8.1           Appointment.   The Participants hereby appoint Cameco as the Manager with overall management responsibility for Operations.  Cameco hereby agrees to serve until it resigns or is replaced as provided in Section 8.4.

8.2           Powers and Duties of Manager.   Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

(a)           The Manager shall manage, direct and control Operations.

(b)           The Manager shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Section 9.3.

(c)           The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(d)           The Manager shall use commercially reasonable efforts to:  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms reasonably available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent matter, subject to the Manager’s right to dispute the same, or Encumbrances specifically approved by the Management Committee.

(e)           The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(f)           The Manager shall:  (i) make or arrange for all payments required by the Leases, and all other licenses, permits, contracts and other agreements related to the Assets; and (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income.  If authorized by the Management Committee, however, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges.  The Manager shall perform all other acts reasonably necessary to maintain the Assets.

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(g)           The Manager shall:  (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable Laws and requirements of the Leases; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, consistent with its standard of care under Section 8.3.  In the event of any such violation, the Manager shall timely cure or dispose of such violation through performance, or payment of fines and penalties and the costs thereof shall be deemed a contribution by the Manager to the Venture pursuant to Section 5.3.  In addition, with respect to the posting of any bonds or other surety required to obtain any permits, licenses or approvals, the Manager shall have no obligation beyond any obligation imposed on all Participants to provide any corporate guarantees or make its balance sheet available to ensure that such bonds or other surety are in place.

(h)           The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations.  The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations for which the non-managing Participant is liable in an amount in excess of $100,000 in cash or value.

(i)           The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit D.

(j)           The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in ARTICLE XIV.  However, without prior authorization from the Management Committee, the Manager shall not:  (i) dispose of Assets in any one transaction having a value in excess of $50,000; (ii) enter into any sales contracts or commitments for the other Participant’s share of Products, except as permitted under Section 11.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

(k)           The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors, subject to Section 7.2(e), provided that no such delegation shall relieve Manager of responsibility for such delegated task hereunder.

(l)           The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(m)           The Manager shall maintain Equity Accounts for each Participant.  Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions to the purposes of the Venture under Section 5.1 and shall be credited with amounts contributed by such Participant under Section 5.3.  Each Participant’s Equity Account shall be charged pro

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rata with the cash and the fair market value of property (other than Products) transferred to the Participants (net of liabilities assumed by such Participants and liabilities to which such transferred property is subject).  Contributions and transfers shall include all cash contributions to the purposes of the Venture or transfers of Assets dedicated to the purposes of the Venture to the Participants plus the agreed value (expressed in dollars) of all in-kind contributions or transfers of Assets.

(n)           The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:  (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may reasonably request.  At all reasonable times the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations.  In addition, the Manager shall allow the non-managing Participant, at the latter’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

(o)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Environmental Laws or contractual obligations and the Leases and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Environmental Law or the Leases or other contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(p)           The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)           The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including

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the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Environmental Laws and the Leases regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.  In furtherance of such use of the Environmental Compliance Fund, such amounts may be pledged to secure letters of credit or other financial sureties required as conditions of any permit.

(r)           If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(s)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

8.3           Standard of Care.   The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of the Leases and all licenses, permits, contracts and other agreements pertaining to Assets.  The Manager shall not be liable to the non-managing Participant under this Agreement for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.

8.4           Resignation; Removal.

(a)           The Manager may resign upon six (6) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within sixty (60) days after the notice of resignation.  If the other Participant does not elect to become the new Manager, then a non-Participant Manager may be chosen by unanimous vote of the Management Committee; provided that if the Management Committee has not unanimously agreed on a non-Participant Manager within ninety (90) days of notice from the other Participant that it does not choose to become the Manager, then such other Participant shall have the right to appoint a non-Participant Manager.  Resignation of the Manager shall not become effective until the later of (i) the date any governmental approvals required for the other Participant or non-Participant Manager to act as Manager shall have been obtained, and (ii) if a force majeure event, as defined in Section 19.4, shall have occurred and be continuing, the earlier of the end of such force majeure event and the date six (6) months after the commencement of such force majeure event.  The resigning Manager shall reasonably cooperate in effecting a transition to a new Manager including, without limitation, by turning over all relevant books and records in an orderly and organized manner.

(b)           If any of the following shall occur, the non-managing Participant may, at its election, remove the Manager and cause the Manager’s replacement in the same manner as if the Manager had resigned pursuant to Section 8.4(a) except that, for causes (2)-(6), inclusive, below, no attempt to obtain unanimous approval of a non-Participant Manager shall be required:

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(1)           The Participating Interest of the Manager is reduced from its prior percentage and, after such reduction, is less than 50%; or

(2)           The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance (or, in the event the Manager disputes whether there has been a failure to perform, sixty (60) days after a decision under Section 16.5 finding that such a failure has occurred); or

(3)           The Manager fails to pay or contest in good faith its bills pertaining to the Venture within sixty (60) days after they are due, or within the time allowed under the Leases, if less; or

(4)           A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

(5)           The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(6)           Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Removal of the Manager pursuant to this Section 8.4(b) shall not be the other Participant’s exclusive remedy for a breach of Manager’s obligations hereunder.

8.5           Payments To Manager.   The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6           Transactions With Affiliates.   If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions.

8.7           Activities During Deadlock.   If the Management Committee for any reason fails to adopt a Program and Budget the Manager shall continue Operations at levels comparable with the last adopted Program and Budget.  If, after commencement of Commercial Production, the Management Committee for any reason fails to adopt any Expansion or Modification Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties consistent with the then current Operating Program and Budget.  For purposes of determining the required contributions of the Participants and their

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respective Participating Interests, the last adopted Operating Program and Budget shall be deemed extended.  The Manager shall, in any event take all actions and perform all obligations necessary to keep the Leases in good standing.  All of the foregoing shall be subject to the receipt of necessary funds.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1           Initial Program and Budget.   The initial Program and Budget, which has been adopted by the Participants, is attached as Exhibit E.

9.2           Operations Pursuant to Programs and Budgets.   Except as otherwise provided in Section 9.8 and ARTICLE XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.  Every Program and Budget adopted pursuant to this Agreement shall also provide for all costs, fees, charges, penalties and other expenditures required to be made under the Toll Processing Facility Agreement.

9.3           Presentation of Programs and Budgets.   Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration.  Programs and Budgets containing Expansion or Modification components shall segregate and separately identify those components of the Program and Budget.  Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least three (3) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants.  Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit E.

9.4           Review and Approval of Proposed Programs and Budgets.   Within forty five (45) days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

(a)           Notice that the Participant approves the proposed Program and Budget; or

(b)           Proposed modifications of the proposed Program and Budget; or

(c)           Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager’s proposed Program and Budget.  If a Participant makes a timely submission to the Management Committee pursuant to Section 9.4(b) or 9.4(c), then the Management Committee shall seek for a period of time not to exceed twenty (20) days to develop a Program and Budget acceptable to the Participants.  The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

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9.5           Election to Participate.   By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in and contribute to such Program and Budget (i) in proportion to its respective Participating Interest, (ii) subject to the prohibition against voluntary dilution in connection with an Operating Program and Budget after commencement of Commercial Production pursuant to Section 6.3(d), in some lesser amount than its respective Participating Interest, or (iii) not at all.  If a Participant elects either alternative (ii) or (iii), its Participating Interest shall be recalculated as provided in ARTICLE VI with dilution effective as of the Diluting Date.  If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

9.6           Deadlock on Proposed Programs and Budgets.   If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Sections 8.7 and 12.2 shall apply.

9.7           Amendments.   The Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time prior to incurring costs under such Amendment.  In such event, the same procedures as apply toward adoption of the regular Program and Budget, as set forth in Sections  9.3, 9.4 and 9.5, shall apply as to adoption of the Amendment or an agreed modification thereof.

9.8           Budget Overruns; Program Changes.   The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.9 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests.  Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

9.9           Emergency or Unexpected Expenditures.   In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation.  The Manager may make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care.  The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

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ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1           Monthly Statements.   The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

10.2           Cash Calls.   On the basis of the adopted Program and Budget, the Manager shall submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month.  Within ten (10) days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount.  Time is of the essence of payment of such billings.  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to sixty (60) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Joint Account in cash management accounts and investments authorized by the Management Committee, which accounts may include, but are not limited to, money market investments and money market funds.

10.3           Failure to Meet Cash Calls.   A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to four (4) percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by Law.  Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by either Participant in the event dilution occurs in accordance with ARTICLE VI.  With respect to any such default, in addition to any other rights and remedies available to it by Law or in equity, the non defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.  In the event of an asserted failure to meet a cash call, the non-defaulting Participant shall give to the defaulting Participant written notice specifying the particular default or defaults asserted, and the defaulting Participant shall have 30 days after the receipt of said notice (or in the event alleged defaulting Participant disputes the existence of such a default, 30 days after determination of the existence and amount of the default pursuant to Section 16.5) within which to cure such specified defaults.  In the event of such a cure by the defaulting Participant, this Agreement shall continue in full force and effect as though no default had occurred.  In the event such curative action is not so completed within the applicable 30 day period, the non-defaulting Participant may pursue all of its available rights and remedies including, without limitation, those set forth in Sections 10.4 and 10.5.

10.4           Cover Payment.   If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”).  Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

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10.5           Remedies.   The Participants acknowledge that if either Participant defaults in making a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it is difficult as of Effective Date to measure the damages resulting from such default. Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

(a)           The non-defaulting Participant may enforce, foreclose upon or otherwise exercise in any manner permitted by the Uniform Commercial Code or other applicable Law the lien on the defaulting Participant’s Participating Interest and its undivided interest in the Assets pursuant to Section 6.9.

(b)           The non-defaulting Participant may recover in an action for damages or other action at Law or in equity amounts due and owing the Joint Account or the non-defaulting Participant as the result of the defaulting Participant’s failure to meet the cash call or loan repayment, including without limitation, principal, interest, reasonable attorneys’ fees and all other reasonable costs and expenses incurred in recovering the amounts due and in enforcing the lien or security interest set forth in Section 6.9 and not recovered from sale of the Assets secured by such lien.

(c)           The non-defaulting Participant may invoke the provisions of Section 6.4 to dilute the Participating Interest of the defaulting Participant.  For purposes of Section 6.4, the amount of any Cover Payment under Section 10.4 and interest thereon shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

(d)           With respect to the security interests in Products granted by Section 6.9, such security interests shall not prohibit either Participant from entering into sales contracts for all or any portion of its share of Products.  Such security interests shall be subject to any sales contract entered into prior to delivery of a notice of default pursuant to Section 10.3, and any subsequent sale of Products under any such sales contract shall be made subject to the secured party’s security interest attaching to the proceeds of such sale as authorized by the Uniform Commercial Code.  In connection therewith, the defaulting Participant shall be obligated, upon receipt of a notice of default, to promptly notify the other Participant if the defaulting Participant is a party to any such sales contracts and the quantity of the defaulting Participant’s share of such Products which must be delivered pursuant to those sales contracts.  If the existence of the default is not disputed in good faith, the defaulting Participant shall continue to deliver Products as required under such sales contracts, and take all actions as are reasonably required, including promptly providing notice to the buyers under those sales contracts of the other Participant’s interest in and right to the proceeds from the sales of such Products, to insure that the proceeds of sales of such products are delivered directly to the Buyer.

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(e)           In the event a Participant (the “Claiming Participant”) has asserted in good faith a default in the obligations of the other Participant under Section 10.2 and the other Participant (“Defending Participant”) in good faith denies the existence of a default as to all or part of the claimed default amount, the following provisions shall apply:

(1)           The Defending Participant disputing the existence of a default shall promptly commence arbitration pursuant to Section 16.5.

(2)           The Participants shall continue to fund cash calls or portions thereof that are not in dispute, and amounts paid shall be applied by the Manager without offset to the undisputed cash call or portion thereof for which the payment is made (i.e., the amount paid by the Defending Participant shall not be applied to the disputed amount so as to create an asserted deficiency in payment of later undisputed cash calls).

(3)           Prior to the adjudication of a default, the Defending Participant shall retain the right to take Products in kind pursuant to Section 11.1; provided that if the existence and amount of default is not adjudicated within one year of the date the notice asserting a default is delivered by the Claiming Participant to the Defending Participant (the “Resolution Period”), the provisions of Section 10.5(e)(4) shall apply.

(4)           At the end of the Resolution Period, if the dispute as to the obligation to fund a cash call has not been resolved by decision of the arbitrators (other than as a result of any material delay caused by the action or inaction of the Claiming Participant) the Claiming Participant may demand, by notice to the Defending Participant and to the arbitrators, that the Defending Participant’s right to take in kind under Section 11.1 be subject to the provisions of this paragraph.  Subject to any sales contracts entered into by the Defending Participant prior to the asserted default, the Claiming Participant shall have the right to take and sell the Defending Participant’s share of Products at not less than fair market value, determined in the same manner as described in the last full paragraph of Section 1 of Exhibit C.  Proceeds of such sale shall be held in an escrow account administered by the arbitrators or, if the arbitrators are unwilling to do so, in an account requiring joint signatures of the Claiming Participant and the Defending Participant for release of funds, to be held until the existence and amount of any default is finally adjudicated.  If the Products claimed under this Section are subject to a prior sales contract, the Claiming Participant’s rights shall be subject to such contract and the rights hereunder shall be limited to escrow of the proceeds of such sales as herein provided.  The Defending Participant shall then deliver Products as required under the sales contracts, and take all actions as are reasonably required, including promptly providing notice to the buyers under those sales contracts of the duty to deliver such proceeds to the escrow account pursuant to this Section, to insure that the proceeds of sales of such Products are deposited directly into the escrow account.  If the arbitrators determine that the Defending Participant is in default, money in the escrow fund equivalent to the default amount, plus interest in the amount of the larger of the statutory amount for judgments or the Prime Rate plus seven percent (7.0%), in no event to exceed the maximum interest rate allowed by law, shall be distributed to the Claiming Participant.  If such distributions do not cover the entire default amount, then the Claiming Participant may avail itself of any other remedy allowed under this Agreement with respect to the remaining default amount.  If the arbitrators determine that the Defending Participant is not in default, the money in the escrow fund shall be distributed to the Defending Participant, and the

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Claiming Participant shall pay to the Defending Participant interest in the amount of the larger of the statutory amount for judgments or the Prime Rate plus seven percent (7.0%), in no event to exceed the maximum interest rate allowed by law.   If the arbitrators are administering the escrow fund, upon resolution of the dispute as to the existence of a default, the amounts in the escrow fund shall be distributed by the arbitrators as part of their decision, consistent with the provisions of this Section 10.5(e)(4) and the other provisions of this Agreement.  No exercise of pre-adjudication rights under this paragraph by the Claiming Participant or acquiescence or cooperation of the Defending Participant in exercise of these rights shall in any way constitute an admission or prejudice the underlying claims or defenses of the respective Participants as to the merits of the dispute.

All remedies under this Section 10.5 shall be cumulative.  The election of one or more remedies shall not waive the election of any other remedies.

10.6           Audits.

(a)           Upon request made by any Participant (including the Manager) within ninety (90) days following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 90 days after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period) by certified public accountants selected by the Management Committee pursuant to Section 7.2(q).  The audit shall be conducted in accordance with United States generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than ninety (90) days after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Section 10.6(b) which is ongoing at the end of such ninety (90) day period, in which case such exceptions and claims may be made within the period provided in Section 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Section shall be charged to the Joint Account.

(b)           Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all books, records and accounts, including all charges to the Joint Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations.  Neither Participant shall have the right to audit records and accounts of the Venture relating to transactions or Operations more than twenty four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Joint Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than ninety (90) days after completion and delivery of such audit, or they shall be deemed waived.

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ARTICLE XI
DISPOSITION OF PRODUCTION

11.1           Taking In Kind.   Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest.  Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant.  Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement.  The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective share(s) of Products will be available.  No Participant who has defaulted in its obligations under Section 10.2 shall be entitled to take any Products in kind until such default is cured pursuant to the provisions of this Agreement, unless that Participant in good faith disputes the existence of such default, in which case the provisions of Section 10.2(e) shall apply.  Until any such default that is not disputed is cured, the non-defaulting Participant shall have the right to sell the defaulting Participant’s share of Products at their fair market value, as determined pursuant to the last full paragraph of Section 1 of Exhibit C, as necessary in order to cover the default amount.  To the extent the defaulting Participant’s share of products are covered by sales contracts entered into prior to the defaulting Participant’s receipt of notice of such default, the defaulting Participant may deliver the Products required to be delivered under those sales contracts and shall take all actions as may be required to insure that the proceeds of such sales are delivered directly to the non-defaulting Participant.

11.2           Failure of Participant to Take In Kind.   If a Participant fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area.  Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind.  The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

11.3           Central Processing Facility.   URI and Cameco each agrees to process all Products extracted from the Properties at either URI’s Rosita or Kingsville processing facilities.

ARTICLE XII
WITHDRAWAL AND TERMINATION

12.1           Termination by Expiration or Agreement.   This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

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12.2           Deadlock Termination Limitations.   Notwithstanding any failure of the Management Committee to adopt a Program and Budget after the expiration of the latest adopted Program and Budget, there shall be no right to terminate the Venture on the basis of such failure unless the Participants mutually agree, and (subject to all of the other terms and conditions of this Agreement) the Venture shall remain in effect, with each Participant obligated to contribute funds (in proportion to its Participating Interest) at the rates necessary to maintain existing Operations, unless and until all Continuing Obligations are satisfied, all permits are closed and all financial security is released or expended to complete Continuing Obligations.

12.3           Withdrawal.   A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice.  Upon a withdrawal pursuant to this Section, the other Participant may treat the withdrawal as a termination of the Venture by agreement pursuant to Section 12.1.  Upon such withdrawal, the Venture and this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of Encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement.  The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant.  Any withdrawal under this Section 12.3 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal or existing as of the Effective Date.  For purposes of this Section 12.3, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

12.4           Continuing Obligations and Environmental Liabilities.   On termination of this Agreement under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

12.5           Disposition of Assets on Termination.   Promptly after termination under Section 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture.  The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants.  Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge Continuing Obligations, including Environmental Liabilities and Environmental Compliance, or to purchase for the account of Participants bonds or other securities for the performance of such obligations.  Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise

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agreed) to the Participants in proportion to their respective Participating Interests, subject to any dilution, reduction or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement.  No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant’s Participating Interest therein has been terminated pursuant to this Agreement.

12.6           Non-Compete Covenants.   A Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Section 6.5, shall not directly or indirectly acquire any interest in the lands within the exterior boundaries of the Properties for twenty four (24) months after the effective date of withdrawal.  If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired.  Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within thirty (30) days after it is received by such non-withdrawing Participant.

12.7           Right to Data After Termination.   After termination of this Agreement pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

12.8           Continuing Authority.   On termination of this Agreement under Section 12.1 or 12.2 or the deemed withdrawal of a Participant pursuant to Section 6.5 or the withdrawal of a Participant pursuant to Section 12.3, the Manager shall have the power and authority to do all things on behalf of the Participants which are reasonably necessary or convenient to:  (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal.  The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII
OTHER ACQUISITIONS

13.1           Acquisitions Generally.  Neither Participant nor any Affiliate of either Participant shall acquire any interest in properties near or adjoining the Properties if such an acquisition would reasonably be expected to adversely affect or cause an adverse change in the terms of any of the Leases.  The foregoing provision shall not apply to any acquisition by a shareholder of any publicly traded parent Affiliate of a Participant.  If a Participant’s Affiliate makes an acquisition that violates this Section 13.1, that Participant shall defend, indemnify and hold harmless the other Participant from damage or increased costs resulting from an adverse change in the Lease terms.

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13.2           Other Cameco South Texas Acquisitions.   If at any time prior to five (5) years after the effective date of the Exploration Agreement (the “Applicable Period”), either Cameco or an Affiliate of Cameco (other than a shareholder of Cameco’s publicly traded parent company) intends to acquire a majority or greater interest in any fee or leasehold interest in any real property to be used for the purpose of exploring for, developing or producing uranium, but which is not producing at the time Cameco or an Affiliate makes such acquisition decision, and all related personal property utilized in connection with the foregoing, in any of the counties in Texas listed on the attached Exhibit F (a “Property Interest”), URI shall have a preemptive right to acquire up to forty percent (40%) of that Property Interest as provided in this Section 13.2.  Cameco shall promptly initially notify URI of such intentions by identifying to URI only the Property Interest Cameco is considering for acquisition.  URI shall then, within ten (10) days after receipt of notice from Cameco identifying the Property Interest, advise Cameco in writing if URI is presently actively considering acquisition of or engaged in negotiations for the acquisition of such Property Interest for its own account.  Failure of URI to timely respond shall constitute a determination that URI is not pursuing such Property Interest for its own account.  If URI identifies the Property Interest as one it is actively considering acquisition of or engaged in negotiations for acquisition, the Participants may, but shall not be obligated to confer regarding a possible joint acquisition on terms mutually acceptable.  If the Participants do not reach agreement within thirty (30) days on a joint acquisition proposal, then either shall be free to separately accept any offer it has received or make its own offer to the third party for the Property Interest.  With respect to all other Property Interests, Cameco’s notice shall state the price and all other pertinent terms and conditions of the intended acquisition, and if such intended acquisition is the result of an offer from a third party, it shall be accompanied by a copy of the offer or the proposed contract for sale.  If the intended acquisition is based upon a third party offer and if the consideration for the intended acquisition is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  URI shall have thirty (30) days from the date such notice is delivered to notify Cameco whether it elects to acquire up to forty percent (40%) of the offered interest (and to identify the actual percentage it desires to acquire), and its willingness to fund that same percentage share of the purchase price for that Property Interest.  If URI does so elect, the Participants shall use good faith efforts to negotiate within sixty (60) days an agreement similar in form and substance to this Agreement which would govern their relationship with respect to that Property Interest.  For purposes of this Section 13.2, (i) any proposed acquisition of a one-half or less interest in a Property Interest that includes an option or other conditional right to acquire a majority interest, whether or not the acquisition of the majority interest occurs or is intended to occur before or after expiration of the Applicable Period, or (ii) any series of transactions that collectively cause acquisition of a majority interest in a Property Interest within the Applicable Period, shall be subject to the preemptive right set forth herein at the time Cameco obtains or has the right to acquire a majority interest.

(a)           If URI fails to so elect within the period provided for above, or if the Participants fail to execute and deliver an agreement within the sixty (60)-day period described above, Cameco (or its Affiliate) shall have one hundred twenty (120) days following the expiration of the applicable period to consummate the acquisition at a price and on terms no more favorable to Cameco (or its Affiliate) than those offered by Cameco (or its Affiliate) to URI in the aforementioned notice.  During such 120-day period, unless URI previously gave

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notice that it intended to pursue a separate acquisition pursuant to the initial paragraph of this Section 13.2, URI shall not make any competing offer or proposal or accept any offer from the third party for the Property Interest or contact such third party regarding the Property Interest.

(b)           If Cameco (or its Affiliate) fails to consummate the acquisition within the period set forth above, the preemptive right of URI in such Property Interest shall be deemed to be revived.  Any subsequent proposal to acquire such interest during the Applicable Period shall be conducted in accordance with all of the procedures set forth in this Section 13.2.

(c)           In the event of  any proposed acquisition by Cameco or an Affiliate of: an equity interest in any third party who owns or holds Property Interests described in this Section 13.2, the pre-emptive right herein described shall apply only to the Property Interest otherwise subject to this Section, and not to the equity interest in the third party being acquired.  In such an event, the notice shall state the market or other value reasonably assigned by Cameco to the Property Interest(s) and shall set forth the basis for such valuation.  Any dispute as to value shall be resolved pursuant to ARTICLE XVI and the time limit for URI to elect to exercise its rights hereunder shall not run until the value ascribed to the Property Interest has been determined by agreement or pursuant to Section 16.5.

(d)           The Participants agree that the provisions of this Section 13.2 shall not apply to those Property Interests specifically described in a separate letter agreement between the Participants executed and delivered simultaneous with execution and delivery of the Exploration Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1           Surrender or Abandonment of Property.   Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by a mutually agreeable assignment and assumption agreement and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

14.2           Reacquisition.   If any Properties are abandoned or surrendered under the provisions of this ARTICLE XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to

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acquire such Properties for a period of two (2) years following the date of such abandonment or surrender.  If a Participant reacquires any Properties in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within forty five (45) days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement.  In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

ARTICLE XV
TRANSFER OF INTEREST

15.1           General.   A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this ARTICLE XV.

15.2           Limitations on Free Transferability.   The Transfer right of a Participant in Section 15.1 shall be subject to the following terms and conditions:

(a)           Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest; provided, however, that in accordance with ARTICLE XI, each Participant may sell or otherwise dispose of Products taken by it in kind in any manner it sees fit;

(b)           No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Sections 15.2(f) and 15.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

(c)           Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(d)           No Transfer permitted by this ARTICLE XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(e)           In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

(1)           agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement; and

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(2)           notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

(i)           the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Venture;

(ii)           the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

(iii)           all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Section 15.2(e)(2).

(f)           If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 10.5). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

(1)           the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(2)           the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least thirty (30) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

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(3)           the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

(g)           If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement.

15.3           Preemptive Right.   Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its Participating Interest, or if an Affiliate of either Participant desires to Transfer control of that Participant, the other Participant shall have a preemptive right to acquire that Participant’s Participating Interests as provided in this Section 15.3.

(a)           If a Participant intends to Transfer all or any part of its Participating Interest, such transferring Participant shall promptly notify the other Participant of its intentions.  The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of any offer or contract for sale.  If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency).  The other Participant shall have sixty (60) days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice.  If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

(b)           If the other Participant fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have one hundred twenty (120) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Participant to the other Participant in the notice required in Section 15.3(a).

(c)           If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived.  Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

15.4           Exceptions to Preemptive Right.   Section 15.3 shall not apply to the following:

(a)           Transfer by a Participant of all or any part of its interest in this Agreement, any Participating Interest, or the Assets to an Affiliate;

(b)           Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

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(c)           The Transfer of control of a Participant by an Affiliate to another Affiliate;

(d)           Any merger, disposition of stock or other change of control of the publicly traded parent Affiliate of a Participant;

(e)           Subject to Section 15.2(f), the grant by a Participant of a security interest in its Participating Interest by mortgage, deed of trust, pledge, lien or other Encumbrance; or

(f)           A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to ARTICLE XI.

(g)           Notwithstanding any of the other provisions of this Section 15.4,  except for a Transfer pursuant to Section 15.4(d), any (i) transfer of ownership or control of a Participant, or (ii) Transfer of ownership or control of an Affiliate to whom the Participating Interest has previously been transferred under the exception of Section 15.4(a), so as to cause the transferee to cease to be an Affiliate of the transferring Participant, shall not be an exempt Transfer under Section 15.4, and shall be subject to the preemptive right of Section 15.3.

ARTICLE XVI
DISPUTES

16.1           Resolution Procedure.   All disputes, questions or differences of opinion between the Participants arising out of this Agreement, or its construction, meaning, operation or effect or in any way concerning the rights, duties or liabilities of either Participant (each, a “Dispute”) shall be determined only as set out in this Article.

16.2           Notice.   The Participant asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Participant of any of its obligations hereunder shall notify the other Participant of the nature of the asserted dispute.

16.3           Informal Resolution Procedure.   Within seven (7) business days of receipt of such notice, the representatives of the Participants from the Management Committee, shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute.  If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven (7) business days after their conference, circulate to the Senior Management of the respective Participants a memorandum outlining in reasonable detail the nature of the dispute.  Within five (5) business days after receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute.  Senior Management may within the five-day period engage the services of an independent mediator to assist them in attempting to resolve the dispute or may determine that arbitration should be undertaken.  For purposes of this Section 16.3, “Senior Management” shall mean corporate executive officers such as the CEO, President, Executive Vice President or Vice President of Operations, or other corporate officer of a Participant or its parent Affiliate with full authority to negotiate on behalf of the Participant.  “Senior Management” shall not include the project manager or other personnel whose primary responsibilities relate to management of operations under this Agreement or on or concerning the Properties.

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16.4           Settlement Discussions.   All meetings and discussions conducted to resolve the Dispute under Section 16.3 shall be on a “without prejudice” basis, and any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section shall not be used in any legal proceeding against the Participant that made such statement.

16.5           Arbitration.   If the Participants have been unable to resolve a Dispute pursuant to Sections 16.2, 16.3 and 16.4, then upon notice by either to the other Participant, the disputes, claims, controversies, questions or differences shall be finally settled by arbitration (rather than by judicial resolution) in accordance with the arbitration provisions set forth in this Section 16.5.

(a)           The following procedural rules shall apply to any arbitration conducted pursuant to this Agreement:

(1)           Any controversy or claim arising out of or related to this Agreement shall be settled by final and binding arbitration conducted expeditiously in accordance with the AAA Commercial Arbitration Rules, the Optional Procedures for Large, Complex Commercial Disputes, and the Optional Rules for Emergency Measures of Protection (the “Rules”). In the event of a conflict between this Section 16.5 and the Rules, this Section 16.5 shall govern.  The attorney-client and work product privileges will be honored in the arbitration as though the case was being determined in a Texas court.

(2)           The arbitration shall be conducted before three independent and impartial arbitrators, one to be appointed by each Participant within thirty (30) days after either Participant gives written notice of the initiation of arbitration proceedings to the other Participant, and the third to be appointed by the two arbitrators selected by the Participants, not later than twenty (20) days after they have both been selected. The Participants may elect by written agreement to conduct any arbitration before a single arbitrator mutually agreeable to them.

(3)           The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the Participants and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need for such depositions.  The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(b)           The proceedings shall be conducted in an expeditious manner.

(c)           The arbitrators shall have authority to award any remedy or relief that a court of the State of Texas could order or grant.  In making monetary awards, the arbitrators are empowered to award only compensatory damages.  Each Participant hereby irrevocably waives any damages in excess of compensatory damages, including a waiver of any punitive or multiple damages.  The arbitrators may, in their discretion, grant pre-award interest, and if so, such interest may be at commercial rates during the relevant periods.  The arbitrators may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified

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security, which they consider to be necessary, just and equitable.  The failure of a Participant to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting Participant may be stricken and partial or final award entered against such Participant, or the arbitrators may award such lesser sanctions as they deem appropriate.

(d)           Prior to rendering their final award, the arbitrators shall submit to the Participants an unsigned draft of the proposed award (exclusive of any award of costs and attorneys fees) and each Participant, within thirty (30) days after receipt of such draft award, may serve on the other Participants to the arbitration and file with the arbitrators:  (i) a written statement outlining any claimed errors of fact, law, computation or otherwise; and (ii) a certification by the Participant’s counsel of the costs and attorneys’ fees directly expended in the arbitration.  Within thirty (30) days after receipt of the written statement of each Participant to the arbitration, the arbitrators shall render their final award.  The award shall state the reasoning on which it rests.

(e)           In the final award, the arbitrators are authorized to award, as the arbitrators deem fair and just, to the Participant deemed by the arbitrators to be the prevailing Participant, that Participant’s costs and reasonable attorneys’ fees.

(f)           All deadlines specified in this Section 16.5 may be extended by mutual written agreement of the Participants.

(g)           Each Participant shall be required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

(h)           The procedures specified in this Section 16.5 will be the sole and exclusive procedures for the resolution of disputes between the Participants arising out of or relating to this Agreement that are not resolved pursuant to the provisions of Section 16.3, and shall survive the termination of this Agreement; provided, however, that, prior to the appointment of the arbitrators, a Participant may seek a preliminary injunction or other preliminary judicial relief in the courts of the State of Texas if in the judgment of that Participant such action is necessary to avoid irreparable damage or to preserve the status quo. Despite the initiation of any such judicial proceedings, the Participants will continue to participate in good faith in the procedures specified in this Section.

ARTICLE XVII
CONFIDENTIALITY; REQUIRED DISCLOSURE

17.1           General.   The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 17.2 or 17.3, shall not be disclosed to any third party or the public.

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17.2           Exceptions.   The confidentiality restrictions of Section 17.1 shall not apply to a disclosure of the information described therein:

(a)           To an Affiliate, or to a lender or potential lender, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)           To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

(c)           To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent Law or regulation or the rules of any stock exchange.

As to any disclosure pursuant to Section 17.2(a) or 17.2(b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this ARTICLE XVII.  The disclosing Participant shall be responsible for any breaches of the provisions of this ARTICLE XVII by any third party to whom it discloses any information described in Section 17.1.

17.3           Public Announcements Generally.   Disclosure of information relating to this Agreement or the Properties may be made by either Participant if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced.  Otherwise, public announcements or reports by either Participant of information relating to this Agreement or the Properties shall be made only in accordance with the remainder of this Section 17.3.  In any case to which Section 17.2(c) or this Section 17.3 is applicable, the disclosing Participant shall give notice to the other Participant at least forty eight (48) hours notice prior to the making of such disclosure and provide that Participant with the opportunity to comment on the form and content thereof before the same is issued unless exigent circumstances require disclosure within a shorter time, in which case as much notice as possible shall be given.

17.4           Technical Reports

(a)           Definitions.  For purposes of this Section 17.4 the following defined terms shall apply:

(1)           “Qualified Person” means an individual who (a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project and the technical report; and (c) is a member in good standing of a professional association.  The parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the National Instrument 43 101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange.

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(2)           “Technical Report” means a report prepared, filed and certified in accordance with this Agreement and National Instrument 43-101F, applicable to all companies listed on a Canadian stock exchange.

(b)           National Instrument 43-101.  Where any Participant hereto or any Affiliate (collectively, the “Discloser”) desires or is required by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects, as amended from time to time (“NI 43-101”), to file a Technical Report with respect to the Properties, (i) the Discloser shall be entitled to prepare and file that Technical Report, and may include in that Technical Report all information concerning the Properties that is required by applicable Law or stock exchange rule; (ii) neither the non-disclosing Participant nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person to the Discloser; (iii) the Discloser shall not designate the Manager (except in its capacity solely as a Participant),other Participant or any associate, Affiliate or employee of or retained by the other Participant, or any Qualified Person of the other Participant, as the Qualified Person of the Discloser without the prior written consent of the other Participant; (iv) except as provided in Section 17.4(d), the Discloser shall be solely responsible for the cost of preparing or providing the Technical Report and no such cost shall be charged to the Joint Account; and (v) the non-disclosing Participant shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and the opportunity (but not the obligation) to require reasonable changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

(c)           Other Technical Reports.  If either Participant is required or desires to file a Technical Report or other technical information concerning the Properties with the United States Securities and Exchange Commission or any other governmental agency or securities exchange, other than pursuant to Section 17.4(b), the same rights and obligations as those of the Discloser and the same rights and limitations as to duties of the other Participant as are set forth in Section 17.4(b) shall apply pro tanto to supply or compilation of such information and preparation of any Technical Report.

(d)           Joint Report.  If either Participant determines that it is necessary or desirable to prepare a Technical Report pursuant to Sections 17.4(b) or (c), it shall so notify the other Participant prior to engagement of any Qualified Expert or other professional to prepare such a report or compilation of data for the purpose of such a report.  If the other Participant has need for the same or a comparable or similar report, the Participants shall endeavor, as an amendment to the existing Program and Budget, to identify a Qualified Expert and to define the scope of the Technical Report that will allow the preparation of a Technical Report chargeable to the Joint Account, meeting the requirements of both Participants.  If a Participant does not wish to participate in preparation of a Technical Report or if the Participants cannot agree on the Qualified Expert or scope of the Technical Report, or if either Participant makes a determination that it needs to complete a Technical Report within a time frame that does not allow for consideration and preparation of a jointly funded Technical Report under this Section 17.4(d), either Participant may proceed, at its sole cost, to prepare a Technical Report pursuant to Sections 17.4(b) or (c).

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  (e)           Limits on Discloser.  The provisions of Section 17.4(b) shall apply pro tanto to any disclosure of any technical information regarding the Properties required under any applicable Law, regulation of any regulatory agency (including without limitation the United States Securities and Exchange Commission ) or stock exchange requirement other than those specifically identified in Section 17.4(b) and (c).

17.5           Duration of Confidentiality.

 The provisions of this ARTICLE XVII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1 or 12.2, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two (2) years following the date of such occurrence.

ARTICLE XVIII
COVENANTS AND INDEMNITIES

18.1           Royalties, Production Taxes and Other Payments Based on Production.   All required payments of production royalties, under the Leases and to other third parties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with the Leases and other applicable agreements.  If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall timely make such payment.  Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments.  In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

18.2           Indemnities/Limitation of Liability.

(a)           Each Participant shall defend, indemnify and hold the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively, “Indemnified Participant”) harmless from and against the entire amount of any Material Loss.  A “Material Loss” shall mean all costs, expenses, damages or liabilities including reasonable attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (the “Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i)           any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 18.1;

(ii)           any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

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(iii)           failure of a Participant or its Affiliates to comply with the non-compete provisions of Section 12.6 or ARTICLE XIV;

(iv)           failure of a Participant or its Affiliates to comply with the provisions of Section 15.3.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of Twenty Five Thousand Dollars ($25,000) relating to breaches of warranties, representations and covenants contained in this Agreement.

(b)           If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant.  The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice.  Any damages to the Indemnified Participant caused by a failure of the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant.  Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

ARTICLE XIX
GENERAL PROVISIONS

19.1           Notices.   All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt.  Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours), on the next business day following the date they are sent by courier, or three business days after registered or certified mailing when deposited in a receptacle for United States mail, postage prepaid, and addressed as follows:

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If to Cameco                          Cameco Texas Inc.
2020 Carey Avenue, Suite 600
Cheyenne, Wyoming  82001
Attention:  President
Facsimile No.:  (307) 635-2749
Telephone No.:  (307) 316-7600

If to URI                                URI, Inc.
641 East FM 1118
Kingsville, Texas  78363
Attn:  Richard A. Van Horn
Senior Vice President – Operations
Facsimile No.:  (361)-595-0403
Telephone No.:  (361) 595 5731

with a copy to:                      Uranium Resources, Inc.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, TX  75067
Attn:  Corporate Secretary
Facsimile No.:  (972) 219-3311
Telephone No.: (972) 219-3330

A Participant may change its address by notice to the other Participant pursuant to this Section.

19.2           Waiver.   The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

19.3           Modification.   No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

19.4           Force Majeure.   Except for the obligation to make payments when due hereunder, the obligations of a Participant (including all obligations of the Manager) shall be suspended to the extent and for the period that performance is prevented by an event of force majeure, as defined herein.  In the event a Participant is rendered unable, due to an event of force majeure to timely carry out any of its obligations under this Agreement, it is agreed that such obligations of the Participant shall be suspended during the continuance of any inability so caused, but for no longer period; that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure; and that such cause shall, so far as possible, be remedied with all reasonable dispatch.  The Participant asserting an event of force majeure shall promptly notify the other Participant of the commencement and termination of any event of force majeure, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The term “force majeure,” as employed herein, shall mean acts of God, natural disasters, strikes, lockouts or other industrial disturbances, accidents, uncontrollable delays in transportation, inability to obtain necessary materials in the open market, URI’s inability to

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process Products in accordance with the provisions of the Toll Processing Facility Agreement, the unavailability of qualified drilling contractors, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment; any state or federal Laws or requirements (expressly including inability to timely obtain, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to the Participant), action taken by non-governmental organizations, or other matters beyond the reasonable control of the Participant, whether similar to matters herein specifically enumerated or not and whether or not reasonably foreseeable; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that the Participant shall not be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any state or federal order, regulation or law.  The affected Participant shall resume performance as soon as reasonably possible.  During the period of suspension the obligations of the Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

19.5           Parent Guaranties.   The obligations of URI hereunder shall be guarantied by Uranium Resources, Inc. (or such other Affiliate of URI as is providing a guaranty to the Kenedy Memorial Foundation (“KMF”) of URI’s obligations under the Leases, if Uranium Resources, Inc. ceases to be the Affiliate of URI that is providing such guaranty).  The obligations of Cameco hereunder shall be guarantied by Power Resources, Inc., d/b/a Cameo Resources; provided that, if Cameco agrees to supply to KMF a guaranty of any other Affiliate of Cameco with a net worth greater than Cameco Resources, the parent guaranty given to URI pursuant to this Section shall be given by the same Affiliate.  The guaranties shall be in the form of Exhibit G attached hereto.

19.6           Governing Law.   This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, except for its rules pertaining to conflicts of laws.

19.7           Rule Against Perpetuities.   The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the Participants hereby agree that such provision shall be modified in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

19.8           Further Assurances.   Each of the Participants shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

43

19.9           Survival of Terms and Conditions.   In addition to any other terms and provisions of this Agreement that specifically survive the termination of this Agreement, the following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run:  Sections 2.1,  4.1, 4.5, 6.4, 6.7, 10.3, 10.5, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 13.1, 16.1 and 16.5 and ARTICLE XVIII.

19.10           Entire Agreement; Successors and Assigns.   This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

19.11           Memorandum.   At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by Manager.  This Agreement shall not be recorded.

19.12           Interpretation.   In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, (b) the words “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement, and not to any particular Section or other subdivision of this Agreement, (c) any pronoun shall include the corresponding masculine, feminine and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended,  modified, supplemented and restated now or from time to time in the future, (f) references to any law, rule or regulation are to it as amended, modified, supplemented and restated now or from time to time in the future, and to any corresponding provisions of successor laws, rules or regulations, (g) references to a “day” or number of “days” (without the explicit qualification of “business”) refer to a calendar day or number of calendar days, (h) if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice may be taken or given on the next succeeding business day, (i) a business day shall mean any day on which federal government offices in Corpus Christi, Texas are open for business, and (j) references to a Participant’s “knowledge” are to the Participant’s knowledge without independent investigation.

19.13           Limitation on Damages.  NOTWITHSTANDING THE PROVISIONS OF ARTICLE XVIII OR ANY OF THE OTHER PROVISIONS OF THIS AGREEMENT, NEITHER CAMECO NOR URI SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS, PUNITIVE, MULTIPLE OR OTHER SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BREACH OF ANY OF THE PROVISIONS HEREOF.

19.14           Counterparts.    This Agreement may be executed in two counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart.  Each counterpart shall be deemed an original, and all counterparts together shall constitute one and the same instrument.

44

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST: ______________________________ Secretary	URI, Inc. By ______________________________ President

ATTEST: ______________________________ Secretary	Cameco Texas Inc. By ______________________________ President By ______________________________ (Title)

45

EXHIBIT A
To
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

PROPERTIES AND TITLE EXCEPTIONS

EXHIBIT B
To
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below.  References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Venture Agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to Operations.  It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager.  The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.  In the event of a conflict between the provisions of this Accounting Procedure and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I

GENERAL PROVISIONS

1.1           General Accounting Records.  The Manager shall maintain detailed and cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes.  Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits of the Participants.

1.2           Bank Accounts.  The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Venture.

1.3           Statements and Billings.  The Manager shall prepare statements and bill the Participants as provided in ARTICLE X of the Agreement.  Payment of any such billings by any Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty four (24) months following the calendar year during which such billings were received by the Participant.  All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty four (24) month period.  The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in ARTICLE V.

ARTICLE II
CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1           Rentals, Royalties and Other Payments.  All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets, including without limitation all payments made to the lessor under the Leases.

2.2           Labor and Employee Benefits.

(a)           Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same as well as (subject to approval by the Management Committee) any bonuses directly associated with Operations.

(b)           The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12.  Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages.  If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses.  Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c)           The Manager's actual cost (or reasonable value, if less, to the extent that any of the items listed are provided by an Affiliate of the Manager) of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12 rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)           Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3           Materials, Equipment and Supplies.  The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by the Manager or any Participant as provided in Article III.  The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations.  The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4           Equipment and Facilities Furnished by Manager.  The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities.  Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed the Prime Rate plus four percent (Prime +4.0%) per annum.  Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5           Transportation.  Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6           Contract Services and Utilities.  The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13.  If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.  The cost of professional consultant services procured from outside sources in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.7           Insurance Premiums.  Net premiums paid for insurance required to be carried for Operations for the protection of the Participants.  When the Operations are conducted in an area where the Manager may self insure for Workmen's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self insurance program and shall charge its costs of self insuring such risks to the Joint Account provided that such charges shall not exceed published manual rates.

2.8           Damages and Losses.  All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.  The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9           Legal and Regulatory Expense.  Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture.  All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager’s legal staff, and amounts paid in settlement of such litigation or claims in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.10           Audit.  Cost of annual audits under Section 10.6(a) of the Agreement if requested by a Participant.

2.11           Taxes.  All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants.  Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.12           District and Camp Expense (Field Supervision and Camp Expenses.  A pro rata portion of (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called “the Manager’s Project Office”) and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

2.13           Administrative Charge.

(a)           Each month, the Manager shall charge the Joint Account the sum of five percent (5%) of Allowable Costs which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee:

(b)           The term “Allowable Costs” as used in this Section 2.13 shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Sections 2.1, 2.9 and 2.15.  The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(c)           The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

(1)           Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

(2)           Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(3)           The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

(4)           Routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Joint Account under Section 2.9; and

(5)           Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(d)           The Management Committee shall annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive, based on the principle that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

2.14           Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Venture, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants pursuant to Section 8.2(q) of the Agreement.

2.15           Toll Milling Costs.  All payments made by Cameco to URI under Article 8 of the Toll Processing Facility Agreement, and all costs, fees, charges, penalties and other payments made by Cameco to URI under any other provision of the Toll Processing Facility Agreement.

2.16           Other Expenditures.  Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III
BASIS OF CHARGES TO JOINT ACCOUNT

3.1           Purchases.  Material purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken.  If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Joint Account when an adjustment is received from the vendor.

3.2           Material Furnished by or Transferred to the Manager or a Participant.  Any Material furnished by the Manager or Participant from its stocks or transferred to the Manager or Participant shall be priced on the following basis:

(a)           New Material:  New Material transferred from the Manager or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, “New Price”).

(b)           Used Material.

(1)            Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(2)           Used Material transferred by the Manager or Participant shall be priced at seventy five percent (75%) of the New Price;

(3)            Used Material transferred to the Manager or Participant shall be priced (i) at seventy five percent (75%) of the New Price if such Material was originally charged to the Joint Account as new Material, or (ii) at sixty five percent (65%) of the New Price if such Material was originally charged to the Joint Account as good used Material at seventy five percent (75%) of the New Price.

(4)            Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of New Price.  The cost of any reconditioning shall be borne by the transferee.

(5)            All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.  Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c)           Obsolete Material.  Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee.  Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such Material.

3.3           Premium Prices.  Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use.  The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4           Warranty of Material Furnished by the Manager or Participants.  Neither the Manager nor any Participant warrants the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1           Disposition Generally.  The Manager shall have no obligation to purchase a Participant’s interest in Material.  The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Section 4.2.

4.2           Distribution to Participants.  Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

4.3           Sales.  Sales of Material to third parties shall be credited to the Joint Account at the net amount received.  Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

ARTICLE V
INVENTORIES

5.1           Periodic Inventories, Notice and Representations.  At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account.  The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place.  A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2           Reconciliation and Adjustment of Inventories.  Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within ninety (90) days after the inventory is taken.  Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

EXHIBIT C
to
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

NET PROCEEDS CALCULATION

1.           Income and Expenses.  Net proceeds shall be calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses attributable to Exploration, Development, Mining and the marketing of Products as would be deductible under generally accepted accounting principles and practices within the United States consistently applied as employed by the nonwithdrawing Participant (“GAAP;” except to the extent that any of the provisions of this Exhibit C are inconsistent with GAAP, in which case the provisions of this Exhibit C shall apply), including without limitation:

(a)           All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities.  Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b)           Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

(c)           Allowance for overhead in accordance with Section 2.13 of the Accounting Procedure.

(d)           All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

(e)           All amounts payable to any third party conducting Operations on the Properties during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f)           The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Properties incurred by the nonwithdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Proceeds interest.

(g)           Interest on monies borrowed or advanced for costs and expenses at an annual rate equal to three (3) percentage points above the Prime Rate, but in no event in excess of the maximum permitted by law.

(h)           An allowance for reasonable working capital and inventory.

(i)           Reasonably anticipated reclamation costs, including costs for establishing funds or acquiring bonds or other surety or insurance products necessary to secure the performance of reclamation.

(j)           Actual costs of Operations.

(k)           All amounts payable to the lessor under the Leases, and all production royalties payable to third parties.

Consideration paid for any Transfer of the remaining Participant’s interest in any of the Leases or other Assets and overriding royalties or other production-related payments out of the working interest of the remaining Participant shall not be included in costs deductible in the calculation of Net Proceeds.  Any Transfer of the Leases shall remain subject to the Net Proceeds interest.

It is intended that the remaining Participant shall recoup from net cash flow all of its contributions for Exploration, Development, Mining, and marketing Products after the other Participant has been converted to a Net Proceeds interest and has withdrawn from the Venture before any Net Proceeds are distributed to the Participant holding a Net Proceeds interest.  No deduction shall be made for income taxes depreciation, amortization or depletion.  If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods.  Gross revenue shall be calculated based on the actual revenues received by the nonwithdrawing Participant from the sale of Products.  If Products are sold to an Affiliate of the nonwithdrawing Participant, however, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchaser FOB the converter to which Products are delivered,  Such fair market value shall be determined based on the most recently published month-end Trade Tech Spot Price Indicator for U3O8 in the Nuclear Market Review and the UX U3O8 Price in the UX Weekly (“Indicators”) for the month immediately preceding the transaction with the Affiliate.  In the event that one of the Indicators shall cease to be published, then the fair market value shall be determined by using the other Indicator.  In the event that both Indicators shall cease to be published or are materially altered in definition or method of calculation, the nonwithdrawing Participant shall select a replacement Indicator, with the intent of reproducing as closely as possible the pricing being replaced.

2.           Payment of Net Proceeds.  Payments of Net Proceeds shall commence in the calendar year next following the calendar year in which Net Proceeds are first realized, and shall be made forty five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year.  The recipient of such Net Proceeds payments shall have the right to audit such payments within the time and in the manner provided in Section 10.6(b) of the Agreement.  Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

3.           Definitions.  All capitalized words and terms used herein have the same meaning as in the Agreement to which this Exhibit C is attached.

C-2

EXHIBIT D
to
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide through self insurance, protection for the Participants comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of Dollars for bodily injury and property damage; (ii) automobile insurance with combined limits of Dollars; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations, and as required by the Leases.  If the Manager elects to self insure, it shall charge to the Joint Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage.  Each Participant shall self insure or purchase for its own account such additional insurance as it deems necessary.

D-1

EXHIBIT E
to
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

INITIAL PROGRAM AND BUDGET

E-1

EXHIBIT F
to
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

MAP OF TEXAS COUNTIES

F-1

EXHIBIT G
to
Mining Venture Agreement
Between
URI, Inc. and
Cameco Texas Inc.
Dated ____________________

FORM OF GUARANTY

EXHIBIT C
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

INITIAL PROGRAM AND BUDGET

Los Finados 2011 Budget
60 hole Program with One Million Dollar Limit

			Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11

Description	$/Lb.		1	2	3	4	5	6	7	8	9
Salaries-Direct		$52,500	$9,375	$9,375	$9,375	$8,125	$8,125	$8,125	$-	$-	$-
Wages-Direct		$32,240	$5,373	$5,373	$5,373	$5,373	$5,373	$5,373	$-	$-	$-
Insurance-Workmans Compensation		$1,612	$269	$269	$269	$269	$269	$269	$-	$-	$-
Payroll Taxes		$6,483	$1,128	$1,128	$1,128	$1,033	$1,033	$1,033	$-	$-	$-
Salaries & Burden Clearing		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Other Salaries & Burden		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Medical Insurance		$18,906	$3,220	$3,220	$3,220	$3,082	$3,082	$3,082	$-	$-	$-
Life Insurance		$329	$56	$56	$56	$54	$54	$54	$-	$-	$-
401K Contributions		$3,390	$590	$590	$590	$540	$540	$540	$-	$-	$-
401K Bonus Match		$1,695	$295	$295	$295	$270	$270	$270	$-	$-	$-
Vacation Accrual		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Bonus/Incentive Awards		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Stock Compensation Expense		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Uniforms		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Taxable Moving Expenses		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Employee Moving Expenses		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Office Rent		$7,290	$1,915	$1,075	$1,075	$1,075	$1,075	$1,075	$-	$-	$-
Telephone/Telegraph		$1,440	$240	$240	$240	$240	$240	$240	$-	$-	$-
Postage/Freight		$600	$100	$100	$100	$100	$100	$100	$-	$-	$-
Copy Equipment		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Other Equipment & Rental		$40,140	$-	$8,900	$7,810	$7,810	$7,810	$7,810	$-	$-	$-
Office Supplies		$900	$150	$150	$150	$150	$150	$150	$-	$-	$-
Hiring Fees / Physical Exams		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Office Equipment Maintenance		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Computer Eqpt & Supplies		$600	$100	$100	$100	$100	$100	$100	$-	$-	$-
Soda Fund		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Professional Fees		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Club Dues		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
IT & Website Maintenance		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Management Meeting Expenses		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Bank Fees/Sevice Charges		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Insurance-General		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Maps		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Drafting & Printing		$600	$100	$100	$100	$100	$100	$100	$-	$-	$-
Membership Dues		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Publications & Subscriptions		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Licenses, Permits & Fees		$8,200	$5,500	$540	$540	$540	$540	$540	$-		$-
Bond Premiums		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Public Company Fees		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Community Relations/PR Services		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gov't Affairs/PR Services		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Seminars & Conventions		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Advertising & Promotion		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Wire Service Subscription Fees		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Political Contribution		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Personal Property Tax		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Purchased Land		$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

Los Finados 2011 Budget
60 hole Program with One Million Dollar Limit

		Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11

Description	$/Lb.	1	2	3	4	5	6	7	8	9
Delay Rentals	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Lease Acquisition/Renewal Bonus	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Surface Use/Right of Way	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Surface Damage Payment	$6,000	$-	$1,200	$1,200	$1,200	$1,200	$1,200	$-	$-	$-
Advance Min Royalty-Bonus(Open)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Advance Min Royalty-Bonus(Closed)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Advance Min Royalty-Rental(Open)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Advance Min Royalty-Rental(Closed)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Advance Min Royalty-Rental(Open) Legal	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Purchased Mineral Rights	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Transportation - Air & Car	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Meals & Entertainment	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Misc. Travel Expense	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Legal	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Outside Accounting	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Outside Services	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Capitalized Interest	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Contract Electrical Service	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Contract Welding Service	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Security	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Env-Consultant Fees-Disposal Well	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Env-Consultant Fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Env-Permit Applications	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Env-Baseline Chemistry	$4,500	$-	$4,500	$-	$-	$-	$-	$-	$-	$-
Env-Operational Analyses	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Env-Surface Discharge	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Environmental - Miscellaneous	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Reclamation Costs	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Water Hauling	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Safety	$450	$75	$75	$75	$75	$75	$75	$-	$-	$-
Backhoe Rental	$10,800	$1,800	$1,800	$1,800	$1,800	$1,800	$1,800	$-	$-	$-
Drilling	$382,582	$4,000	$74,321	$74,321	$81,298	$74,321	$74,321	$-	$-	$-
Logging	$12,200	$-	$2,400	$2,400	$2,600	$2,400	$2,400	$-	$-	$-
Disequilibrium Logging	$2,000	$-	$400	$400	$400	$400	$400	$-	$-	$-
Cement	$95,160	$-	$18,720	$18,720	$20,280	$18,720	$18,720	$-	$-	$-
Plugging (Cementing Ser.)	$30,500	$-	$6,000	$6,000	$6,500	$6,000	$6,000	$-	$-	$-
Dirt Work	$27,000	$-	$5,400	$5,400	$5,400	$5,400	$5,400	$-	$-	$-
Vacuum	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Drilling Water	$12,000	$-	$2,400	$2,400	$2,400	$2,400	$2,400	$-	$-	$-
Surveying	$3,000	$-	$600	$600	$600	$600	$600	$-	$-	$-
Outside Assaying	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Chemical & Mud	$47,580	$-	$9,360	$9,360	$10,140	$9,360	$9,360	$-	$-	$-
Misc. Drilling Supplies	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Coring Supplies	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Bits	$42,200	$-	$8,400	$8,400	$8,600	$8,400	$8,400	$-	$-	$-
Forklift	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Casing	$8,905	$-	$-	$-	$8,905	$-	$-	$-	$-	$-

Los Finados 2011 Budget
60 hole Program with One Million Dollar Limit

		Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11

Description	$/Lb.	1	2	3	4	5	6	7	8	9
Perforating	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Screen	$220	$-	$-	$-	$220	$-	$-	$-	$-	$-
Hoist Truck	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Dev. - Rigtime	$2,120	$-	$-	$-	$2,120	$-	$-	$-	$-	$-
Well Dev. - Logging	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Dev. - Misc.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Dev. - Underreamers	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Dev. - Gravel Pack Hdwe.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Well Dev. - Gravel Pack Sand	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
PFN Logging Tool	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Field Clean-up and Debris Disposal	$900	$150	$150	$150	$150	$150	$150	$-	$-	$-
Sodium Carbonate	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Sulfuric Acid	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Potash	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Hydrochloric Acid	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Caustic Soda	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Hydrogen Peroxide	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Oxygen	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Carbon Dioxide	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Brine	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Resin	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Sodium Bicarbonate	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Sodium Bisulfite	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Misc. Chemicals	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Utilities - Electrical. Plant Operations	$1,500	$-	$300	$300	$300	$300	$300	$-	$-	$-
Utilities - Water	$450	$-	$90	$90	$90	$90	$90	$-	$-	$-
Submersible Pumps	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Submersible Motors	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Field Piping & Valves	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Meters	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Oxygen System	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Field Electrical	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Wellfield Instrumentation	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Wellhouse	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Compressors	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Misc. Field	$1,200	$200	$200	$200	$200	$200	$200	$-	$-	$-
Mowing / Land Clearing	$8,000	$8,000	$-	$-	$-	$-	$-	$-	$-	$-
Hand Tools	$200	$200	$-	$-	$-	$-	$-	$-	$-	$-
Welding Supplies	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Piping & Valves	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Disp. Well Inst.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Screens & Resin Traps	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pumps	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Tanks	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Electrical	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Filter Press	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Sand Filters	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

Los Finados 2011 Budget
60 hole Program with One Million Dollar Limit

		Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11

Description	$/Lb.	1	2	3	4	5	6	7	8	9

Plant Steel Structures	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Corrosion Control	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Misc. Plant	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Bldgs.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Evaporation Ponds	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Foundation	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Water Purification	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Roads	$2,500	$-	$500	$500	$500	$500	$500	$-	$-	$-
Gas, Oil, Grease	$27,400	$13,400	$3,000	$3,000	$3,000	$3,000	$2,000	$-	$-	$-
Disposal Wells	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Pipeline	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
RO Unit	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Lab Supplies	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
RO Membrane	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Plant Office Furniture	$250	$250	$-	$-	$-	$-	$-	$-	$-	$-
Plant Office Equip.	$250	$250	$-	$-	$-	$-	$-	$-	$-	$-
Water Well	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Fencing	$2,500	$-	$2,500	$-	$-	$-	$-	$-	$-	$-
Bag Filters	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Yellowcake Dryer	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Yellowcake Hauling Chgs.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Yellowcake Process Fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Insurance-Yellowcake Transit	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Storage Chgs.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Yellowcake Drying Fee	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Yellowcake Drums	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cooling Tower	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
11e2 Byproduct Disposal	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Field Equip. Repairs & Maint.	$1,200	$200	$200	$200	$200	$200	$200	$-	$-	$-
Vehicle Repairs & Maint.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Mileage Chgs.	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Vehicles - Pickups	$6,000	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000	$-	$-	$-
Vehicles - Tractors & Trucks	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Vehicles - Slurry Trailer	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Vehicles - Automobiles	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Vehicles - Other	$5,000	$5,000	$-	$-	$-	$-	$-	$-	$-	$-
Liability and Umbrella Insurance	$33,200	$200	$200	$200	$32,200	$200	$200	$-	$-	$-
Cameco Resources Project Costs	$19,600	$3,920	$3,920	$3,920	$3,920	$3,920
2011 Project Totals	$974,291	$67,056	$179,147	$171,057	$222,958	$169,496	$164,576	$-	$-	$-

Cumulative Totals			$67,056	$246,203	$417,261	$640,219	$809,715	$974,291	$974,291	$974,291	$974,291

	$/Lb.
Labor		$117,154	$20,306	$20,306	$20,306	$18,745	$18,745	$18,745	$-	$-	$-
Auxiliary Costs and Filing Fees		$60,220	$8,180	$11,280	$10,190	$10,190	$10,190	$10,190	$-	$-	$-
Environmental		$5,400	$150	$4,650	$150	$150	$150	$150	$-	$-	$-
Well Completion Costs		$676,267	$5,800	$129,801	$129,801	$151,263	$129,801	$129,801	$-	$-	$-

Los Finados 2011 Budget
60 hole Program with One Million Dollar Limit

		Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11

Description	$/Lb.	1	2	3	4	5	6	7	8	9
Chemicals	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Electrical & Water	$1,950	$-	$390	$390	$390	$390	$390	$-	$-	$-
Wellfield Hardware Maintenance	$9,400	$8,400	$200	$200	$200	$200	$200	$-	$-	$-
Plant Hardware Maintenance	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Ancillary Field Costs	$32,900	$13,900	$6,000	$3,500	$3,500	$3,500	$2,500	$-	$-	$-
Yellowcake Drying and Handling	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Vehicle Repairs and Maintenance	$12,200	$6,200	$1,200	$1,200	$1,200	$1,200	$1,200	$-	$-	$-
Surface Damage/Liability insurance	$39,200	$200	$1,400	$1,400	$33,400	$1,400	$1,400	$-	$-	$-

Totals	$954,691	$63,136	$175,227	$167,137	$219,038	$165,576	$164,576	$-	$-	$-

In-Place Pounds in Place:
1,000,000	0	Dried Pounds	0	0	0	0	0	0	0	0	0
	Cumulative Dried Pounds		0	0	0	0	0	0	0	0	0

Period Cost, $/Lb.			$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Cumulative Cost/Cumulative Production, $/Lb.			$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

EXHIBIT D
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

SHORT FORM MEMORANDUM FOR RECORDING

WHEN RECORDED RETURN TO:

James M. King
Baker & Hostetler LLP
303 E. 17th Ave., Suite 1100
Denver, CO 80203

MEMORANDUM OF AGREEMENT

This Memorandum will evidence the existence of a certain Exploration Agreement between URI, Inc., a Delaware corporation (“URI”), and Cameco Texas Inc., a Texas corporation (“Cameco”), dated  May ___, 2011 (“Contract”),  affecting certain interests in real property in Kenedy County, Texas,  more particularly described in Exhibit A attached hereto and incorporated by this reference (the "Exploration Lands").  URI has the right to conduct exploration and development  activities on the Exploration Lands and to exercise an option to enter into one or more in-situ uranium mining leases (“Leases”) with the owner of the Exploration Lands pursuant to that Uranium Mining Lease Option dated effective December 1, 2010, a memorandum of which has been recorded in the Official Records of Kenedy County, Texas on  [date], at   [enter recording information].

The purpose of this Memorandum is to notify all persons interested in the Exploration Lands that, pursuant to the Contract, under certain circumstances, terms, provisions and conditions set forth in the Contract, Cameco has the right to participate with URI in exploring, evaluating and developing the Exploration Lands and an option to earn an undivided interest in and to the Leases.  The Contract also contains provisions limiting each party’s right to assign its interest therein to any third party, and granting each party preemptive rights to acquire the other party’s interest in the Contract in certain circumstances.  Nothing contained herein shall evidence, create or imply any obligation or liability of the URI or Cameco with respect to the Exploration Lands, and the rights and obligations of such parties among themselves with respect to the Exploration Lands are governed solely by the terms and conditions contained in the Contract.

Cameco and URI are causing the Memorandum to be recorded pursuant to the authority and direction in Section 13.6 of the Contract.  This Memorandum shall not be released except by an instrument executed by both URI and Cameco or their permitted successors and assigns.

Executed as of the dates set forth below, but effective as of the date first set forth above.

[signatures appear on following page]

CAMECO TEXAS INC.,
a Texas corporation

By:  ______________________________________
Name:  ____________________________________
Title:  _____________________________________
Date:  _____________________________________

By:  ______________________________________
Name:  ____________________________________
Title:  _____________________________________
Date:  _____________________________________

URI, INC.,
a Delaware corporation

By:  ______________________________________
Name:  ____________________________________
Title:  _____________________________________
Date:  _____________________________________

ACKNOWLEDGMENTS

STATE OF ____________________

COUNTY OF __________________

This instrument was acknowledged before me on  __________________________________ by ____________________________ as _______________________________ of URI, Inc., a Delaware corporation.

Witness my hand and official seal.

My Commission expires:__________________

____________________________________
NOTARY PUBLIC

STATE OF ____________________

COUNTY OF __________________

This instrument was acknowledged before me on ________________________________ by ____________________________ as _________________________________, and _______________________________ as _______________________________ of Cameco Texas Inc., a Texas corporation.

Witness my hand and official seal.

My Commission expires:__________________

____________________________________
NOTARY PUBLIC

EXHIBIT E
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

TOLL PROCESSING AGREEMENT

TOLL PROCESSING FACILITY AGREEMENT

THIS AGREEMENT made and entered into this ____  day of __________________, by and between URI, Inc., a Delaware corporation (hereinafter referred to as “URI”) and Cameco Texas Inc., a Texas corporation (hereinafter referred to as “Cameco”)

RECITALS

A.           Cameco and URI are parties to that Mining Venture agreement dated _________, ________ (the “Operating Joint Venture”), pursuant to which each of them owns an undivided interest in certain uranium in-situ leases (the “Mining Leases”) covering properties owned by the Kenedy Memorial Foundation located in Kenedy County, Texas, as more particularly described in Exhibit A hereto, and an undivided interest in any Products (as defined in the Operating Joint Venture) produced from the properties covered by the Mining Leases.  The properties subject to such Mining Leases are hereinafter referred to as the “Subject Properties.”  Cameco’s undivided interest in the Mining Leases is __% and URI’s undivided interest is __%.  [To be filled in when Operating JV is signed]  Such undivided interests are hereinafter sometimes referred to as their “Ownership Percentages.”  In their capacities as joint venturers under the Operating Joint Venture, Cameco and URI are herein referred to as the “Joint Venturers.”  Cameco is the Manager of the Joint Venture (the “Manager”).

B.           Under the Operating Joint Venture, each of Cameco and URI is permitted and required to take its production in kind.

C.           URI owns and operates a processing plant at Kingsville, Texas (hereinafter called the “KVD Processing Facility”) and a separate processing plant at San Diego, Texas (the “Rosita Processing Facility”) for the elution of Resins and the concentration of uranium solutions.

D.           It is a condition of the execution and delivery of the Operating Joint Venture that URI agree to process, at either the KVD Processing Facility or the Rosita Processing Facility, and that Cameco contract with URI to process Cameco’s share of uranium obtained from the Subject Properties.

E.           It is understood that Resins delivered to URI for processing at either the KVD Processing Facility or the Rosita Processing Facility will contain Resins owned __% by Cameco and __% by URI, [To be filled in when Operating JV is signed] that URI will strip, elute, precipitate and dry (collectively, “process,”) the Resins into uranium concentrate (“Concentrate”) and transport the Concentrate to the Converter on behalf of itself and Cameco.  This Agreement is intended to set forth the basis on which Cameco will compensate URI for processing, concentrating and transporting Cameco’s share of the Concentrate to the Converter.

NOW, THEREFORE, in consideration of the following mutual promises, Cameco and URI agree as follows:

1.           Definitions.  In addition to the terms defined above, the following terms and phrases, when used in this Agreement, shall have the following meanings:

1.1            “Concentrate” or “Concentrates” means Yellowcake, as produced from eluates by the Processing Facility, conforming to the minimum specifications mandated by the Converter.

1.2            “Concentrate Lot” means a quantity of Concentrate dried and packaged by URI as provided herein.  Subject to limitations put on URI by the common carrier, a Concentrate Lot would consist of not more than 56 drums containing not more than 44,500 pounds gross aggregate weight.

1.3            “Converter” means the Converdyn conversion facility at Metropolis, IL, or the Blind River conversion facility in Blind River, Ontario.

1.4            “Effective Date” means ________________________, 20__.

1.5            “Estimated Converter Weight” means the dry weight of U3O8 in any Concentrate Lot delivered to the Converter based on the Concentrate Lot’s gross weight as measured by the Converter less the tare weight as provided by URI and the moisture content as determined by the Converter during its normal weighing and sampling procedure.  This is an estimate only and is subject to adjustments following assaying and sampling at the Converter and any umpire analysis that may be required.

1.6            “Loaded Resin” or “Loaded Resins” means uranium bearing Resins delivered from the Subject Properties to the Processing Facility, for the purpose of stripping the uranium from the Resin and returning barren Resins to Cameco after processing, which conforms to the following specifications:

(a)           There shall be no Resin beads smaller than 525 microns (XLT sizing) and broken beads shall not comprise more than 5% of the total of any Resin batch by volume.

(b)           The Loaded Resin shall be free flowing and free of injurious materials, contaminants and formation sands.  Loaded Resin that contains more than 2% of these materials by volume will be rejected.  Any such rejected load, since it will already be in the system, will be processed but will be assessed an extra elution charge set forth in Section 8.2 for the rejected load to make up for time and material and lost opportunity

1.7            “Maximum Processing Commitment” means production of not more than 65,000 pounds of Concentrate in any one month but in no case more than 720,000 pounds in any consecutive 12-month period.

1.8            “Maximum Limits Concentrates” means the maximum amount of each of the elements specified in the Standard Concentrates Specifications that may be included in the Concentrates delivered to the Converter before surcharges are assessed by the Converter.

1.9            “Ownership Percentage” means the undivided interest of Cameco and undivided interest of URI specified in Recital A.

1.10            “PIP” means uranium values contained in liquid or solid form that are contained in the elution, precipitation or drying circuits at the Processing Facility that have not yet been packaged and weighed.  These uranium values are called product-in-process, hence “PIP.”

1.11            “Processing Facility” means, at the election of URI, either the KVD Processing Facility or the Rosita Processing Facility.

1.12            “Resin” means Dow 21K or equivalent.  URI confirms that Resin that is Dow 21K or equivalent is metallurgically, physically and economically amenable to URI’s ordinary processing processes and procedures at the Processing Facility.

1.13            “Resin Lot” means Resin delivered by Cameco to the Processing Facility in approved trailers in a quantity of not less than 300 cubic feet and not more than 350 cubic feet.  A trailer may contain more than one Lot as long as the Resin is segregated into separate compartments.

1.14            “Standard Concentrates Specifications” means the specifications set by the Converter for the amounts of moisture, uranium, halides, sodium and potassium that are to be included in the Concentrates delivered to the Converter.

2.           Delivery of Loaded Resins.  As Manager of the Operating Joint Venture, Cameco agrees to deliver Loaded Resins containing uranium owned by Cameco and URI to the Processing Facility, and URI agrees to process and concentrate, subject to the terms and conditions hereof, uranium contained on such Loaded Resins on behalf of the Joint Venturers, up to the Maximum Processing Commitment, in accordance with standard practices at the Processing Facility.  URI agrees to perform such processing and concentrating in accordance with applicable industry standards.

3.           Term of Agreement.  This Agreement shall commence on the Effective Date and shall remain in effect for so long as Products are being mined by Cameco from the Subject Properties.  The term hereof will be automatically extended beyond the termination date, if necessary, to permit the processing of any of Cameco’s Loaded Resins on hand at the Processing Facility on the effective date of termination, and to permit delivery of Concentrates therefrom to the Converter.

4.           Cameco’s Commitments to Deliver Loaded Resin.

4.1           Quantity of Resin to be Eluted.  No later than November 30 of each year, Cameco will provide to URI its month-by-month estimate of deliveries for the next calendar year.  Such estimate will include estimates of the number of Resin Lots to be delivered to the Processing Facility and the estimated contained uranium therein by quarter.  Such estimates are to be updated on a quarterly basis to include a 12-month rolling estimate.  Such estimates will not only provide data for URI budgeting for the next year but will also provide the basis for the Concentrates shipment schedule required by the Converter.

4.2           Rates of Delivery of Resin.  It is understood and agreed that because of uncertainties associated with mining activities, Cameco is unable to determine the exact rate at which Loaded Resin will be produced from the Subject Properties.  However, Cameco will use commercially reasonable efforts to deliver to the Processing Facility monthly quantities of Loaded Resin falling within the range between the minimum and maximum quantities set forth in the following schedule.  URI will not be obligated, but may in its discretion elect, to accept monthly quantities of Loaded Resin tendered by Cameco in excess of the maximum delivery amount authorized herein..

Minimum Delivery	Maximum Delivery
Rate (Resin Lots /month) 15	Rate (Resin Lots/month) 45

Such deliveries shall be made in accordance with Paragraph 4.3 in as nearly equal daily amounts as practicable, consistent with good mining and operating practices on the Subject Properties.  The parties acknowledge and agree that Cameco may not be able to meet the monthly minimum delivery target during periods when operations at individual well fields on the Subject Properties are in the start-up phase.

4.3           Loaded Resin Delivery Procedures.  The Loaded Resin will be delivered in bulk Resin trailers approved by URI to the Processing Facility, at the delivery site designated by URI, at Cameco’s sole risk and expense.  Deliveries will be made during normal business hours of the Processing Facility’s delivery station.  A report of all such deliveries will be promptly provided to Cameco or its representative by URI.

4.4           Commitment of Processing Facility Feed. Cameco unconditionally agrees that in consideration of the URI’s agreements contained herein, no Loaded Resin derived from the Subject Properties shall be sold, disposed of for any purpose or committed to any other custom Processing Facility during the term of this Agreement other than by delivery thereof to URI pursuant to this Agreement.  Cameco agrees that the provisions of this Paragraph 4.4 shall be deemed covenants running with its interest in the Subject Properties and shall be binding upon any successor in interest to Cameco’s interest in the Subject Properties, or any portion thereof.  Cameco agrees to execute such further instruments for recording purposes as URI may reasonably request to effect constructive notice of such covenant.

5.           URI’s Rights with Respect to Substandard Resin Shipments.  Nothing in this Agreement shall require URI to accept and it shall have the right to reject any quantity of material delivered by Cameco hereunder which fails to meet the minimum specifications set forth in Paragraph 1.6 above.  Where deliveries of Loaded Resin repeatedly fail to meet the specifications, URI may exercise this right by suspending shipments until the issues are resolved.  Any such rejected material, in the absence of written instructions on disposition delivered by

Cameco within fifteen (15) days after URI shall have notified Cameco of the rejection of such material, which instructions shall provide for disposition at Cameco’s expense, either (1) shall be shipped by URI at the expense of Cameco to the Subject Properties; or (2) shall be stored by URI, at the expense of Cameco (after the expiration of said fifteen (15) days), whichever URI elects.  Cameco shall reimburse URI for all reasonable costs of haulage, transportation, sampling, weighing, handling and demurrage in connection with such material, plus reasonable storage charges if such material is actually stored by URI after such fifteen (15) day period.

6.           URI’s Commitments to Process and Deliver Concentrate.

6.1           Commitment to Process.  URI agrees to process the Loaded Resins delivered by Cameco to the Processing Facility up to the Maximum Processing Commitment.  The Loaded Resin shall be screened, sampled and fed to process as soon as practicable but in no event more than three (3) days after receipt.  A representative sample of the Loaded Resin will be obtained prior to processing and a representative sample of the Stripped Resin will be obtained after elution to determine the effectiveness of the elution process.  Cameco shall have access to such samples and the results of any tests performed thereon at all reasonable times, and URI shall retain all such samples for a period of at least ___________.

URI will process, dry and package the Yellowcake resulting from the processing of the Loaded Resins into 55-gallon drums as specified in Paragraph 6.2 below.  The individual drums will be sampled, sealed, labeled and assembled into a Lot for shipment.  A composite of the individual drum samples will be analyzed for moisture.   A drum lot list will be generated and provided to Cameco.  A typical lot will consist of up to 56 drums of Concentrate containing in the aggregate no more than 44,500 pounds gross weight, or as limited by the common carrier.  Upon the assembly of the Concentrate Lot, URI will notify Cameco that there is a Lot available for shipment to the Converter.

6.2           Packaging of Concentrate.  All Yellowcake Concentrate produced from the Loaded Resins shall be packaged by URI in fifty-five gallon steel full open-head drums meeting USDOT specification UN1A2Y1.2 or equivalent equipped with (a) 5/8 inch bolt-locking ring closures of proper size to hold the tops of drums securely and (b) rubber gaskets to prevent spillage of Concentrate while in transit.  All such drums shall be 34 1/2 inches high and 22 1/2 inches in diameter, plus or minus one-half inch.  The gross weight (including the weight of the drum) of Concentrate in any individual container shall not exceed one thousand (1,000) pounds.  Empty drums will be weighed by URI and the tare weight of each drum marked thereon.  The inside of the drums will be clean and free of foreign matter at the time of packaging.  The outside of the drum will be clean and will be stenciled in paint or otherwise marked in a legible manner on both the top and the side with the Processing Facility, Lot Number, drum number and the tare and gross weight.  Such drums and the weighing and marking thereof will be furnished or caused to be furnished by URI at its expense as part of the services rendered by it hereunder and shall remain the property of URI.

6.3           Shipment of Concentrates to Converter.  Once URI has notified Cameco that a Concentrate Lot is ready for shipment, URI and Cameco will agree on a schedule for delivery of the Concentrate Lot to the Converter of URI’s choosing but complying with applicable contractual commitments of URI and Cameco, but complying with applicable contractual commitments of URI and Cameco.  URI will complete all forms required by the Converter and USDOT regulations including, but not limited to, a Nuclear Material Transaction Report (NRC Form 741), a drum lot list and a Bill of Lading.  URI will contract with a common carrier to ship the Concentrate Lot to the Converter   All fees incurred related to the transport of the Concentrates to the Converter will be paid by URI and fully reimbursed by Cameco within 15 days following receipt of an invoice evidencing such charges.

6.4           Initial Determination of Uranium.  URI will make contractual arrangements with Converter to ensure that, upon receipt of the Concentrate Lot at the Converter, the Concentrate Lot will be weighed and sampled to determine the gross weight, net weight and moisture content using the Converter’s standard methods.  The moisture content of the Concentrates as determined by the Converter shall govern and will be the basis for an Estimated Converter Weight for the Concentrate Lot.  Ownership of the Concentrate Lot will be reflected on the books of the Converter by book transfer to each of URI and Cameco of their Ownership Percentage of the Concentrate Lot.  Each of URI and Cameco will be allocated their Ownership Percentage of 95% of the uranium contained in the Concentrates based on this Estimated Converter Weight.  Any fees incurred for the book transfer will be paid by URI and fully reimbursed by Cameco within 15 days following receipt of an invoice evidencing such charges.  The remaining 5% will be held by URI pending actual assay determination of uranium content by the Converter.  Upon final determination of uranium content for any given lot, Cameco will be allocated its Ownership Percentage of the remaining 5%, net of any Converter adjustments, in a subsequent Converter Lot book transfer to minimize transfer fees.

6.5           Quality of Concentrate Delivered to Converter.  Concentrate delivered to the Converter shall satisfy the Standard Concentrates Specifications and shall not exceed the Maximum Limits Concentrates.  Should the Concentrate Lot exceed the Maximum Limits Concentrates, then URI will be liable for the surcharges for moisture, uranium, halides, sodium and potassium penalties.  Penalties assessed because of deficiencies in the other constituents will be borne by Cameco.  If the Concentrate Lot is rejected by the Converter because of uranium content, moisture, halides sodium or potassium, URI will replace the Concentrate Lot with Concentrates that meet the minimum rejection limits at its own cost.  Ownership of the rejected lot will then pass back to URI.  If the Concentrate Lot is rejected because of any of the other constituents, URI has no liability or responsibility for the shipment, and Cameco shall be obligated to replace the Concentrate Lot with Concentrates that meet the minimum rejection limits at its own cost.

6.6           Cameco’s Licensing.  Cameco agrees that it will, at all times during the term of this Agreement, be properly licensed by the Nuclear Regulatory Commission and/or the Texas Commission on Environmental Quality to conduct its mining activities on the Subject Properties.  Cameco agrees to furnish URI with evidence of such license and provide URI with all amendments as they are issued.

 6.7           URI will not comingle Resin Lots with material mined at other properties by URI or other parties.

7.           Weighing, Sampling and Assaying of Concentrate.

7.1           Weighing, Sampling and Assaying of Concentrates.  Prior to shipment to the Converter, each drum of Concentrate will be accurately weighed and marked using standard URI techniques and the aggregate weight, moisture and estimated uranium content of all drums in a lot reported to Cameco using URI’s standard drum list.

The determination as to the number of estimated pounds of U3O8 in the Concentrate in each drum shall be determined by the following assaying and sampling procedures:

For the purpose of estimating the moisture and uranium content in the Concentrate Lot, URI shall take a representative sample of Concentrate from each drum by the closed auger method after such drum is filled sampling the drum from top to bottom.  A composite sample shall then be made from all of such samples for each Lot.  This composite sample shall be divided into five (5) pulps of approximately one hundred fifty (150) grams each and distributed as follows:

(i)           Cameco or its representative will receive two (2) pulps;

(ii)           URI will retain one (1) pulp;

(iii)           The other two pulps will be reserved by the URI for possible umpire analysis;

Cameco may, if it so elects and at its own expense, have a representative present at the time drums of Concentrate are filled and weighed and sampled, but failure to have a representative present shall constitute a waiver of such right with respect to that particular Lot.

8.           Processing Charges.  Cameco as operator shall pay to URI as compensation for treating Loaded Resin an amount computed in accordance with the following.  Each of the following costs represent 100% of the costs associated with 100% of the Loaded Resins.  URI will reimburse Cameco for its Ownership Percentage of all such costs.

8.1           Fixed Cost Reimbursement.  For deliveries from 0 to 40,000 pounds per month, Cameco will pay to URI a monthly fee of $100,000.00 for one month of training personnel to operate the Processing Facility and for each month the Processing Facility is ready to receive or actually receives Loaded Resin, beginning with the first calendar month that Cameco has notified URI to be ready to receive deliveries in accordance with the delivery estimates referenced in the second following sentence.  For deliveries of over 40,000 pounds per month, the monthly fee will be $120,000.00.  Delivery estimates will be based on the annual schedule for deliveries provided URI by Cameco at the start of every year.  This payment will be pre-paid at the 1st of every month.  Should actual deliveries during any month exceed 40,000 pounds when originally estimated to be below 40,000 pounds, the fee for the additional fixed cost will be invoiced separately at the end of the month in which the production is processed.  All charges related to fixed costs will be adjusted for inflation or deflation on an annual basis, effective January 1st of each year, by 100% of the change in the CPI-All Commodities index using January 2011 as the base.

8.2           Elution Related Costs.  Cameco will pay to URI $1,500.00 for every elution performed on a Lot of Loaded Resin.  The elution-related costs will be paid within 15 days after receipt of invoice from URI and will be evidenced by the number of elutions reported on the monthly report within 15 days after the end of each month Cost per elution will be adjusted for inflation or deflation on an annual basis, effective January 1st of each year, by 100% of the change in the CPI-All Commodities index using January 2011 as the base.

8.3           Pound-Related Costs.  Cameco will pay to URI $0.75 for every pound of U3O8 recovered.  Payments will be based on 95% of the dry weight of U3O8 as determined by the Converter after receipt of each lot by the Converter and will be invoiced within 15 days of the end of each month for actual deliveries during the preceding month.  After final weights and assay information is received, the remaining 5% will be paid, adjusted for losses as determined by the Converter as evidenced by the Converter’s final settlement documents.  The per pound fee will be adjusted for inflation or deflation on an annual basis , effective January 1st of each year, by 100% of the change in the CPI-All Commodities index using January 2011 as the base.

8.4           Resin Cleaning Costs.  When requested by Cameco, URI will clean fouled Resin on a cost plus 25% basis.

8.5           Costs Related to Product in Process.  With the exception of the fixed costs per elution, no costs will be incurred nor payment made for PIP inventory, including uranium contained in the elution system, in slurry, in the filter press, in storage bins or in the dryer.

8.6           Transportation Costs.  Costs related to the expense of shipping the dried Concentrates from the Processing Facility to the Converter will be paid by URI and reimbursed by Cameco within 15 days of receipt of URI’s invoice evidencing such charges.

8.7           Converter Charges.  Costs related to weighing and sampling of the Concentrates upon arrival at the Converter will be paid by URI and reimbursed by Cameco within 15 days of receipt of URI’s invoice evidencing such charges.

8.8           Capital Improvements.  Cameco will reimburse URI for the cost of all capital improvements, such as new or additional dryers, made by URI in order to process the Concentrates under this Agreement.  Six months prior to the anticipated commencement of Resin deliveries, Cameco will pay to URI the sum of $250,000 to allow for the repair and upgrade of the Processing Facility to allow it to accept Resin deliveries.  Should Cameco desire to increase the processing capacity of the Processing

Facility to over 720,000 pounds per year, it shall, with six months lead time prior to the need for extra capacity, pay to URI the sum of $585,000 to allow for URI to make the capital improvements to the Processing Facility necessary to allow for the requested increase in processing capacity.  The amount of all payments required under this Paragraph 8.8 will be adjusted for inflation or deflation on an annual basis, effective January 1st of each year, by 100% of the change in the CPI-All Commodities index using January 2011 as the base.   The incurrence of any capital expenditures in excess of $835,000 (as adjusted for inflation) will require the approval of both Cameco and URI.

8.9           Invoicing and Payment.  On or before 15 days following the end of the month in which Loaded Resins are received and eluted, URI shall furnish Cameco with a statement showing the number of Loaded Resin Lots received during the preceding calendar month, the contained uranium in each Loaded Resin lot based on material balances including the elution and slurry circuits, and the treatment charge based upon such production details.  Within fifteen (15) days after receipt of such invoice, Cameco shall pay such treatment charges.

8.10           Disputes.  With respect to any amounts invoiced to Cameco under this Article 8 or amounts URI otherwise claims it is owed by Cameco under any of the other provisions of this Agreement, if Cameco in good faith disputes its obligation to pay any such amount, it shall notify URI and the provisions of Article 16 shall apply.  During the pendency of any such dispute, each party shall continue to perform its obligations under this Agreement, including payment of undisputed amounts.

9.           Ownership of Product in Process and 11e2 Byproduct Material.  Title to and ownership of uranium delivered by Cameco to URI hereunder and of the Concentrate and other constituents shall remain in URI and Cameco in accordance with their Ownership Percentages, except that title to all solid and liquid waste streams from the Loaded Resins delivered hereunder shall pass to URI at the time said Loaded Resins are received.  The relationship of Cameco and URI hereunder shall, with respect to the uranium on the Loaded Resins delivered hereunder and to the Concentrates and other constituents, until such Concentrate and other constituents are delivered to the Converter, be that of bailor and bailee.

10.           Taxes.

10.1           Liability for Taxes.  Cameco shall be responsible for the payment of and shall pay all taxes on the value of uranium contained in the Loaded Resins delivered hereunder and all taxes with respect to or computed by reference to the mining thereof, the severance thereof from the ground, the delivery thereof to URI and the ownership of Concentrate and other products pursuant to this Agreement.  Cameco shall also be responsible for the payment of and shall pay all taxes with respect to the concentration or treatment of such Loaded Resins to the extent that such taxes shall be imposed upon Cameco because of its being an owner.  Nothing in this Agreement, however, shall render Cameco liable for any taxes imposed on URI or on its property, including but not limited to franchise taxes, taxes imposed upon URI because of its being in the business of concentrating or treating Concentrates generally, or any taxes imposed upon or measured by URI’s income.

11.           Covenants, Warranties and Representations.

11.1           Cameco’s Covenants, Warranties and Representations.  Cameco represents and warrants as follows, with knowledge that URI is relying thereon in entering into this Agreement.

  (c)           Cameco has the resources and expertise necessary to operate the Subject Properties, to extract uranium values therefrom and to deliver such uranium loaded on the Loaded Resin to URI in accordance with this Agreement.

  (a)           In accordance with the provisions of the Mining Venture Agreement, Cameco agrees to comply with all Federal, State and local statutes, regulations and ordinances pertaining to its operation on the Subject Properties and the handling and delivery of material containing U3O8 extracted therefrom, and to the acceptance from URI of Concentrates produced from such material.

  (b)          This Agreement has been duly authorized and executed by Cameco, and, subject to execution by URI, is binding on and enforceable against Cameco in accordance with its terms.  The execution, delivery and performance of this Agreement will not violate any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Cameco is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is to Cameco’s knowledge no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Cameco which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.  Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability.  Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

11.2           URI’s Covenants, Warranties and Representations; Disclaimer.  URI warrants and represents as follows, with knowledge that the Cameco is relying thereon in entering into this Agreement.

  (a)           URI is licensed by the Texas Commission on Environmental Quality through Radioactive Materials License R03653 to possess and process unlimited quantities of uranium bearing solutions, uranium slurries, dried uranium Concentrates and by-product material at both its Kingsville Dome Project and Rosita Project, from its own mines and from third party sources.

  (b)           URI agrees to comply with all Federal, State and local statutes, regulations and ordinances pertaining to its operation of the Processing Facility and its performance of this Agreement, expressly including compliance with the requirements of the Texas Commission on Environmental Quality and the Nuclear Regulatory Commission.

  (c)           Upon completion of the rehabilitation of the Processing Facility utilizing the $250,000 provided in Section 8.8, URI confirms that the Processing Facility has and will continue to have throughout the term of this Agreement the capacity to process the Maximum Processing Commitment.

  (d)           This Agreement has been duly authorized and executed by URI, and, subject to execution by Cameco, is binding on and enforceable against URI in accordance with its terms.  The execution, delivery and performance of this Agreement will not violate any order of any court or other agency of government; or any provision of any indenture, agreement (oral or written) or other instrument to which URI is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is to URI’s knowledge no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on URI which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder.  Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability.  Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

  (e)           Subject to its obligation to comply with the provisions of Article 2, URI disclaims any warranty, express or implied, with respect to the Concentrate or other products.  URI expressly disclaims any warranty with respect to such Concentrate or other returnable products of merchantability or fitness for a particular purpose.

12.           Force Majeure.  Except for the duty to make payments already due under this Agreement, neither party shall be liable to the other for delay or failure to perform its obligations hereunder during periods in which its performance is prevented or delayed by any cause reasonably beyond the control of such party, which causes herein are called “force majeure”, and delay or failure of performance due to such cause shall not constitute a breach of or failure to perform this Agreement or any obligation hereunder; provided, however, that the party so prevented from complying with its obligations under this Agreement shall promptly notify the other party thereof and shall exercise diligence in an endeavor to remove or overcome the cause of such inability to comply; and provided, further, that the settlement of strikes and lock-outs or any decision to challenge or not to challenge the validity of a statute or regulation shall be entirely within the discretion of the party subject to force majeure.

In the event that a force majeure should reduce either party’s capacity to produce, transport or process uranium-bearing solutions, such party shall have the sole right to determine the extent, if any, to which its performance hereunder shall be reduced and excused, and shall notify the other party of the same, but any such reduction shall not exceed the reduction in capacity caused by such force majeure.  If as the result of an event of force majeure URI determines that it must reduce but not stop completely the processing of Resins through its Processing Facility, URI agrees that with respect to Resins from the Subject Properties and Resins from third parties, URI will use whatever available capacity it has at the Processing Facility to process Resins from the Subject Properties, for the duration of the force majeure event.

For purposes of this Agreement, force majeure shall include, but shall not be limited to, mine disasters, major accidents, fires, floods, wind storms, and other damage from the elements, strikes, riots, wars, sabotage, reasonable unavailability of transportation, electrical power, fuel or necessary equipment, reasonable inability to obtain the necessary materials in the open market, damage to or destruction of the Processing Facility, lack or loss of Cameco’s source of uranium, action of government authority (whether valid or invalid), the failure or refusal of the appropriate governmental authority to grant any license or authorization required for (i) the conduct of any mining activities or operations at the Subject Properties, (ii) the operation of the Processing Facility, or (iii) performance of this Agreement on terms reasonably acceptable to such party so long as the party involved has used commercially reasonable efforts to obtain the same, acts of God and acts of the public enemy.

With respect to the obligation to make payments under Paragraph 8.1, notwithstanding any of the provisions of this Article 12 to the contrary, if Cameco or URI declares an event of force majeure, that obligation shall be suspended if the event of force majeure lasts for more than 30 days.

13.           Specific Performance.  The parties hereto acknowledge that by reason of (i) the location of the Subject Properties in relation to the Processing Facility, (ii) the difficulties and expense involved in transporting Loaded Resin suitable for concentration at the Processing Facility, (iii) the limited quantities of proven uranium bearing reserves within the area from which the Processing Facility can reasonably expect to obtain Loaded Resin for concentration, any default by Cameco in delivering or causing to be delivered Loaded Resin as herein set forth or any default by URI in its obligation to process Concentrate as set forth herein may cause irreparable damage to the non-defaulting party hereto.  The parties therefore agree that, in addition to any other remedies that may be invoked for any default hereunder, the remedy of specific performance may be had at any action to enforce this Agreement.

14.           Notices.  Any notices, payments, assay reports or other information herein contemplated to be given, made or delivered to Cameco shall be sufficient if mailed by United States mail, postage prepaid, certified, addressed as follows:

Cameco Texas Inc.
2020 Carey Avenue, Suite 600
Cheyenne, Wyoming  82001
Attention:  President
Telephone: 307-316-7600
Facsimile: 307-635-2749

or to such other address or addresses as Cameco may by notice designate to URI in writing.

Any notices, assay reports, payments or other information herein contemplated to be given, made or delivered to URI shall be sufficient if mailed by United States mail, postage prepaid, certified, addressed as follows:

URI, Inc.
641 East FM 1118
Kingsville, Texas  78363
Attention:  Senior Vice President - Operations
Telephone:  361-595-5731_____________________
Facsimile:  _361-595-0403____________________

or to such other address or addresses as URI may by notice designate to Cameco in writing.

Any such notices shall be deemed to have been given, and any such payments or deliveries shall be deemed to have been made as of the date they are received by the other party.

15.           Inurement, Assignments.  This Agreement shall be binding upon and inure to the benefit of Cameco and URI and their respective successors (whether by merger, consolidation or acquisition of all or substantially all of their respective assets) and permitted assigns.  Neither Cameco nor URI shall assign or transfer any interest in this Agreement, unless such assignment or transfer is (a) in the case of Cameco, made in connection with an assignment of its Participating Interest in the Operating Joint Venture done in accordance with the provisions of the Operating Joint Venture, or (b) in the case of URI, made in connection with an assignment of its Participating Interest in the Operating Joint Venture done in accordance with the provisions of the Operating Joint Venture or in connection with a sale of the Processing Facility.  Such restriction on assignment, however, shall not apply to a merger, consolidation or other corporate reorganization involving Cameco or URI in which the surviving company retains substantially all of the assets and liabilities or Cameco or URI, respectively, or to the sale of all or substantially all of the assets of Cameco or URI.

No assignment of any interest herein shall be effective until the assignee or transferee shall have assumed, in writing, all of the obligations of the assigning party under this Agreement and a copy of such assumption, together with a copy of the instrument of transfer or conveyance, shall have been delivered to the non-assigning party.

16.           Arbitration.  The parties hereby agree that any dispute arising under this Agreement shall be subject to the dispute resolution procedure set forth in this Article 16.

16.1           Negotiation.  The party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party of the nature of the asserted dispute.  Within seven business days of receipt of such notice, _______________ (for Cameco) and __________ (for URI), or their designated successors, shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute.  If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven business days after their conference, circulate to the Senior Management (as defined in Section 16.3 of the Operating Joint Venture) of the respective parties a memorandum outlining in reasonable detail the nature of the dispute.  Within five business days after  receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute.  Senior Management may within the five-day period engage the services of an independent mediator to assist them in attempting to resolve the dispute or may determine that arbitration should be undertaken.  The parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Paragraph 16.1 shall not be used in any legal proceeding against the party that made such statement.

16.2           Arbitration.  If the parties have been unable to resolve a dispute pursuant to Paragraph 16.1, then upon notice by either to the other party, the disputes, claims, controversies, questions or differences shall be finally settled by arbitration (rather than by judicial resolution) in accordance with the arbitration provisions set forth in the remainder of this Article 16.

16.3           Rules.  The following procedural rules shall apply to any arbitration conducted pursuant to this Agreement:

  (a)           Any controversy or claim arising out of or related to this Agreement shall be settled by final and binding arbitration conducted expeditiously in accordance with the AAA Commercial Arbitration Rules, the Optional Procedures for Large, Complex Commercial Disputes, and the Optional Rules for Emergency Measures of Protection (the “Rules”).  In the event of a conflict between this Article 16 and the Rules, this Article 16 shall govern.  The attorney-client and work product privileges will be honored in the arbitration as though the case was being determined in a Texas court.

  (b)           The arbitration shall be conducted before three independent and impartial arbitrators, one to be appointed by each party within 30 days after either party gives written notice of the initiation of arbitration proceedings to the other party, and the third to be appointed by the two arbitrators selected by the parties, not later than 20 days after they have both been selected.  The parties may elect by written agreement to conduct any arbitration before a single arbitrator mutually agreeable to them.

  (c)           The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.  Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need for such depositions.  The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

  (d)           The proceedings shall be conducted in an expeditious manner.

16.4           Scope of Award.  The arbitrators shall have authority to award any remedy or relief that a court of the State of Texas could order or grant.  In making monetary awards, the arbitrators are empowered to award only compensatory damages.  Each party hereby irrevocably waives any damages in excess of compensatory damages, including a waiver of any punitive or multiple damages.  The arbitrators may, in their discretion, grant pre-award interest, and if so, such interest may be at commercial rates during the relevant periods.  The arbitrators may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable.  The failure of a party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrators may award such lesser sanctions as they deem appropriate.

16.5           Draft Award.  Prior to rendering their final award, the arbitrators shall submit to the parties an unsigned draft of the proposed award (exclusive of any award of costs and attorney’s fees) and each party, within 30 days after receipt of such draft award, may serve on the other parties to the arbitration and file with the arbitrators:  (i) a written statement outlining any claimed errors of fact, law, computation or otherwise; and (ii) a certification by the party’s counsel of the costs and attorneys’ fees directly expended in the arbitration.  Within 30 days after receipt of the written statement of each party to the arbitration, the arbitrators shall render their final award.  The award shall state the reasoning on which it rests.

16.6           Attorneys’ Fees.  In the final award, the arbitrators are authorized to award, as the arbitrators deem fair and just, to the party deemed by the arbitrators to be the prevailing party, that party’s costs and reasonable attorneys’ fees.

16.7           Deadlines.  All deadlines specified in this Article 16 may be extended by mutual written agreement of the parties.

16.8           Performance.  Each party shall be required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

16.9           Temporary Relief.  The procedures specified in this Article 16 will be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement that are not resolved pursuant to the provisions of

Paragraph 16.1, and shall survive the termination of this Agreement; provided, however, that, prior to the appointment of the arbitrators, a party may seek a preliminary injunction or other preliminary judicial relief in the courts of the State of Texas if in the judgment of that party such action is necessary to avoid irreparable damage or to preserve the status quo. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this Article 16.

18.           Indemnification.

18.1           By Cameco.  Cameco shall defend, indemnify, and hold harmless URI, its affiliate, subsidiary and parent companies, and its and their officers, directors, employees, agents and representatives (collectively, for purposes of this Paragraph 18.1, “the URI Indemnified Parties”) from and against any and all liabilities, claims, losses, damages, penalties, forfeitures, suits, and all costs incident thereto, including costs of defense and reasonable attorneys’ fees (collectively, for purposes of this Article 18, “Losses”), arising from or related to (a) any violation by Cameco of any law, governmental regulation or order, in connection with its activities under this Agreement, and (b) Cameco’s breach of any provision of this Agreement.

18.2           By URI.  URI shall defend, indemnify, and hold harmless Cameco, its affiliate, subsidiary and parent companies, and its and their officers, directors, employees, agents and representatives (collectively, for purposes of this Paragraph 18.2, the “Cameco  Indemnified Parties”) from and against any and all Losses arising from or related to (a) any violation by URI of any law, governmental regulation or order, in connection with its activities under this Agreement, and (b) URI’s breach of any provision of this Agreement.

18.3           Indemnification Procedures.  If any claim or demand (a “Claim”) is asserted against any of the Cameco Indemnified Parties or the URI Indemnified Parties (for purposes of the Paragraph 18.3, an “Indemnified Party”) in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, or if an Indemnified Party otherwise believes it may be entitled to indemnification under this Agreement, written notice of such Claim (together with a reasonable description thereof) shall promptly be given to the other party (for purposes of this Paragraph 18.3, the “Indemnifying Party”).  Failure to provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within 30 days after its receipt of the notice of the Claim, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice.  Any damages suffered by the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a Claim in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the

Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of Claims against the Indemnified Party which has arisen out of the indemnified Claim, and shall be made only with the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.  The Indemnified Party may participate in the defense of any Claim at its expense, and until the Indemnifying Party has agreed to defend such Claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party.  If the Indemnifying Party does not elect to contest any third-party Claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such Claim and all costs incurred by the Indemnified Party in the defense of the Claim including the cost of counsel.

19.           Audit Rights.  Cameco shall have the right to inspect and audit (i) the facilities and procedures to be used by URI at the Processing Facility to process, weigh, package and inventory the Concentrate and (ii) the books and records of URI pertaining to its processing of Resins hereunder.  The inspections/audits may be conducted prior to and at any time Resins are in possession of URI, including when being sampled, processed, weighed, packaged or stored.  Cameco shall have the right to take samples, split samples with URI, and/or review books and records related to any of the URI procedures and inventory maintenance including sampling, processing, weighing, inventorying,  packaging, storing or shipping the Concentrate.  Each such inspection/audit will be conducted only after reasonable advance notice to URI, during URI’s normal business hours with a representative of URI present, and shall be conducted in a manner that will not disrupt URI’s operations.  All such inspections/audits shall be conducted at the sole risk of Cameco, in accordance with URI’s standard safety procedures for third parties visiting the Processing Facility, and URI shall not have any responsibility or liability for death or injury to persons engaged in any such inspection/audit or damage to their property, unless that death, injury or damage occurs as a result of URI’s gross negligence or willful misconduct.

20.           Governing Law.  The validity hereof and the performance of the parties hereunder shall be governed by the laws of the State of Texas, other than any such laws which would require the imposition of the laws of another jurisdiction.

21.           Entire Agreement.  This Agreement and the Mining Venture Agreement constitute the only agreements between URI and Cameco concerning the subject matter hereof.  This Agreement may be modified or amended only by the further written agreement of the parties.

22.           Limitation on Damages.  NOTWITHSTANDING THE PROVISIONS OF ARTICLE 18 OR ANY OF THE OTHER PROVISIONS OF THIS AGREEMENT, NEITHER CAMECO NOR URI SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS, PUNITIVE, MULTIPLE OR OTHER SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BREACH OF ANY OF THE PROVISIONS HEREOF.

23.           Change of Manager.  This Agreement has been made and entered into at a time when Cameco is the Manager of the Operating Joint Venture.  If at any time during the term of this Agreement either URI or a third party becomes the Manager under the Operating Joint Venture, then all of the terms and conditions of this Agreement referring to Cameco, other than those set forth in Paragraph 11.1(b), shall be deemed to be references to either URI or the third party that has become the Manager under the Operating Joint Venture, and all of the obligations of Cameco hereunder shall become the obligations of the replacement Manager under the Operating Joint Venture.

IN WITNESS WHEREOF, the parties have executed this Agreement this ____ day of ________________, ______, to be effective as of the effective date.

CAMECO TEXAS INC. By: _________________________________ and By: _________________________________
URI, INC. By: _________________________________

EXHIBIT A

EXHIBIT F
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

GUARANTY FORM

PARENT COMPANY GUARANTY

POWER RESOURCES, INC. d/b/a CAMECO RESOURCES

PARENT GUARANTY (as amended, supplemented or modified from time to time, this “Guaranty”), dated May __, 2011 (the “Effective Date”), by POWER RESOURCES, INC. d/b/a CAMECO RESOURCES, a Wyoming corporation, (“Parent” or “Guarantor”) in favor of the Beneficiaries (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Cameco Texas Inc. (“Subsidiary”) and URI, Inc. (“URI”) have entered into an Exploration Agreement dated the Effective Date (the “Exploration Agreement”);

WHEREAS, it is a condition precedent to the entering into the Exploration Agreement that Guarantor execute and deliver this Guaranty and that Uranium Resources, Inc., a Delaware corporation, execute and deliver a Parent Guaranty, in form similar to this Guaranty (the “URI Parent Guaranty Agreement”); and

WHEREAS, Guarantor is willing to execute and deliver this Guaranty in exchange for the URI Parent Guaranty Agreement;

NOW, THEREFORE, it is agreed:

1.           Certain Defined Terms.

(a)           Capitalized Terms not otherwise defined herein shall have the meanings assigned in the Exploration Agreement.

(b)           As used herein, the following terms shall have the following meanings:

“Agreements” shall have the meaning set forth in Section 2 hereof.

“Beneficiaries” shall mean Uranium Resources, Inc., a Delaware corporation (“URI Parent”), and URI, Inc., a Delaware corporation.

“Effective Date” shall have the meaning set forth in the first paragraph of this Guaranty.

“Guarantied Obligations” shall mean the obligations of Subsidiary under the Exploration Agreement guarantied by Guarantor pursuant to Section 2.

“Exploration Agreement” shall have the meaning set forth in the first recital to this Guaranty.

“Subsidiary” shall have the meaning set forth in the first recital to this Guaranty.

(c)           References to “Sections” if not otherwise specified shall be to the Section of this Guaranty.

2.           Guaranty.  Guarantor, the sole shareholder of Subsidiary, does hereby unconditionally (except as provided herein) guarantee to Beneficiaries, their successors and permitted assigns, the complete and timely performance of all the obligations, terms, and conditions to be carried out or performed by Subsidiary under the Exploration Agreement.  This Guaranty shall continue in force notwithstanding any alterations to or deviations from the Exploration Agreement until all of Subsidiary’s obligations thereunder have been performed.  This Guaranty shall establish the liabilities and responsibilities of the Guarantor and the rights of each Beneficiary hereunder and shall not confer any benefit on any third party.

3.           Guarantor as Primary Obligor.  Subject only to the express limitations herein, the foregoing Guaranty shall be interpreted to mean Guarantor shall be responsible to the Beneficiaries for the true and faithful performance of the Exploration Agreement in the manner and to the same extent as if Guarantor had originally executed the Exploration Agreement in place of Subsidiary.  Should there be any default under the Exploration Agreement on the part of Subsidiary, the Beneficiaries or any of them have the right to proceed immediately against Guarantor without first proceeding against Subsidiary.

4.           Limitations.  Notwithstanding anything contained herein, in no event shall the aggregate of the obligations and liability of Guarantor be greater than the obligations and liability of Subsidiary under the Exploration Agreement; provided, however, that the obligations and liability of the Guarantor under this Guaranty shall not be discharged or released by reason of the discharge or release of Subsidiary in bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the Exploration Agreement by Subsidiary or a trustee, custodian or other representative in bankruptcy, or any other stay or other enforcement restriction, or other reduction, modification, impairment or limitation of liability or remedy of the Beneficiaries that would not have been applicable if Guarantor was the original obligor under the Exploration Agreement (such as, for example, a lack of corporate authority of Subsidiary).

5.           Waivers and Agreements to Preserve Enforceability of Guaranty.

(a)           Guarantor agrees, except to the extent expressly set forth herein, that its obligations hereunder are irrevocable and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety.

(b)           Except as expressly provided in this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty, presentment, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against any person or entity or to pursue any other remedy in its power.

(c)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) notice of the creation or existence of any Guarantied Obligations; (ii) notice of the amount of the Guarantied Obligations; (iii) notice of any adverse change in the financial condition of the Beneficiaries or any Beneficiary or of any other fact that might increase Guarantor’s risk hereunder; and (iv) all other notices (except if such notice is specifically required to be given to Guarantor hereunder) and demands to which Guarantor might otherwise be entitled.

(d)           To the maximum extent permitted by law, Guarantor hereby waives the right by statute or otherwise to require Beneficiary to institute suit against Subsidiary or to exhaust any rights and remedies which the Beneficiaries has or may have against Subsidiary.  In this regard, Guarantor agrees that it is bound to the payment and performance of all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to the Beneficiaries by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of Subsidiary or by reason of the cessation from any cause whatsoever of the liability of Subsidiary in respect thereof.

(e)           To the maximum extent permitted by law , Guarantor hereby waives:  (i) any rights to assert against the Beneficiaries any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Subsidiary or any other party liable to the Beneficiaries; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense based upon or arising out of an election of remedies by the Beneficiaries; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(f)           All rights of the Guarantor against Subsidiary arising as a result of any payment by Guarantor hereunder, whether by way of right of subrogation, contribution or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment or performance in full of all the Guarantied Obligations.

(g)           Subject to the express termination provisions hereof, this Agreement is a continuing guaranty and shall remain in effect until all of the obligations arising under this Guaranty have been paid in full or otherwise satisfied or indefeasibly discharged.  To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future obligations.  If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Beneficiaries, (ii) no such revocation shall apply to any Guarantied Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or other change in the terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Beneficiaries in existence on the date of such revocation and (iv) such a revocation shall constitute an election by Subsidiary to forfeit all its rights under the Exploration Agreement, including any right to receive an interest in the Leases, as defined in the Exploration Agreement.

(h)           Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, the parties to the Exploration Agreement may, by action or inaction:

(i)           Increase, decrease, compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, the Guarantied Obligations; or

(ii)           amend or modify in any manner and at any time (or from time to time) the Exploration Agreement.

6.           Payments.  All payments required to be made pursuant to this Guaranty shall be made in full in United States Dollars and in immediately available funds, free and clear of any and all taxes, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any taxing authority in any jurisdiction.

7.           Representations.  Guarantor hereby makes the following representations, warranties and agreements:

(a)           Guarantor is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of formation and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

(b)           Guarantor has the full power and authority to execute, deliver and perform the terms and provisions of this Guaranty, and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty.  Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which it is a party or by which it or any of its property, or assets is bound or to which it maybe subject or (iii) will violate any provision of any of its organizational documents, which could reasonably be expected to (A) have a materially adverse effect on its assets, business, operations, properties, liabilities, profits or condition (financial or otherwise), (B) result in a material impairment of its ability to perform any of its material obligations under this Guaranty or (C) result in a material impairment of the material rights, remedies or benefits available to the Beneficiaries under this Guaranty.

(d)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or any other action by, any Governmental Authority is or will be required to authorize, or is required (i) in connection with the execution, delivery and performance of this Guaranty or (ii) to ensure the legality, validity, binding effect or enforceability of this Guaranty.

(e)           There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened (i) with respect to this Guaranty or (ii) that could reasonably be expected to (A) materially and adversely affect its business, operations, property, assets, liabilities or condition (financial or otherwise) or (B) have a material adverse effect on the rights or remedies of the Beneficiaries or on the ability of Guarantor to perform its obligations to the Beneficiaries hereunder.

(f)           Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent that such noncompliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on either (i) its business, operations, property, assets, liabilities or condition (financial or otherwise) or (ii) the rights or remedies of the Beneficiaries under this Guaranty or on its ability to perform its obligations under this Guaranty.

8.           Miscellaneous Provisions.

(a)           No failure or delay on the part of the Beneficiaries in exercising any right, power or privilege under this Guaranty and no course of dealing between or among any of the Guarantor, Subsidiary or any of the Beneficiaries, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights, powers and remedies expressly provided in this Guaranty are cumulative and not exclusive of any rights, powers or remedies which the Beneficiaries would otherwise have.  No notice to or demand on any of  the Beneficiaries, Guarantor or Subsidiary in any case shall entitle such person to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Beneficiaries to any other or further action in any circumstances without notice or demand.

(b)           This Guaranty shall be binding upon Guarantor, and its successors and assigns and shall inure to the benefit of the Beneficiaries and their respective successors and assigns.  No Governmental Authority or other person shall be a third party beneficiary hereof or shall have any rights hereunder.  This Guaranty shall remain in full force and effect notwithstanding the assignment by Subsidiary of all or any part of its interest in the Exploration Agreement; provided, however, that this Guaranty shall terminate upon any assignment by Subsidiary of its interest in the Exploration Agreement to which URI consents thereunder.  Such termination shall not relieve the Guarantor of any Guarantied Obligations that have accrued prior to the effective date of such termination.

(c)           This Guaranty is expressly made for the benefit of the Beneficiaries.  Neither this Guaranty nor any provision hereof may be changed, modified, amended or waived except with the prior written consent of the Beneficiaries and Guarantor.

(d)           All notices and other communication under this Guaranty shall be in writing, and shall be addressed respectively as follows:

If to the Beneficiaries:	URI, Inc. 641 East FM 1118 Kingsville, Texas 78363
Attention:	Richard A. Van Horn Senior Vice President – Operations
Telephone:	(361) 595-5731
Facsimile:	(361) 595-0403
With a Copy to:	Uranium Resources, Inc. 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067
Attention:	President
Telephone:	(972) 219-3330
Facsimile:	(972) 219-3311

If to Guarantor:	Cameco Resources 2020 Carey Avenue, Suite 600 Cheyenne, Wyoming 82001
Attention:	President
Telephone:	(307) 316-7600
Facsimile:	(307) 635-2749

All Notices shall be given (a) by personal delivery to the addressee, (b) by electronic communication, capable of producing a printed transmission and confirmation of delivery, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service.  All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.  Either party may change its address by notice to the other party.

(e)           THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE BENEFICIARIES AND GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, OTHER THAN ANY SUCH LAWS WHICH WOULD REQUIRE THE IMPOSITION OF THE LAWS OF ANOTHER JURISDICTION.

(i)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE STATE OF TEXAS.  BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD

OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH.  PERSON, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 8(d), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(ii)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (i) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING, WITHOUT LIMITATION, THOSE REFERRED TO IN SECTION 8(b) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTY.

(f)           If Guarantor shall default in the payment of any amount becoming due under this Guaranty, it shall on demand from time to time pay interest, to the extent permitted by law, directly to the Beneficiaries on such defaulted amount for the period beginning on the date of such default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 4% per annum in excess of the prime rate from time to time, as reported in the “Money Rates” section of The Wall Street Journal.

(g)           This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

POWER RESOURCES, INC. D/B/A CAMECO RESOURCES

By:  __________________________________
Name:  William P. Goranson
Title:  President

and

By:  __________________________________
Name:  Ted Robinette
Title:  Treasurer

ACCEPTED AND AGREED BY BENEFICIARIES:

URANIUM RESOURCES, INC.

By:  _____________________________
Name:  Donald C. Ewigleben
Title:  President and Chief Executive Officer

URI, INC.

By:  ______________________________
Name:  Donald C. Ewigleben
Title:  President and Chief Executive Officer

PARENT COMPANY GUARANTY

URANIUM RESOURCES, INC.

PARENT GUARANTY (as amended, supplemented or modified from time to time, this “Guaranty”), dated May __, 2011 (the “Effective Date”), by URANIUM RESOURCES, INC., a Delaware corporation, (“Parent” or “Guarantor”) in favor of the Beneficiaries (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Cameco Texas Inc. (“CTI”) and URI, Inc. (“Subsidiary”) have entered into an Exploration Agreement dated the Effective Date (the “Exploration Agreement”);

WHEREAS, it is a condition precedent to the entering into the Exploration Agreement that Parent execute and deliver this Guaranty and that Power Resources, Inc., a Wyoming corporation, d/b/a Cameco Resources, execute and deliver a Parent Guaranty, in form similar to this Guaranty (the “Cameco Parent Guaranty Agreement”); and

WHEREAS, Parent is willing to execute and deliver this Guaranty in exchange for the Cameco  Guaranty Agreement;

NOW, THEREFORE, it is agreed:

1.           Certain Defined Terms.

(a)           Capitalized Terms not otherwise defined herein shall have the meanings assigned in the Exploration Agreement.

(b)           As used herein, the following terms shall have the following meanings:

“Agreements” shall have the meaning set forth in Section 2 hereof.

“Beneficiaries” shall mean Power Resources, Inc., a Wyoming corporation d/b/a Cameco Resources (“Cameco Parent”) and Cameco Texas Inc., a Texas corporation,.

“Effective Date” shall have the meaning set forth in the first paragraph of this Guaranty.

“Guarantied Obligations” shall mean the obligations of Subsidiary under the Exploration Agreement guarantied by Guarantor pursuant to Section 2.

“Exploration Agreement” shall have the meaning set forth in the first recital to this Guaranty.

(c)           References to “Sections” if not otherwise specified shall be to the Section of this Guaranty.

2.           Guaranty.  Guarantor, the sole shareholder of Subsidiary, does hereby unconditionally (except as provided herein) guarantee to Beneficiaries, their successors and permitted assigns, the complete and timely performance of all the obligations, terms, and conditions to be carried out or performed by Subsidiary under the Exploration Agreement.  This Guaranty shall continue in force notwithstanding any alterations to or deviations from the Exploration Agreement until all of Subsidiary’s obligations thereunder have been performed.  This Guaranty shall establish the liabilities and responsibilities of the Guarantor and the rights of each Beneficiary hereunder and shall not confer any benefit on any third party.

3.           Guarantor as Primary Obligor.  Subject only to the express limitations herein, the foregoing Guaranty shall be interpreted to mean Guarantor shall be responsible to the Beneficiaries for the true and faithful performance of the Exploration Agreement in the manner and to the same extent as if Guarantor had originally executed the Exploration Agreement in place of Subsidiary.  Should there be any default under the Exploration Agreement on the part of Subsidiary, the Beneficiaries or any of them have the right to proceed immediately against Guarantor without first proceeding against Subsidiary.

4.           Limitations.  Notwithstanding anything contained herein, in no event shall the aggregate of the obligations and liability of Guarantor be greater than the obligations and liability of Subsidiary under the Exploration Agreement; provided, however, that the obligations and liability of the Guarantor under this Guaranty shall not be discharged or released by reason of the discharge or release of Subsidiary in bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the Exploration Agreement by Subsidiary or a trustee, custodian or other representative in bankruptcy, or any other stay or other enforcement restriction, or other reduction, modification, impairment or limitation of liability or remedy of the Beneficiaries that would not have been applicable if Guarantor was the original obligor under the Exploration Agreement (such as, for example, a lack of corporate authority of Subsidiary).

5.           Waivers and Agreements to Preserve Enforceability of Guaranty.

(a)           Guarantor agrees, except to the extent expressly set forth herein, that its obligations hereunder are irrevocable and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety.

(b)           Except as expressly provided in this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty, presentment, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against any person or entity or to pursue any other remedy in its power.

(c)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) notice of the creation or existence of any Guarantied Obligations; (ii) notice of the amount of the Guarantied Obligations; (iii) notice of any adverse change in the financial condition of the Beneficiaries or any Beneficiary or of any other fact that might increase Guarantor’s risk hereunder; and (iv) all other notices (except if such notice is specifically required to be given to Guarantor hereunder) and demands to which Guarantor might otherwise be entitled.

(d)           To the maximum extent permitted by law, Guarantor hereby waives the right by statute or otherwise to require Beneficiary to institute suit against Subsidiary or to exhaust any rights and remedies which the Beneficiaries has or may have against Subsidiary.  In this regard, Guarantor agrees that it is bound to the payment and performance of all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to the Beneficiaries by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of Subsidiary or by reason of the cessation from any cause whatsoever of the liability of Subsidiary in respect thereof.

(e)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) any rights to assert against the Beneficiaries any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Subsidiary or any other party liable to the Beneficiaries; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense based upon or arising out of an election of remedies by the Beneficiaries; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(f)           All rights of the Guarantor against Subsidiary arising as a result of any payment by Guarantor hereunder, whether by way of right of subrogation, contribution or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment or performance in full of all the Guarantied Obligations.

(g)           Subject to the express termination provisions hereof, this Agreement is a continuing guaranty and shall remain in effect until all of the obligations arising under this Guaranty have been paid in full or otherwise satisfied or indefeasibly discharged.  To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future obligations.  If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Beneficiaries, (ii) no such revocation shall apply to any Guarantied Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or other change in the terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Beneficiaries in existence on the date of such revocation and (iv) such a revocation shall constitute an election by Subsidiary to forfeit all its rights under the Exploration Agreement, including any right to receive an interest in the Leases, as defined in the Exploration Agreement.

(h)           Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, the parties to the Exploration Agreement may, by action or inaction:

(i)           Increase, decrease, compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, the Guarantied Obligations; or

(ii)           amend or modify in any manner and at any time (or from time to time) the Exploration Agreement.

6.           Payments.  All payments required to be made pursuant to this Guaranty shall be made in full in United States Dollars and in immediately available funds, free and clear of any and all taxes, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any taxing authority in any jurisdiction.

7.           Representations.  Guarantor hereby makes the following representations, warranties and agreements:

(a)           Guarantor is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of formation and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

(b)           Guarantor has the full power and authority to execute, deliver and perform the terms and provisions of this Guaranty, and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty.  Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which it is a party or by which it or any of its property, or assets is bound or to which it maybe subject or (iii) will violate any provision of any of its organizational documents, which could reasonably be expected to (A) have a materially adverse effect on its assets, business, operations, properties, liabilities, profits or condition (financial or otherwise), (B) result in a material impairment of its ability to perform any of its material obligations under this Guaranty or (C) result in a material impairment of the material rights, remedies or benefits available to the Beneficiaries under this Guaranty.

(d)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or any other action by, any Governmental Authority is or will be required to authorize, or is required (i) in connection with the execution, delivery and performance of this Guaranty or (ii) to ensure the legality, validity, binding effect or enforceability of this Guaranty.

(e)           There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened (i) with respect to this Guaranty or (ii) that could reasonably be expected to (A) materially and adversely affect its business, operations, property, assets, liabilities or condition (financial or otherwise) or (B) have a material adverse effect on the rights or remedies of the Beneficiaries or on the ability of Guarantor to perform its obligations to the Beneficiaries hereunder.

(f)           Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent that such noncompliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on either (i) its business, operations, property, assets, liabilities or condition (financial or otherwise) or (ii) the rights or remedies of the Beneficiaries under this Guaranty or on its ability to perform its obligations under this Guaranty.

8.           Miscellaneous Provisions.

(a)           No failure or delay on the part of the Beneficiaries in exercising any right, power or privilege under this Guaranty and no course of dealing between or among any of the Guarantor, Subsidiary or any of the Beneficiaries, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights, powers and remedies expressly provided in this Guaranty are cumulative and not exclusive of any rights, powers or remedies which the Beneficiaries would otherwise have.  No notice to or demand on any of  the Beneficiaries, Guarantor or Subsidiary in any case shall entitle such person to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Beneficiaries to any other or further action in any circumstances without notice or demand.

(b)           This Guaranty shall be binding upon Guarantor, and its successors and assigns and shall inure to the benefit of the Beneficiaries and their respective successors and assigns.  No Governmental Authority or other person shall be a third party beneficiary hereof or shall have any rights hereunder.  This Guaranty shall remain in full force and effect notwithstanding the assignment by Subsidiary of all or any part of its interest in the Exploration Agreement; provided, however, that this Guaranty shall terminate upon any assignment by Subsidiary of its interest in the Exploration Agreement to which CTI consents thereunder.  Such termination shall not relieve the Guarantor of any Guarantied Obligations that have accrued prior to the effective date of such termination.

(c)           This Guaranty is expressly made for the benefit of the Beneficiaries.  Neither this Guaranty nor any provision hereof may be changed, modified, amended or waived except with the prior written consent of the Beneficiaries and Guarantor.

(d)           All notices and other communication under this Guaranty shall be in writing, and shall be addressed respectively as follows:

If to Guarantor:	Uranium Resources, Inc. 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067
Attention:	President
Telephone:	(972) 219-3330
Facsimile:	(972) 219-3311
With a copy to:	URI, Inc. 641 East FM 1118 Kingsville, Texas 78363
Attention:	Richard A. Van Horn Senior Vice President – Operations
Telephone:	(361) 595-5731
Facsimile:	(361) 595-0403

If to Beneficiaries:	Cameco Resources 2020 Carey Avenue, Suite 600 Cheyenne, Wyoming 82001
Attention:	President
Telephone:	(307) 316-7600
Facsimile:	(307) 635-2749

With a copy to:	Cameco Texas Inc. 2020 Carey Avenue, Suite 600 Cheyenne, Wyoming 82001
Attention:	President
Telephone:	(307) 316-7600
Facsimile:	(307) 635-2749

All Notices shall be given (a) by personal delivery to the addressee, (b) by electronic communication, capable of producing a printed transmission and confirmation of delivery, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service.  All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.  Either party may change its address by notice to the other party.

(e)           THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE BENEFICIARIES AND GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, OTHER THAN ANY SUCH LAWS WHICH WOULD REQUIRE THE IMPOSITION OF THE LAWS OF ANOTHER JURISDICTION.

(i)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE STATE OF TEXAS.  BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH.  PERSON, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 8(d), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(ii)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (i) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING, WITHOUT LIMITATION, THOSE REFERRED TO IN SECTION 8(b) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTY.

(f)           If Guarantor shall default in the payment of any amount becoming due under this Guaranty, it shall on demand from time to time pay interest, to the extent permitted by law, directly to the Beneficiaries on such defaulted amount for the period beginning on the date of such default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 4% per annum in excess of the prime rate from time to time, as reported in the “Money Rates” section of The Wall Street Journal.

(g)           This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

URANIUM RESOURCES, INC.

By:  _____________________________
Name:  Donald C. Ewigleben
Title:  President and Chief Executive Officer

ACCEPTED AND AGREED BY BENEFICIARIES:

POWER RESOURCES, INC. D/B/A CAMECO RESOURCES	CAMECO TEXAS INC.
By: __________________________________ Name: William P. Goranson Title: President By: __________________________________ Name: Ted Robinette Title: Treasurer	By: __________________________________ Name: William P. Goranson Title: President By: __________________________________ Name: Ted Robinette Title: Treasurer

EXHIBIT G
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

JOINT VENTURE OWNERSHIP, CONTRIBUTION,
AND MANAGEMENT ADJUSTMENTS

The form Mining Venture Agreement is drafted assuming Cameco spent exactly $3,500,000 to earn its 70% interest and no further joint funds were expended before the Venture Agreement became effective.  Under other scenarios, the Mining Venture Agreement needs to be revised as follows:

1.	If Cameco stops earning at either 40% or 50% or if joint funds beyond the Cameco amounts are expended, the Initial Contributions under Section 5.1 are as follows:

A	B	C	D	E	F	G	H
Cameco % Participating Interest (Section 6.1)	URI % Participating Interest (Section 6.1)	Cameco Base Initial Contribution (includes credit for Exploration Agreement Bonus)	URI Deemed Base Initial Contribution	Cameco Credit for Joint Exploration Expenditures beyond Cameco Earn-In	URI Credit for Additional Joint Exploration Expenditures beyond Earn-In	Total Cameco Deemed Initial Contribution (Section 51.(a))	Total URI Deemed Initial Contribution (Section 5.1(b))
60%	40%	$1,300,000	$1,950,000	0.4 of total excess expenditures above Cameco’s $1,000,000 Earn-In	0.6 of total excess expenditures above Cameco’s $1,000,000 Earn-In	C+E	D+F
50% (Section 6.1)	50% (Section 6.1)	$2,300,000	$2,300,000	0.5 of total excess expenditures above Cameco’s $2,000,000 Earn-In	0.5 of total excess expenditures above Cameco’s $2,000,000 Earn-In	C+E	D+F
70% (Section 6.1)	30% (Section 6.1)	$3,800,000	$1,628,571	0.7 of total excess expenditures above Cameco’s $3,500,000 Earn-In	0.3 of total excess expenditures above Cameco’s $3,500,000 Earn-In	C+E	D+F

2.	If Cameco earns only a 40% interest in the Leases under the Exploration Agreement:

a.	Section 7.1. URI’s representative will be designated as the chair of the Management Committee.
b.	Section 8.1. URI will be designated as Manager.
c.	The Toll Processing Facility Agreement needs to insert URI as the Operator

EXHIBIT H
TO
EXPLORATION AGREEMENT
BETWEEN
URI, INC. AND CAMECO TEXAS INC.

SOUTH TEXAS PREEMPTIVE RIGHT COUNTIES

Cameron
Hidalgo
Starr
Zapata
Jim Hogg
Brooks
Wilacy
Kenedy
Webb
Duval
Jim Wells
Kleberg
Nueces
San Patricio
Dimmit
La Salle
McMullen
Live Oak
Bee
Refugio
Aransas
Frio
Atascosa
Karnes
Goliad
Bexar
Wilson
Dewitt
Victoria
Calhoun
Jackson
Matagorda
Wharton
Lavaca
Gonzales
Guadalupe
Caldwell
Fayette
Colorado
Brazoria

Fort
Bend
Austin
Waller
Washington
Lee
Burleson
 Bastrop
Brazos
Grimes
Montgomery
Harris
 Chambers
Liberty
San Jacinto
Walker
Trinity
Polk
Angelina
Tyler
Hardin
Jefferson
Orange
Jasper
Newton
San Agustine
Sabine
Milam
Robertson
Madison
Leon
Houston
Cherokee
Nacogdoches
Rusk
Panola
Shelby
Zavala
Maverick
Galveston

See map on next page.